     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 2000


                                                      REGISTRATION NO. 333-31754

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                  EXULT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                      8742                                     33-0831076
(STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                  CLASSIFICATION NUMBER)                        IDENTIFICATION NO.)


                            4 PARK PLAZA, SUITE 1000

                            IRVINE, CALIFORNIA 92614
                                 (949) 250-8002
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                BRIAN W. COPPLE
                                VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                                  EXULT, INC.

                            4 PARK PLAZA, SUITE 1000

                            IRVINE, CALIFORNIA 92614
                                 (949) 250-8002
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

     BRUCE R. HALLETT, ESQ.                  EDWARD SONNENSCHEIN, JR., ESQ.
    ELLEN S. BANCROFT, ESQ.                      MARK E. BRUBAKER, ESQ.
    ELIZABETH T. HALL, ESQ.                         LATHAM & WATKINS
     CHRISTINE P. LE, ESQ.                  633 W. FIFTH STREET, SUITE 4000
BROBECK, PHLEGER & HARRISON LLP                  LOS ANGELES, CA 90071
      38 TECHNOLOGY DRIVE                            (213) 891-8100
    IRVINE, CALIFORNIA 92618
         (949) 790-6300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                 TITLE OF EACH CLASS                          PROPOSED MAXIMUM
                    OF SECURITIES                                 AGGREGATE                        AMOUNT OF
                  TO BE REGISTERED                          OFFERING PRICE(1)(2)              REGISTRATION FEE(3)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value.......................           $257,600,000                        $68,007
=======================================================================================================================

(1) Includes 2,100,000 shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).

(3) The Registrant previously submitted $52,800 with the initial filing of this Registration Statement on March 6, 2000. The Registrant is submitting an additional $15,207 with this filing.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION,

                  PRELIMINARY PROSPECTUS DATED APRIL 25, 2000


PROSPECTUS


                               14,000,000 SHARES


                                  [EXULT LOGO]

                                  COMMON STOCK
                             ----------------------


       This is Exult, Inc.'s initial public offering of common stock. We are offering 14,000,000 shares. The U.S. underwriters are offering 11,900,000 shares in the U.S. and Canada and the international managers are offering 2,100,000 shares outside the U.S. and Canada.



       Currently, no public market exists for our stock. We expect the initial public offering price to be between $14 and $16 per share. After the pricing of the offering, we expect that the shares will be quoted on the Nasdaq National Market under the symbol "EXLT."



       INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                             ----------------------

                                                     PER SHARE        TOTAL
                                                     ---------        -----
Public offering price..............................      $              $
Underwriting discount..............................      $              $
Proceeds, before expenses, to Exult................      $              $


       The U.S. underwriters may also purchase up to an additional 1,785,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an additional 315,000 shares at the public offering price, less the underwriting discount.


       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The shares will be ready for delivery on or about             , 2000.

                             ----------------------

MERRILL LYNCH & CO.
                 BEAR, STEARNS & CO. INC.
                                  ROBERTSON STEPHENS
                                               SALOMON SMITH BARNEY

                             ----------------------

                  THE DATE OF THIS PROSPECTUS IS             , 2000.

[EXULT LOGO]

OVERVIEW OF EXULT SERVICES

Our eHR solution will provide up to eighteen process management services that address the five major categories of HR processes. We plan to provide a comprehensive solution by managing HR functions in all of these processes, as well as third-party vendors.

GLOBAL HR CATEGORIES               PROCESS MANAGEMENT SERVICES
Organization and                   - Organization Development
People Development                 - Training
                                   - Employee Development
                                   - Performance Management
                                   - Policy and Legal Compliance

Total Compensation                 - Compensation
                                   - Benefits
                                   - Payroll

Workforce Services                 - HR Strategy
                                   - Labor Relations and Employee Relations
                                   - Third-Party Vendor
                                   - Sourcing and Management
                                   - Employee Communications

Employee Data Management           - Employee Data and Records Management
                                   - HR Information Technology and Information
                                     Services
                                   - Employee and Manager Self-Service - myHR

Workforce Planning                 - Recruiting, Resourcing and Staffing
                                   - Expatriate Administration
                                   - Domestic Relocation


OUR BUSINESS

EXULT INTENDS TO OFFER A COMPREHENSIVE, INTEGRATED, PROCESS MANAGEMENT SERVICE DESIGNED TO MANAGE HUMAN RESOURCES DEPARTMENTS FOR LARGE, MULTINATIONAL CORPORATIONS.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    4
Risk Factors................................................    8
Use of Proceeds.............................................   18
Dividend Policy.............................................   18
Capitalization..............................................   19
Dilution....................................................   20
Selected Consolidated Financial Data........................   21
Selected Unaudited Pro Forma Condensed Combined Financial
  Information...............................................   23
Selected Unaudited Pro Forma Condensed Combined Statement of
  Operations Information....................................   24
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   25
Business....................................................   34
Management..................................................   45
Certain Transactions........................................   59
Principal Stockholders......................................   61
Description of Capital Stock................................   63
Shares Eligible for Future Sale.............................   66
Underwriting................................................   68
Legal Matters...............................................   71
Experts.....................................................   71
Where You Can Find More Information.........................   72
Index to Consolidated Financial Statements..................  F-1


                            ------------------------

                               PROSPECTUS SUMMARY


     This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the consolidated financial statements and related notes, before making an investment decision.


                                  EXULT, INC.

OUR COMPANY


     Exult is the first company to offer comprehensive management of human resources departments for Global 500 corporations. We call our service "eHR(SM)" because we will use our own software, state-of-the-art information technology capabilities, and Internet or web-enabled communications to transform our clients' HR departments into proactive, global, knowledge-based organizations focused on strategy and policy rather than transactions and administration. A key component of our eHR solution is "myHR(SM)," our web-based system for linking our clients and their employees together. myHR will act as a portal through which our clients' employees, managers and annuitants can access their HR information systems, and as a browser that can navigate through those systems to find information and process transactions. myHR is designed to eliminate the numerous organizational, transactional and communication barriers that exist in large corporations, provide comprehensive data, information and decision support, and facilitate our clients' business processes and interactive communication 24 hours a day, seven days a week, regardless of business unit or location. Our eHR solution also leverages resources and achieves economies of scale through our HR best practices expertise, expert HR process consulting and research capabilities, and shared client service centers, which handle our clients' HR transaction, production and call center requirements. Our objective is to become the leading provider of comprehensive HR process management solutions that enable large, multinational corporations to reduce their HR costs and increase the productivity of their human capital.



     In December 1999, we entered into a multi-year arrangement with BP Amoco p.l.c. to create a comprehensive eHR services organization and provide a broad range of human resources management services to BP Amoco and its affiliates. BP Amoco is the nineteenth largest company in the Global 500, as compiled by Fortune Magazine's Global 500 List for the Year 2000, and currently operates in more than 40 countries. We are responsible for managing BP Amoco's human resources operations in the United Kingdom and the United States, which represents more than 70% of BP Amoco's more than 81,000 employees and an equal or greater number of annuitants. Our relationship with BP Amoco contemplates extending the arrangement beyond the U.K. and the U.S. to unite BP Amoco's worldwide operations under one global integrated eHR solution. We believe our arrangement with BP Amoco represents the largest human resources process management contract ever signed.


OUR MARKET OPPORTUNITY


     Many large corporations have begun to outsource discrete, non-core functions of their operations, such as payroll and benefits administration, in order to address many of the problems found in traditional human resources departments. According to Dataquest, a division of the GartnerGroup, the worldwide HR outsourcing market is projected to grow from approximately $26.2 billion in 1999 to approximately $76.4 billion in 2004. We believe the market for comprehensive HR outsourcing, which we are targeting, is newly emerging and the fastest growing segment of the worldwide HR outsourcing market. Dataquest estimates the market for integrated, multi-process HR outsourcing will grow from over $900 million in 1999 to more than $12 billion by 2003 in the United States alone.



     The Internet makes our comprehensive service delivery model possible by facilitating interactive communications among large groups of individuals in multiple geographic locations. The Hunter Group estimates that by using the functionality of the Internet to move HR delivery to a largely self-service mode, organizations can achieve annual cost reductions of approximately 25% to 30%. To date, however, HR organizations have not fully utilized the Internet because they have not broadly implemented any mechanism for effectively centralizing and organizing the large amount of information and electronic transmissions within the HR organization. Accordingly, the Internet's use in HR departments has been largely limited to one-on-one e-mail communications or process-specific internal networks.



OUR STRATEGY



     We believe that our eHR solution, together with our comprehensive consulting services, will enable us to assume broad responsibility for management of our clients' human resources people, processes, technologies and third-party vendors, and to deliver our clients increased human capital productivity at reduced cost. The following are the key elements of our strategy:


     - Leverage technology and the Internet for enhanced HR performance;

     - Establish myHR as an integral tool in the workplace;

     - Establish long-term client relationships;


     - Utilize and leverage shared resources across our client base;



     - Provide expert consulting services;


     - Attract and retain leading HR talent;

     - Facilitate strategic decision making; and

     - Focus on Global 500 corporations.


     We were incorporated in Delaware as BPO-US, Inc. in October 1998. In August 1999, we changed our name to Exult, Inc. Our executive offices are located at 4 Park Plaza, Suite 1000, Irvine, California 92614, and our telephone number is
(949) 250-8002.

                                  THE OFFERING


Common stock offered by Exult.......     14,000,000 shares



Shares to be outstanding after this
offering............................     92,529,981 shares


Use of proceeds.....................     For working capital and other general
                                         corporate purposes, including the
                                         expansion of our client service
                                         centers, our technology infrastructure
                                         and our sales and marketing
                                         capabilities, for acquisitions of
                                         complementary businesses, technologies
                                         and strategic relationships, and for
                                         the repayment of outstanding
                                         indebtedness. See "Use of Proceeds."

Risk factors........................     See "Risk Factors" and other
                                         information included in this prospectus
                                         for a discussion of factors you should
                                         carefully consider before deciding to
                                         invest in shares of the common stock.

Proposed Nasdaq National Market
symbol..............................     EXLT


     The number of shares of common stock outstanding after this offering is based on 78,529,981 shares outstanding as of March 31, 2000, and does not include 11,233,560 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2000 at a weighted average exercise price of $1.79 per share, or 968,195 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2000 at a weighted average exercise price of $1.27 per share.


                             ---------------------


     Unless otherwise indicated, all information in this prospectus gives effect to the five-for-one stock split of our common stock effected in February 2000 and:



     - assumes that the initial public offering price will be $15 per share;



     - assumes that the underwriters will not exercise their over-allotment option and no other person will exercise any other outstanding options or warrants;



     - gives effect to the exercise in April 2000 of warrants to purchase an aggregate of 667,844 shares of Series C preferred stock and 3,339,220 shares of common stock;



     - gives effect to the conversion of all outstanding shares of preferred stock into an aggregate of 65,484,785 shares of our common stock at the closing of this offering at a rate of 900 shares of common stock for each share of Series A preferred stock; five shares of common stock for each share of Series B and Series C preferred stock; and one share of common stock for each share of Series D preferred stock.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


     The summary consolidated financial information below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes included elsewhere in this prospectus. The pro forma combined consolidated statement of operations data for the year ended December 31, 1999 shows our pro forma results of operations to reflect our acquisition of certain assets of Gunn Partners, Inc., as if such acquisition had occurred on January 1, 1999, the issuance of 385,805 shares of Series C preferred stock and 6,885,480 shares of Series D preferred stock, the exercise of warrants to purchase an aggregate of 3,339,220 shares of common stock and 667,844 shares of Series C preferred stock, the conversion of all outstanding preferred stock into 65,484,785 shares of common stock, and the exercise of options to purchase 271,675 shares of common stock. The pro forma consolidated statement of operations data for the three months ended March 31, 2000 shows our pro forma results of operations to reflect the exercise of warrants to purchase an aggregate of 3,339,220 shares of common stock and 667,844 shares of Series C preferred stock in April 2000 and the conversion of all outstanding preferred stock into 65,484,785 shares of common stock upon completion of the offering.



                                OCTOBER 29,
                                    1998                       PRO FORMA                                  PRO FORMA
                                (INCEPTION)                     COMBINED        THREE MONTHS ENDED       THREE MONTHS
                                     TO         YEAR ENDED     YEAR ENDED            MARCH 31,              ENDED
                                DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   -------------------------    MARCH 31,
                                    1998           1999           1999          1999          2000           2000
                                ------------   ------------   ------------   -----------   -----------   ------------
                                                              (UNAUDITED)           (UNAUDITED)          (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue.......................    $     --       $  4,857      $   15,245      $    --      $   5,577     $    5,577
Gross profit (loss)...........          --            359           7,075           --           (173)          (173)
Loss from operations..........        (187)       (15,276)        (19,171)        (516)       (11,546)       (11,546)
Net loss......................        (184)       (15,013)        (18,891)        (510)       (10,754)       (10,754)
Net loss per share:
  Basic and diluted...........    $(140.48)      $  (2.17)     $    (0.25)     $(56.66)     $   (1.14)    $    (0.14)
Weighted average number of
  common shares outstanding:
  Basic and diluted...........       1,307      6,906,334      75,998,174        9,000      9,434,300     78,258,306



                                                                                  MARCH 31, 2000
                                                                      ---------------------------------------
                                                       DECEMBER 31,                                PRO FORMA
                                                           1999         ACTUAL       PRO FORMA    AS ADJUSTED
                                                       ------------   -----------   -----------   -----------
                                                                      (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and investments..............     $39,199       $ 93,702      $105,811      $299,511
Working capital.....................................      31,957         83,121        95,230       288,930
Total assets........................................      58,767        119,197       131,306       325,006
Long-term obligations, net of current portion.......       4,304          4,289         4,289         4,289
Convertible preferred stock.........................      58,768        122,734            --            --
Total stockholders' equity..........................      46,110         99,748       111,857       305,557



     Please refer to note 2 and note 10 of notes to our consolidated financial statements for information regarding the method used to compute our basic and diluted net loss per share and our basic and diluted weighted average shares outstanding. Our pro forma balance sheet calculations give effect to the same transactions as described above for the pro forma combined consolidated statement of operations data for the three months ended March 31, 2000. Our pro forma as adjusted balance sheet data also give effect to the receipt and application of the estimated net proceeds from the sale of the 14,000,000 shares offered by this prospectus. For more information regarding our use of the proceeds from this offering, see "Use of Proceeds."

                                  RISK FACTORS


     You should consider carefully the following risks before you decide to buy our common stock. Additional risks and uncertainties not presently known to us or that we currently believe are not important may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you could lose all or part of your investment.


OUR COMPANY AND ITS PROSPECTS ARE DIFFICULT TO EVALUATE BECAUSE WE HAVE AN EXTREMELY LIMITED OPERATING HISTORY AND OUR BUSINESS MODEL IS UNPROVEN.

     We entered into our first process management contract in December 1999, and we are still at an early stage of implementing all three of our process management contracts. As such, our business model is unproven. Our success depends on our ability to develop and implement a high quality, cost-effective services offering and produce satisfactory results for our clients. We have not been in operation long enough to judge whether we can accomplish these objectives, or whether our clients will perceive our services as beneficial. Accordingly, our revenue and income potential and future operating results are uncertain.

WE OPERATE IN A NEW AND EVOLVING MARKET WITH UNCERTAIN PROSPECTS FOR GROWTH.


     Our growth depends on the willingness of businesses to outsource management of their human resources functions, and our ability to market our services effectively. Our business model is based on managing most or all of our clients' HR processes. The market for this service is new and subject to substantial uncertainty. Some potential clients might not recognize the benefits of our eHR process management solution, or decide that the human resources function is too important to entrust to a third party. Potential clients and their employees may also resist transitioning HR functions to an Internet-based service. We cannot assure you that the market for our services will develop, that our services will be adopted, or that our clients will use these Internet-based services in the degree or manner that we expect. If we are unable to react quickly to changes in the market, if the market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, then we are unlikely to become or remain profitable.


OUR SUCCESS DEPENDS UPON THE SUCCESSFUL COMPLETION OF OUR CONTRACT WITH BP AMOCO AND OTHER EARLY CONTRACTS.


     BP Amoco represented 6.9% of our revenue for the three months ended March 31, 2000. BP Amoco is the first client for which we are offering a comprehensive eHR solution, and we anticipate revenue from this contract will represent a majority of our future revenue for at least the next year and possibly in future periods. This contract is still at a very early stage and our service offering is not yet fully developed. As such, we believe our ability to secure future clients and revenues will be largely dependent upon our ability to manage and administer BP Amoco's HR processes effectively and efficiently, and achieve the contracted service levels and cost savings. BP Amoco can terminate the arrangement for material breach or significant and repeated performance failures. In addition, from December 2002, BP Amoco may terminate the arrangement with 12 months advance notice together with, for any termination occurring between December 2002 and December 2004, termination payments designed to defray our costs and give us a specified return on our investment in the contract. If BP Amoco were to substantially reduce or stop using our services, our reputation and future revenues would be seriously impaired. We expect to face similar risks with other significant clients until our business model and service offering are firmly established.


     Although our arrangement with BP Amoco contemplates that we manage their HR processes worldwide, and we have a first right to provide human resources management services to BP Amoco in each country in which they have operations, our current contract covers only the United Kingdom and the United States. BP Amoco is not obligated to add additional countries and we must demonstrate our ability to meet their service needs and provide specified cost savings in other countries to expand the arrangement. We have no experience operating in foreign countries and we might not be able to manage BP Amoco's HR needs on a global basis.

OUR EHR SOLUTION DEPENDS ON MYHR, WHICH IS AT AN EARLY STAGE OF DEVELOPMENT.


     We expect our clients' employees to access our web-enabled eHR solution through myHR, our human resources portal. myHR is still at an early stage of development and has not yet been fully implemented. The system is complex and the first release of myHR, with limited features, was only recently implemented for BP Amoco in the second quarter of 2000. We expect to add greater functionality in subsequent releases. Application of myHR to BP Amoco and other clients requires integration of many independent programs and complex functions, and we will need to continue to revise and adapt the program. If we fail to develop myHR in accordance with the specifications and delivery milestones agreed upon by us and BP Amoco or other clients, or if we are unable to achieve the functionality we expect, our ability to deliver our services and achieve our business objectives in general could be seriously impeded.


CAPACITY CONSTRAINTS AND THE LENGTH OF OUR NEW CLIENT SALES AND INTEGRATION CYCLES WILL LIMIT OUR REVENUE GROWTH.

     We expect most of our revenue growth to come from new client engagements. However, because we are a new company and are still creating the components of our service offering, we plan to limit the number of additional client engagements we accept over the near term. This strategy may negatively affect our revenue growth until we have developed our solution to the point that it can be extended more rapidly across a greater number of clients.


     Our client contracts involve significant commitments and cannot be made without a lengthy, mutual due diligence process during which we identify the potential client's service needs and costs, and our ability to meet those needs and provide specified cost savings. We must devote significant management time and other resources to each due diligence process over a period of four to six months or more, and we can conduct at most only a few of these due diligence undertakings at one time. This lengthy diligence process limits our revenue growth. For example, we recently invested significant time in some potential client relationships that have not yet resulted in contracts. It is possible that these or any other potential client due diligence process could result in a decision by us or the potential client not to enter into a contract after we have made significant investments in time and resources. Although in the past our clients have committed to reimburse us for our due diligence costs if we do not reach a contract, we may not recover these costs in the future.



     After a new client contract is signed, we convert the client's HR processes to our systems and infrastructure in stages. This transition period can take up to a year or more and may involve unanticipated difficulties and delays. Our pricing model involves guaranteed reductions in the client's HR costs, and we cannot realize the full efficiencies of providing services to the client through our infrastructure until this transition is complete. Therefore, any increase in our earnings that could be expected from our BP Amoco agreements or any new contract will be delayed for at least several months after the contract is signed, and it could take a significant amount of time for our BP Amoco agreements or any new contract to contribute significantly to profits or cash flow. The transition of BP Amoco's HR processes to our systems and infrastructure is not scheduled to be complete until February 2001, and could be delayed. We attempt to negotiate long-term contracts in order to give us time to complete the transition and earn a profit, but if implementation of our service model is delayed, or if we do not meet our service commitments under any particular contract and the client terminates our engagement early as a result, we might experience no return on our substantial investment of time and resources in that client.


WE EXPECT TO CONTINUE TO INCUR SIGNIFICANT NET OPERATING LOSSES AND WE MAY NEED TO RAISE ADDITIONAL CAPITAL. EITHER COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.

     Starting up our company and building our infrastructure is expensive. Since our formation, we have not had a profitable quarter. We incurred a net loss of $15.0 million for the year ended December 31, 1999 and used cash of $7.6 million in operating activities and $9.6 million in investing activities for the same period. We expect to continue to make significant and increasing investments in the development of our eHR solution, client service centers, and web technologies, the expansion of our sales and marketing capabilities and the procurement of additional contracts. We may also need cash to make acquisitions and develop new service offerings and technologies. As a result, we will need to generate significant revenues to achieve profitability. We expect to incur net losses in 2000 and 2001, and we cannot assure you that we will ever operate profitably, or that we can sustain or increase profitability on a quarterly or annual basis in the future.



     Because we do not expect our operating income to cover our cash needs for some time, we may need to raise additional funds through public or private debt or equity financings. Any additional capital raised through the sale of equity may dilute your ownership interest. We cannot assure you that we will be able to raise additional funds on favorable terms, or at all. If we are unable to obtain additional funds, we may be unable to fund our operations.


WE MAY NOT BE ABLE TO ACHIEVE THE COST SAVINGS WE HAVE PROMISED OUR CLIENTS, WHICH COULD AFFECT OUR ABILITY TO BECOME OR REMAIN PROFITABLE.


     We provide our services for fixed fees that are generally equal to or less than our clients' historical costs to provide for themselves the services we contract to deliver. As a result, our profitability will depend on our ability to provide services cost-effectively. Achieving the efficiency we need depends upon our ability to develop our eHR solution into a standardized management system that can be operated from our client services centers and extended to multiple clients with only minimal client-specific adaptation and modification. The actual cost reductions we are able to achieve will vary by client for a variety of reasons, including the scope of services we agree to provide, the existing state of our clients' HR department and processes, and our ability to standardize, centralize, and simplify their processes, notwithstanding the complexity of their existing systems and potential resistance by some parts of the client organization to change. If we miscalculate the resources or time we need to perform under any of our contracts, the costs of providing our services could exceed the fees we receive from our clients, and we would lose money. Our contracts also generally contain certain minimum service level or cost savings requirements that we must meet. If we are not able to meet these requirements, we may be obligated to issue credits to our clients against future payments to us. If we breach a contract in a material way or repeatedly fail to perform, our client can terminate the contract.


OUR GROWTH STRATEGY WILL FAIL IF WE ARE UNABLE TO HIRE, ASSIMILATE AND RETAIN LARGE NUMBERS OF NEW EMPLOYEES, OPEN NEW CLIENT SERVICE CENTERS, ASSIMILATE OUR CLIENTS' PERSONNEL AND SYSTEMS, AND EXPAND OUR OWN SYSTEMS AND CONTROLS.

     To become profitable, we must extend our service model across many client organizations. Our ability to gain critical mass in the size and breadth of our operations and to manage rapid growth will be key to achieving economies of scale. Our ability to achieve rapid growth depends upon the following essential elements:


     - We must be able to hire, train and retain large numbers of human resources specialists, web and Internet technologists and programmers, business development and process management specialists and technical and customer support personnel. The market for these personnel is competitive and we have had difficulty finding enough people with the skills and experience to meet all of our hiring needs, including in information technology and business development. We may not be able to retain all of our senior executives and other key personnel. Even if we can attract and retain such employees the cost of doing so may adversely affect our operating margins.



     - We currently have only one operational client service center near Houston in The Woodlands, Texas and we plan to begin full-scale operations at a second center in Glasgow, Scotland by mid to late 2000. These centers are designed to handle our existing client demands, but we must open new client service centers in new geographic locations to handle any significant growth in our business.

       We must devote substantial financial and management resources to launch and operate these centers successfully, and we may not select appropriate locations for these centers, open them in time to meet our client service commitments, or manage them profitably.

     - As we assume the responsibility for the existing HR departments of our clients, we must be able to assimilate HR personnel from these clients and integrate disparate systems, procedures, controls and infrastructures.

     - We will need to improve our financial and management controls, reporting systems and operating systems to accommodate growth. If we do not manage growth effectively, our ability to perform our existing contracts successfully may be jeopardized, our ability to handle new clients and contracts will be limited, and our reputation may be harmed.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE VOLATILE AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE.

     Our quarterly operating results have varied in the past and are likely to vary significantly in the future. It is possible that in some future quarter or quarters our operating results will be below the expectations of public market analysts or investors. If so, the market price of our common stock may decline significantly. Factors that may cause our results to fluctuate include:

     - the growth of the market for our HR services and our ability to obtain new client contracts;

     - our ability to execute on client contracts;

     - the length of the sales and integration cycle for our new clients;

     - cancellations or reductions in the scope of our contracts;

     - our ability to develop and implement additional service offerings and technologies;

     - delays in building client service centers;

     - the introduction of comprehensive HR services by our competitors;

     - changes in our pricing policies or those of our competitors;

     - our ability to manage costs, including personnel costs and support services costs; and

     - the timing and cost of anticipated openings or expansions of new client service centers.


DAMAGES, SERVICE INTERRUPTIONS OR FAILURES AT EITHER OF OUR CLIENT SERVICE CENTERS OR IN OUR COMPUTER AND TELECOMMUNICATIONS SYSTEMS COULD ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND REPUTATION.



     Our business could be interrupted by damage to our client service center, computer and telecommunications equipment and software systems from fire, power loss, hardware or software malfunctions, penetration by computer hackers, computer viruses, natural disasters and other causes. Our clients' businesses may be harmed by any system or equipment failure we experience. In either event, our relationship with our clients may be adversely affected, we may lose clients, our ability to attract new clients may be adversely affected and we could be exposed to liability. At present, we have only one operational client service center in The Woodlands, Texas and another center under development in Glasgow, Scotland. We cannot be certain when future client service centers will be completed, or whether we will be able to route calls and other operations from one center to another in the event service is disrupted at any one facility. In addition, in the event of widespread damage or failures at our facilities, we cannot guarantee that the disaster recovery plans we have in place will protect our business.


WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS.


     Our business strategy requires us to expand internationally as we broaden the geographic scope of services we deliver to BP Amoco from its U.S. operations to its foreign operations and as we take on additional large, multinational clients. For example, we expect to begin full-scale operations at a new client service center in Glasgow, Scotland in mid to late 2000. We will face risks in doing business abroad that include the following:

     - changing regulatory requirements;

     - legal uncertainty regarding foreign laws, tariffs and other trade barriers;

     - political instability;

     - international currency issues, including fluctuations in currency exchange rates and the proposed conversion to the euro by countries in the European Union;

     - cultural differences;

     - designing and operating web sites in numerous foreign languages; and

     - differing technology standards and Internet regulations that may affect access to and operation of our web sites and our clients' web sites.

WE DEPEND ON A LIMITED NUMBER OF KEY PERSONNEL WHO HAVE RECENTLY JOINED OUR COMPANY AND WHO WE MAY NOT BE ABLE TO RETAIN.


     All of our senior management, including our President and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, joined Exult in late 1998 and 1999. Due to the competitive nature of our industry, we may not be able to retain all of our senior managers. If one or more members of our senior management team were unable or unwilling to continue in their present positions, such persons would be difficult to replace and our business could be harmed.


A BREACH OF OUR SECURITY MEASURES FOR TRANSMISSIONS OVER THE INTERNET COULD REDUCE DEMAND FOR OUR SERVICES.

     Our business involves the use of public networks to transmit and store extremely confidential information about our clients and their employees, such as compensation, medical information and social security numbers. We may be required to expend significant capital and other resources to us address security breaches. Security breaches could disrupt our operations, damage our reputation and expose us to litigation and possible liability. We cannot assure you that our security measures will adequately protect us against security breaches.

THE MARKET FOR OUR SERVICES AND OUR REVENUE GROWTH DEPENDS ON OUR ABILITY TO USE THE INTERNET AS A MEANS OF DELIVERING HUMAN RESOURCES SERVICES.

     We rely on the Internet as a key mechanism for delivering our services to our clients and achieving efficiencies in our service model. Our target clients may not be receptive to human resources services delivered over the Internet because of concerns over transaction security, user privacy, the reliability and quality of Internet service and other reasons. In addition, the Internet has experienced, and is expected to continue to experience, significant growth in the number of users and volume of traffic. As a result, its performance and reliability may decline. In addition, web sites and proprietary online services have experienced interruptions in their service as a result of outages and other delays occurring throughout their infrastructure. If these outages or delays frequently occur in the future, Internet usage as a medium for the exchange of information could grow more slowly or decline and the Internet might not adequately support our eHR service model. If we cannot use the Internet effectively to deliver our services, our revenue growth and results of operations will be impaired.

OUR OPERATING RESULTS COULD BE IMPAIRED IF WE BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES CONCERNING THE INTERNET.

     Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, relating to:

     - user privacy;

     - pricing, usage fees and taxes;

     - content;

     - distribution; and

     - characteristics and quality of products and services.

     The adoption of any additional laws or regulations may decrease the popularity or impede the expansion of the Internet and could seriously harm our business. A decline in the popularity and growth of the Internet could decrease demand for our services. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many important issues, including property ownership, intellectual property, export of encryption technology, libel and personal privacy. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could also harm our business.

WE RELY HEAVILY ON OUR COMPUTING AND COMMUNICATIONS INFRASTRUCTURE, AND THE FAILURE TO KEEP PACE WITH CHANGING TECHNOLOGIES COULD DISRUPT THE OPERATION AND GROWTH OF OUR BUSINESS AND RESULT IN THE LOSS OF CLIENTS.

     Our success depends on our sophisticated computer, Internet and telecommunications systems. We have invested significantly in our technological infrastructure and anticipate that it will be necessary to continue to do so in the future to remain competitive. These technologies are evolving rapidly and are characterized by short product life cycles, which require us to anticipate technological changes or developments. Our success in delivering services cost-effectively and creating processes that are consistent with HR best practices for our clients depends, in part, on our ability to adapt our processes to incorporate new and improved software applications. We currently use software programs in most of our HR processes. Our inability to anticipate and respond quickly and cost-effectively to changing software and communications technologies and devices could make our existing service offerings non-competitive and may cause us to lose market share. For example, if the Internet is rendered obsolete or less important by faster, more efficient technologies, we must be prepared to offer better alternatives or risk losing current and potential clients. Keeping our technology current will require substantial time and expense, and even then we may fail to adapt our business to technological developments. If we fail to adapt to technological developments, our clients may experience service implementation delays or our services may not be comprehensive or in conformance with HR best practices.

WE RELY ON THIRD PARTY VENDORS FOR SOFTWARE AND SPECIALIZED HUMAN RESOURCES FUNCTIONS. IF THEIR PRODUCTS AND SERVICES ARE NOT AVAILABLE OR ARE INADEQUATE, OUR BUSINESS COULD BE SERIOUSLY HARMED.

     Our HR processes incorporate and rely on software owned by third parties that we license directly or use through existing license arrangements between our clients and the vendor. If these vendors change or cancel a product we are using or if these agreements are terminated or not renewed, we might have to delay or discontinue services until equivalent technology could be found, licensed and installed.

     We depend on third parties to provide a number of specialized human resources services for our clients, such as benefits administration and relocation services. Under the terms of our outsourcing service contracts, we agree to manage these third party vendors and remain fully accountable for their costs and services. If these third party vendors are not willing to provide these services to us at competitive rates and we are unable to provide these services ourselves or find suitable substitute providers when necessary, our operating results could be seriously harmed because we may not be able to adjust our fixed-fee contracts with our clients to offset an increase in the cost of these specialized services to us. If our clients are not satisfied with the services provided by these third parties, and these services relate to a key performance indicator in a client contract, we may be required to pay penalties to our clients for failure to meet minimum service level requirements and our failure to achieve the key performance indicator could result in the termination of our contract and our business would be seriously harmed.

THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE AND OUR COMPETITORS MAY HAVE MUCH GREATER RESOURCES TO COMMIT TO GROWTH, NEW TECHNOLOGY OR MARKETING.


     Our current and potential competitors include in-house HR departments of large, multinational corporations, as well as other third parties that provide discrete HR and IT functions, including consulting firms, information technology outsourcers, and transaction processors such as payroll or benefits administrators. It is possible that these third party vendors could persuade potential clients not to rely upon one company to undertake such a comprehensive process. In addition, we expect that the predicted growth of the HR outsourcing market will attract other consulting firms or transaction providers to try to assume responsibility for broad integration of HR processes.


     Several of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, greater name recognition and more established relationships with their customers and key product and service suppliers than we do. Our competitors may be able to:

     - develop and expand their delivery infrastructure and service offerings more quickly;

     - adapt better to new or emerging technologies and changing client needs;

     - take advantage of acquisitions and other opportunities more readily;

     - devote greater resources to the marketing and sale of their services; and

     - adopt more aggressive pricing policies.

     Some of our competitors may also be able to provide clients with additional benefits at lower overall costs. In addition, we believe it is likely that there will be future consolidation in our market, which could increase competition in ways that may adversely affect our business, results of operations and financial condition.

WE MAY UNDERTAKE ADDITIONAL ACQUISITIONS WHICH MAY LIMIT OUR ABILITY TO MANAGE AND MAINTAIN OUR BUSINESS, MAY RESULT IN ADVERSE ACCOUNTING TREATMENT AND MAY BE DIFFICULT TO INTEGRATE INTO OUR BUSINESS.

     During the fourth quarter of 1999, we acquired certain assets of Gunn Partners and Pactiv Corporation. We plan to pursue additional acquisitions in the future, which could subject us to a number of risks, including:


     - diversion of management's attention;


     - amortization of substantial goodwill, adversely affecting our reported results of operations;

     - inability to retain the management, key personnel and other employees of the acquired business;

     - inability to establish uniform standards, controls, procedures and policies;

     - inability to retain the acquired company's customers;

     - exposure to legal claims for activities of the acquired business prior to acquisition; and

     - inability to integrate the acquired company and its employees into our organization effectively.

Client satisfaction or performance problems with an acquired business also could affect our reputation as a whole. In addition, any acquired business could significantly underperform relative to our expectations.

OUR BUSINESS AND SERVICES ARE SUBJECT TO RISKS RELATED TO THE YEAR 2000 PROBLEM.

     Many existing computer systems and software products are coded to accept only two digit entries in the date code filed and cannot distinguish 21st century dates from 20th century dates. If these systems have not been properly corrected, there could be system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to become Year 2000 compliant. In addition, despite the fact that many computer systems are currently processing 21st century dates correctly, these companies, including us, could experience latent Year 2000 problems.

     We use and depend on third party equipment and software that may not be Year 2000 compliant. If Year 2000 issues prevent our clients or their employees from accessing myHR through the Internet, or if such issues disrupt communication at our client service centers, our business and operations will suffer. Any failure of our third party equipment, software or services to operate properly could require us to incur unanticipated expenses which could seriously harm our business and operating results. Our failure to make our web sites, network infrastructure and transaction processing systems Year 2000 compliant could result in:


     - disruption in our ability to deliver reliable, comprehensive HR services;



     - increase in our allocation of resources to address Year 2000 problems without additional revenues; and



     - litigation costs relating to losses suffered by our customers due to Year 2000 problems.


     For more information on our Year 2000 issues, you should read the discussion in the "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance" section of this prospectus.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY OR FACE A CLAIM OF INTELLECTUAL PROPERTY INFRINGEMENT BY A THIRD PARTY, WE MAY LOSE OUR INTELLECTUAL PROPERTY RIGHTS AND BE LIABLE FOR SIGNIFICANT DAMAGES.


     We may not be able to detect or deter unauthorized use of our intellectual property. If third parties infringe or misappropriate our trade secrets, copyrights, trademarks, service marks, trade names or other proprietary information, our business could be seriously harmed. In addition, although we believe that our proprietary rights do not infringe the intellectual property rights of others, other parties may assert that we violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs and may be a distraction to management. In addition, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States, so if our business expands into foreign countries, risks associated with protecting our intellectual property will increase.



OUR EXECUTIVE OFFICERS, DIRECTORS AND THEIR AFFILIATES WILL OWN 68.8% OF OUR STOCK AFTER THIS OFFERING AND CAN CONTROL ALL MATTERS REQUIRING STOCKHOLDER APPROVAL; THEIR INTERESTS MAY BE DIFFERENT FROM AND CONFLICT WITH YOURS.



     After this offering, our executive officers, directors and their respective affiliates will beneficially own approximately 68.8% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control matters requiring stockholder approval, including the election of directors and mergers, consolidations and sales of all or substantially all of our assets. These stockholders may have interests that differ from yours and they may approve actions that you vote against or reject actions that you have voted to approve. In addition, this concentration of ownership may also have the effect of preventing or discouraging or deferring a change in control of Exult, which, in turn, could depress the market price of our common stock.


OUR MANAGEMENT HAS BROAD DISCRETION OVER USE OF PROCEEDS FROM THIS OFFERING AND MAY USE THE PROCEEDS IN WAYS WITH WHICH YOU DO NOT AGREE.


     We estimate the net proceeds of this offering to be approximately $194.0 million after deducting the underwriting discount and estimated offering expenses. Our management will retain broad discretion to allocate the proceeds of this offering and the failure of management to apply these funds effectively could materially harm our results of operations.

AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP OR BE SUSTAINED, AND THE MARKET PRICE OF OUR COMMON STOCK MAY FALL BELOW THE INITIAL PUBLIC OFFERING PRICE.

     Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering, and the market price might fall below the initial public offering price. The initial public offering price may bear no relationship to, and may be higher than, the price at which our common stock will trade upon completion of this offering. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters based on factors that may not be indicative of future performance.

OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE, WHICH MAY MAKE US A TARGET OF SECURITIES CLASS ACTION LITIGATION.


     Following this offering, the price at which our common stock will trade is likely to be highly volatile and may fluctuate substantially. The market prices for stocks of Internet-related and technology companies, particularly following an initial public offering, may increase to levels that bear no relationship to the operating performance of those companies. Such market prices may not be sustainable. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology and Internet-related companies. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation was often brought against the company. Many technology-related companies have been subject to this type of litigation. Securities litigation could result in substantial costs and divert our management's attention and resources.


SUBSTANTIAL SALES OF OUR COMMON STOCK BY OUR EXISTING INVESTORS FOLLOWING THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

     The market price of our common stock could decline after this offering as a result of sales by our existing stockholders of their shares of common stock in the market or the perception that these sales could occur. These sales also might make it more difficult for us to sell securities in the future at a time and at a price that we deem appropriate. For a description of the shares of our common stock of our common stock that are available for future sale, see "Shares Eligible for Future Sale."

OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD DETER A TAKEOVER EFFORT, WHICH COULD INHIBIT YOUR ABILITY TO RECEIVE AN ACQUISITION PREMIUM FOR YOUR SHARES.

     Provisions of our certificate of incorporation and bylaws, including those that provide for a classified board of directors, authorized but unissued shares of common and preferred stock and notice requirements for stockholder meetings, and Delaware law regarding the ability to conduct specific types of mergers within specified time periods, could make it more difficult for a third party to acquire us, even if doing so would provide our stockholders with a premium to the market price of their common stock. A classified board of directors may inhibit acquisitions in general, and a tender offer not endorsed by our board in particular, since only one-third of our directors are reelected annually, thereby requiring two annual meetings before a majority of our directors could be replaced. The authorization of undesignated preferred stock gives our board the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company. If a change in control or change in management is delayed or prevented, the market price of our common stock could decline.

       INFORMATION REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA


     This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "may," "will," "should," "predict," "continue," "plans," "expects," "anticipates," "estimates," "intends" and similar expressions are intended to identify forward looking statements. These statements include, but are not limited to, statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus concerning, among other things, our goals and strategies, the anticipated scope and result of our business operations, and our ability to:



     - successfully implement a comprehensive eHR solution for BP Amoco;



     - complete development of myHR;



     - obtain other comprehensive process management contracts;



     - expand our centers of expertise;



     - establish new client service centers in Glasgow, Scotland and in future locations;



     - increase revenue, control expenditures, and recognize economies of scale; and



     - expand our sales and marketing capabilities and our technology and general operating infrastructure.


     These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. These statements are only predictions. We cannot guarantee future results, levels of activity, performance or achievements. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.


     This prospectus contains estimates of market size and growth related to the human resources business process outsourcing market, the use of the Internet, the Global 500 and other industry data. These estimates have been included in studies published by Dataquest, a division of GartnerGroup, International Data Corporation, The Hunter Group and Fortune Magazine. These estimates contain certain assumptions regarding current and future events, trends and activities. Although we believe that these estimates are generally indicative of the matters reflected in those studies, these estimates are inherently imprecise, and we caution you to read these estimates in conjunction with the rest of the disclosure in this prospectus, particularly the "Risk Factors" section.

                         ------------------------------


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                USE OF PROCEEDS


     The net proceeds from the sale of the 14,000,000 shares of common stock sold by us in this offering will be approximately $194.0 million, or approximately $223.3 million if the underwriters' over-allotment option is exercised in full, based on an assumed initial public offering price of $15 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.



     The principal purposes of this offering are to obtain additional capital, to increase our financial flexibility and to create a public market for our common stock. We presently intend to use a portion of the net proceeds of this offering for the following purposes:



     - The creation of new and expansion of existing client service centers, including capital expenditures for equipment and leasehold improvements;



     - the expansion of our technology infrastructure;



     - the repayment of indebtedness related to our acquisition of Gunn Partners in November 1999 (approximately $9.1 million was outstanding at March 31,
       2000); and



     - the expansion of our sales and marketing capabilities, principally related to additional personnel and increased promotional activities.



     We also plan to use an unspecified portion of the net proceeds of this offering to acquire or invest in complementary businesses, services or technologies. Our acquisitions may include certain facilities or other assets from our clients as we assume their HR processes. From time to time, in the ordinary course of business, we expect to evaluate potential acquisitions of these businesses, assets, services or technologies. At this time, however, we do not have any commitments to effect any material acquisition.


     We have no specific plans at this time for use of the remaining proceeds and expect to use these proceeds for working capital and general corporate purposes. Our management will have broad discretion concerning the allocation and use of a significant portion of the net proceeds of this offering. Pending the use of the net proceeds of this offering, we intend to invest these proceeds in short-term, investment grade, interest bearing securities.

     The foregoing represents our best estimate of the allocation of the net proceeds from the sale of the common stock offered by this prospectus, based upon the current state of our business operations, our current plans for expansion and the current economic and industry conditions. The net proceeds are subject to reallocation among the categories stated above. The amount or timing of our actual expenditures will depend on numerous factors, including our profitability, the availability of alternative financing, our business development activities and competition.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to finance the growth and development of our business. Therefore, we do not anticipate that we will declare or pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, restrictions under any existing indebtedness and other factors the Board of Directors deems relevant.

                                 CAPITALIZATION


     The following table indicates our cash and cash equivalents and capitalization as of March 31, 2000:


     - on an actual basis;


     - on a pro forma basis to reflect the exercise in April 2000 of warrants to purchase an aggregate of 3,339,220 shares of common stock and 667,844 shares of Series C preferred stock, and the conversion of all outstanding preferred stock into 65,484,785 shares of common stock upon the closing of this offering;



     - on a pro forma as adjusted basis to reflect the foregoing exercises and conversions, as well as the issuance of 14,000,000 shares of common stock in this offering at an assumed public offering price of $15 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.



                                                                       MARCH 31, 2000
                                                          -----------------------------------------
                                                                                         PRO FORMA
                                                            ACTUAL        PRO FORMA     AS ADJUSTED
                                                          -----------    -----------    -----------
                                                          (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                                                       (IN THOUSANDS)
Cash, cash equivalents and investments..................   $  93,702      $ 105,811      $ 299,511
                                                           =========      =========      =========
Long-term obligations, net of current portion...........   $   4,289      $   4,289      $   4,289
Stockholders' equity:
  Convertible preferred stock, $.0001 par value;
     15,000,000 shares authorized; 13,462,497 shares
     issued and outstanding, actual; no shares issued
     and outstanding, pro forma and pro forma as
     adjusted...........................................     122,734             --             --
  Common stock, $.0001 par value; 500,000,000 shares
     authorized; 9,705,975 shares issued and
     outstanding, actual; 78,529,981 shares issued and
     outstanding, proforma; 92,529,981 shares issued and
     outstanding, proforma as adjusted..................           1              8              9
  Additional paid-in capital............................       4,607        139,442        333,141
  Deferred compensation.................................      (1,642)        (1,642)        (1,642)
  Accumulated deficit...................................     (25,951)       (25,951)       (25,951)
                                                           ---------      ---------      ---------
     Total stockholders' equity.........................      99,749        111,857        305,557
                                                           ---------      ---------      ---------
          Total capitalization..........................   $ 104,038      $ 116,146      $ 309,846
                                                           =========      =========      =========



     These share amounts exclude 11,233,560 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2000 at a weighted average exercise price of $1.79 per share and 968,195 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2000 at a weighted average exercise price of $1.27 per share. For additional information regarding our capital structure, see "Management -- Stock Options," "Description of Capital Stock" and note 7 and note 8 of notes to consolidated financial statements.

                                    DILUTION


     The pro forma net tangible book value of Exult, Inc. as of March 31, 2000 was approximately $87.2 million, or $1.21 per share of common stock. Pro forma net tangible book value per share represents the amount of our pro forma total tangible assets less pro forma total liabilities divided by the pro forma number of shares of common stock outstanding as of March 31, 2000, after giving effect to the exercise in April 2000 of warrants to purchase an aggregate of 667,844 shares of Series C preferred stock and 3,339,220 shares of common stock and the conversion of all outstanding shares of preferred stock into an aggregate of 65,484,785 shares of common stock at the closing of this offering. Without taking into account any other changes in pro forma net tangible book value other than to give effect to our sale of the 14,000,000 shares of common stock offered by this prospectus and the receipt and application of those net proceeds, our pro forma net tangible book value as of March 31, 2000 would have been $297.2 million, or $3.78 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $2.93 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $10.86 per share to investors purchasing common stock in this offering.


     The following table illustrates this per share dilution:


Assumed initial public offering price per share.............           $15.00
  Pro forma net tangible book value per share as of March
     31, 2000...............................................  $ 1.21
  Increase per share attributable to new investors..........    2.93
                                                              ------
Pro forma net tangible book value per share after this
  offering..................................................             4.14
                                                                       ------
Dilution per share to new investors.........................           $10.86
                                                                       ======



     The following table summarizes, on a pro forma basis as of March 31, 2000, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors, assuming an initial public offering price of $15.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:



                                  SHARES PURCHASED       TOTAL CONSIDERATION
                                --------------------    ----------------------    AVERAGE PRICE
                                  NUMBER     PERCENT       AMOUNT      PERCENT      PER SHARE
                                ----------   -------    ------------   -------    -------------
Existing stockholders.........  78,529,981     84.9%    $139,449,655     39.9%       $ 1.78
New investors.................  14,000,000     15.1      210,000,000     60.1         15.00
                                ----------    -----     ------------    -----
     Total....................  92,529,981    100.0%    $349,449,655    100.0%
                                ==========    =====     ============    =====



     The foregoing table assumes no exercise of the underwriters' over-allotment option or shares underlying outstanding stock options or warrants. Exercise of these stock options and warrants will result in additional dilution to new investors. As of March 31, 2000, options to purchase 11,233,560 shares of common stock at a weighted average exercise price of $1.79 per share and warrants to purchase 968,195 shares of common stock at a weighted average exercise price of $1.27 per share were outstanding. Assuming these options and warrants are exercised, new investors will own approximately 13.4% of our outstanding shares, while contributing approximately 56.6% of the total amount paid to fund our company. For additional information regarding our stock options, see note 8 of notes to consolidated financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected consolidated financial data as of and for the year ended December 31, 1998 and 1999 has been derived from our consolidated financial statements and related notes audited by Arthur Andersen LLP, independent public accountants, included elsewhere in this prospectus. The following selected financial data for Gunn Partners as of December 31, 1997 and 1998, and for the years ended December 31, 1997 and 1998, and for the period from January 1, 1999 to November 22, 1999, the date we acquired Gunn Partners, has been derived from the audited financial statements of Gunn Partners included elsewhere in this prospectus, which were audited by Vitale, Caturano and Company, P.C., Gunn Partners' independent public accountants. The selected financial data for Gunn Partners as of December 31, 1996 and for the years ended December 31, 1995 and 1996 has been derived from Gunn Partners' unaudited financial statements included elsewhere in this prospectus. These unaudited financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial condition as of and the results of operations for these periods. The financial statements for Gunn Partners, previously an S corporation, reflect a pro forma adjustment for income taxes that would have been paid if the Company had been a C corporation. The adjustments are $0, $0, $0, $6,193 and $4,342 for the years ended December 31, 1995, 1996, 1997 and 1998, and for the period ended November 22, 1999, respectively. The historical results are not necessarily indicative of future results. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.



                                                              OCTOBER 29,
                                                                  1998
                                                              (INCEPTION)                       THREE MONTHS ENDED
                                                                   TO          YEAR ENDED           MARCH 31,
                                                              DECEMBER 31,    DECEMBER 31,    ----------------------
                                                                  1998            1999          1999         2000
                                                              ------------    ------------    --------    ----------
                                                                                                   (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.....................................................    $     --       $    4,857     $     --    $    5,577
Cost of revenue.............................................          --            4,498           --         5,750
                                                                --------       ----------     --------    ----------
Gross profit................................................          --              359           --          (173)
Expenses:
  Product development.......................................          --              368           --           804
  Selling, general and administrative.......................         187           15,267          516        10,569
                                                                --------       ----------     --------    ----------
    Total expenses..........................................         187           15,635          516        11,373
                                                                --------       ----------     --------    ----------
Loss from operations........................................        (187)         (15,276)        (516)      (11,546)
Interest income, net........................................           3              263            6           792
                                                                --------       ----------     --------    ----------
Net loss....................................................    $   (184)      $  (15,013)    $   (510)   $  (10,754)
                                                                ========       ==========     ========    ==========
Net loss per share:
  Basic and diluted.........................................    $(140.48)      $    (2.17)    $ (56.66)   $    (1.14)
                                                                ========       ==========     ========    ==========
Weighted average number of common shares outstanding:
  Basic and diluted.........................................       1,307        6,906,334        9,000     9,434,300
                                                                ========       ==========     ========    ==========
Pro forma net loss per share:
  Basic and diluted.........................................                   $    (0.20)                $    (0.14)
                                                                               ==========                 ==========
Pro forma weighted average number of common shares
  outstanding:
  Basic and diluted.........................................                   75,998,174                 78,258,306
                                                                               ==========                 ==========



                                                                     DECEMBER 31,
                                                              ---------------------------                 MARCH 31,
                                                                 1998            1999                       2000
                                                              -----------    ------------                -----------
                                                                                                         (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and investments......................    $  851         $39,199                   $   93,702
Working capital.............................................       813          31,957                       83,121
Total assets................................................       854          58,767                      119,197
Long term obligations, net of current portion...............        --           4,304                        4,289
Convertible preferred stock.................................     1,000          58,768                      122,734
Total stockholders' equity..................................       816          46,110                       99,748


     Please refer to note 2 and note 10 of notes to consolidated financial statements for information regarding the method used to compute our basic and diluted net loss per share.

GUNN PARTNERS, INC.


                                                                                              JANUARY 1,
                                                                                               1999 TO
                                                   YEARS ENDED DECEMBER 31,                  NOVEMBER 22,
                                     -----------------------------------------------------       1999
                                                        (IN THOUSANDS)                         (DATE OF
                                        1995          1996          1997          1998       ACQUISITION)
                                     -----------   -----------   -----------   -----------   ------------
                                            (UNAUDITED)
PRO FORMA CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net revenue........................    $7,961        $7,867        $8,783        $13,168       $10,388
Cost of revenue....................     3,147         3,135         4,213          4,197         3,672
                                       ------        ------        ------        -------       -------
Gross profit.......................     4,814         4,732         4,570          8,971         6,716
Selling, general and administrative
  expenses.........................     4,887         4,716         4,571          8,958         6,708
Income (loss) from operations......       (73)           16            (1)            13             8
Interest (expense) income, net.....       (12)           (3)            1             22            17
                                       ------        ------        ------        -------       -------
Net (loss) income..................    $  (85)       $   13        $   --        $    35       $    25
                                       ======        ======        ======        =======       =======



                                                      1996          1997          1998
                                                   -----------   -----------   -----------
                                                   (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash............................................     $  201        $  187        $   444
Working capital.................................        732         1,095          1,082
Total assets....................................      1,674         2,222          2,251
Long-term obligations, net of current portion...        874         1,253          1,190
Total shareholders' equity......................         26            26             26

                     SELECTED UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

     The selected unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of Exult and Gunn Partners and the respective notes to such financial statements. The pro forma information is based upon the tentative allocations of purchase price for the acquisition of certain assets of Gunn Partners and may not be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of the Company's future results. The final allocation of purchase price is not expected to differ materially from the tentative allocation or to have a material impact on results of operations or financial position. Purchase accounting is based upon preliminary asset valuations, which are subject to change. Furthermore, post-closing adjustments, if any, are not expected to have a material impact on results of operations or financial position.


     The selected unaudited pro forma condensed combined statements of operations data for the year ended December 31, 1999 is presented as if the following transactions had completed as of January 1, 1999: our acquisition of the business of certain assets of Gunn Partners, the issuance of 385,805 shares of Series C preferred stock and 6,885,480 shares of Series D preferred stock, the exercise of warrants to purchase an aggregate of 3,339,220 shares of common stock and 667,844 shares of Series C preferred stock, the conversion of all outstanding preferred stock into 65,484,785 shares of common stock, and the exercise of options to purchase 271,675 shares of common stock.

                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF OPERATIONS INFORMATION

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                           YEAR ENDED DECEMBER 31, 1999
                                            ----------------------------------------------------------
                                                           GUNN PARTNERS     PRO FORMA      PRO FORMA
                                            EXULT, INC.       INC.(a)       ADJUSTMENTS      COMBINED
                                            -----------    -------------    -----------     ----------
Revenue...................................   $  4,857         $10,388         $    --       $   15,245
Cost of revenue...........................      4,498           3,672              --            8,170
                                             --------         -------         -------       ----------
Gross profit..............................        359           6,716              --            7,075
                                             --------         -------         -------       ----------
Total operating expense...................     15,635           6,708           3,903(b)        26,246
                                             --------         -------         -------       ----------
     (Loss) income from operations........    (15,276)              8          (3,903)         (19,171)
                                             --------         -------         -------       ----------
Interest income, net......................        263              17              --              280
                                             --------         -------         -------       ----------
     Net (loss) income....................   $(15,013)        $    25         $(3,903)      $  (18,891)
                                             ========         =======         =======       ==========
Net loss per common share:
  Basic and diluted.......................                                                  $    (0.25)

Weighted average common shares
  outstanding:
  Basic and diluted(c)....................                                                  75,998,174

-------------------------

(a) We acquired the business of Gunn Partners on November 22, 1999 for approximately $14.0 million and accounted for this acquisition under the purchase method of accounting. The results of operations of Gunn Partners will be included in our consolidated results commencing upon the date of acquisition. This presentation shows the pro forma effects of the operations of Gunn Partners as if the acquisition occurred on January 1, 1999. The results of operations for Exult from October 29, 1998 (Inception) through December 31, 1998 are immaterial to the operating results of Gunn Partners for the year ended December 31, 1998.


(b) Represents the amortization of $3.9 million that would have been recorded on intangible assets for the period from January 1, 1999 through November 22, 1999, the date of acquisition. Intangibles are amortized on a straight-line basis over a period of one to five years. No other significant fair value purchase price adjustments were recorded in conjunction with the acquisition of certain assets of Gunn Partners.


(c) Reflects the acquisition of certain assets of Gunn Partners, the issuance of 385,805 shares of Series C preferred stock and 6,885,480 shares of Series D preferred stock, the exercise of warrants to purchase an aggregate of 3,339,220 shares of common stock and 667,844 shares of Series C preferred stock, the conversion of all outstanding preferred stock into 65,484,785 shares of common stock, and the exercise of options to purchase 271,675 shares of common stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with our selected consolidated financial data and the consolidated financial statements and related notes included elsewhere in this prospectus.

OVERVIEW


     We design, implement and manage comprehensive web-enabled human resources processes for Global 500 corporations, generally through long-term contracts. We believe no other company currently assumes broad management responsibility for processes throughout the entire HR function. By providing a comprehensive eHR solution, we believe we can increase human capital productivity and lower our clients' overall HR costs.



     We commenced operations in October 1998 as BPO-US, Inc. and changed our name to Exult, Inc. in August 1999. From our inception through May 1999, we had no sales and our activities primarily related to the pursuit of our initial contracts and the development of the infrastructure to support comprehensive eHR process management. We began development of our web-enabled interface, myHR, in August 1999 and deployed the first release of myHR with limited features for BP Amoco in the second quarter of 2000, with greater functionality to be added in subsequent releases.



     In June 1999, we entered into a letter of intent with BP Amoco which led to the signing of multi-year contracts for web-enabled HR process management services in December 1999. In addition, commencing in June 1999 we recognized revenue for certain work we performed for BP Amoco before our contracts were signed. The contracts consist of a Framework Agreement and operational contracts for the United States and United Kingdom. The Framework Agreement provides the overall governance and methodology for our services on a worldwide basis. Under the contracts for the United States and United Kingdom, we will manage BP Amoco's basic HR processes in those countries, which represent approximately 70% of BP Amoco's employees and annuitants. Through a mutually agreed upon schedule and procedure, we will migrate the HR processes we have agreed to manage to our client service centers and begin to implement HR best practices. During the first 14 months of the contract, the billing to BP Amoco and our revenue will equal BP Amoco's cost of providing for itself the service we have agreed to provide. During the 14 month transition period, we expect that our cost of providing the service, managing the migration and implementing change will exceed the revenue. After the initial transition period, we are obligated to provide our services to BP Amoco in the U.K. and the U.S. for fixed amounts that are generally equal to or less than BP Amoco's historical costs incurred in connection with the services that we are assuming. After we have achieved a negotiated minimum return from provision of our services, we are required to share further savings with BP Amoco in a negotiated gain-sharing arrangement that is intended to motivate us and BP Amoco to maximize efficiency in the provision of our services. If we are unable to successfully manage the process and reduce the costs, we could be subjected to further losses.



     In November 1999, we purchased the business of Gunn Partners, Inc., a provider of research, benchmarking and consulting services for the measurement and improvement of HR, and accounting and finance processing for Global 500 corporations. The purchase price for this acquisition was $5.0 million in cash and $10.0 million in debt. Gunn Partners was formed in 1991 and currently operates as our wholly-owned consulting unit. In connection with this transaction we hired approximately 35 of their employees.


     Effective January 1, 2000, we entered into two service agreements with Pactiv Corporation and Tenneco Automotive Inc. to provide information technology and other finance support services for three years which are subject to certain renewal provisions. In addition to these agreements we purchased certain assets on December 20, 1999, including equipment and licenses for an aggregate purchase price of approximately $3,500,000. This transaction provided us with a leased client service center in The Woodlands, Texas and the ability to hire approximately 70 employees. We plan to use this client service center to service these two clients as well as BP Amoco. We are also in the process of developing another client service center in Glasgow, Scotland to support the BP Amoco contracts.



     We expect our primary source of revenue for the near future to be the fees we earn for providing our eHR process management services under long-term contracts. We recognize revenue under these contracts as the services are rendered. A secondary source of revenue is the benchmarking studies and other consulting services performed by Gunn Partners. We recognize revenue for these benchmarking services either at the time the study is completed and the report is delivered, or over the period in which services are performed as information or feedback is provided to the client. As part of our eHR solution, we will also manage our clients' relationships with third party vendors. In most cases, we expect to become responsible for the vendor contracts and we will include in revenue all charges that we collect from our clients. We will pay the costs of these services to the third party vendors, and such costs will be included in our cost of revenues. Revenue from consulting and related services is net of reimbursable expenses.



     To date, we have typically generated leads for potential eHR process management clients through our management, existing consulting relationships, board of directors, third party consultants, contact with key executives at companies within the Global 500 or direct communication from such companies after reading articles, press releases or visiting our web site. After initial discussions with and qualification of the potential client, we typically enter into a letter of intent with the client which establishes a framework for due diligence and contract negotiations. Our letter of intent may provide for reimbursement of some or all of our direct and indirect costs incurred during this process if a contract is not signed. To the extent such costs are guaranteed by the letter of intent, reimbursements of costs will be included in revenue. To the extent reimbursements are not guaranteed, such amounts will be expensed as incurred and will be included in revenue once invoiced and collection is reasonably assured.



     We incurred a net loss in 1999 and expect to incur net losses in 2000, 2001 and potentially in future years. In the next two years, we anticipate making large expenditures to build additional client service centers, to expand our sales and marketing capabilities, to fund the development and expansion of our technology and general operating infrastructures. To the extent that revenue does not increase at a rate commensurate with our increasing costs and expenditures, our future operating results and liquidity could be materially and adversely affected.


RESULTS OF OPERATIONS

     In view of the rapidly evolving nature of our business and our limited operating history, we believe that period to period comparisons of our operating results, including our revenue, gross profit and expenses as a percentage of revenue, should not be relied upon as an indication of our future performance. The following table sets forth statement of operations data expressed as a percentage of revenue for the periods indicated:


                                                                             THREE MONTHS
                                                              YEAR ENDED        ENDED
                                                             DECEMBER 31,     MARCH 31,
                                                                 1999            2000
                                                             ------------    ------------
Revenue....................................................      100.0%          100.0%
Cost of revenue............................................       92.6%          103.1
                                                                ------          ------
Gross profit...............................................        7.4            (3.1)

Expenses:
  Product development......................................        7.6            14.4
  Selling, general and administrative......................      314.3           189.5
                                                                ------          ------
     Total expenses........................................      321.9           203.9
                                                                ------          ------
Loss from operations.......................................     (314.5)         (207.0)
Interest income, net.......................................        5.4            14.2
                                                                ------          ------
Net loss...................................................     (309.1)%        (192.8)%
                                                                ======          ======

     Our primary activities in the first quarter of 1999 and the period Exult existed in 1998 were organization and planning. During this time, we generated no revenue and only minimal interest income. We hired a few employees and incurred associated selling, general and administrative expenditures.



THREE MONTHS ENDED MARCH 31, 1999 AND 2000



     At March 31, 1999, we had only five employees and had not generated any revenue. Selling, general and administrative expense for the three months ended March 31, 1999 was $516,000, which consisted primarily of the salary and benefits of the employees, legal, accounting and other consulting fees, and facility costs. Due to the early stage of our business during the three months ended March 31, 1999, our operating results for this period do not bear significant relationship to our operating results for the three months ended March 31, 2000.



     Revenue



     Revenue for the three months ended March 31, 2000 was $5.6 million, which primarily consisted of approximately $3.2 million of contract revenue derived from our three process management clients. The balance of our revenue primarily consisted of consulting revenue generated from various clients through our Gunn Partners business unit, which was acquired on November 22, 1999.



     Cost of Revenue



     Cost of revenue consists primarily of expenses associated with the third party vendors whom we manage for our clients, salaries, bonuses and benefits of employees directly involved in providing our services, computer and communications equipment costs and services and facilities. Our cost of revenue for the three months ended March 31, 2000 was $5.8 million and our gross margin for the same period was a negative 3.1%. We expect gross profit to continue to be negative for at least the rest of 2000 as we expand capacity and continue to build our infrastructure.



     Product Development Expense



     Product development expense consists primarily of third party costs, salaries, bonuses and benefits of employees directly associated with the development of myHR and our Internet software and capabilities, and the performance of research and benchmarking of HR best practices that are not part of a specific engagement. Product development expense for the three months ended March 31, 2000 was approximately $804,000 or 14.4% as a percentage of revenue. We expect to continue to substantially increase our spending for product development throughout 2000 and plan to continue to spend at least the same dollar amount in future years. We did not capitalize any expenditures for either development or research and benchmarking. We cannot assure you that our product development efforts will provide us with the desired results or will be economically feasible.



     Selling, General and Administrative Expense



     Selling, general and administrative expense generally consists of salary, bonuses and benefits for employees engaged in marketing, promoting and selling our services, and for management and administrative personnel. Selling, general and administrative expense also includes third party consulting and marketing expenditures, as well as facilities and office expenditures, legal, accounting and recruiting fees and depreciation and amortization expense. Selling, general and administrative expense for the three months ended March 31, 2000 was $10.6 million or 189.5% as a percentage of revenue. We anticipate that selling, general and administrative expense in 2000 will increase in absolute dollars as we hire additional administrative and sales and marketing personnel, engage additional consultants and expand our facilities to support our growing infrastructure.



     Depreciation and amortization included in selling, general and administrative expense was approximately $279,000 for the three months ended March 31, 2000. Amortization of intangibles associated with the acquisition of certain assets of Gunn Partners was approximately $1.1 million. Depreciation and amortization also included the amortization of deferred compensation of approximately $128,000.



     Interest Income, Net



     Interest income, net for the three months ended March 31, 2000 was approximately $792,000, which consisted primarily of interest income of approximately $996,000 generated from short-term investments raised from private equity placements, which was offset in part by interest expense of approximately $204,000 associated with debt incurred in 1999 in connection with our purchase of the business of Gunn Partners and capitalized leases. Although we currently have cash in excess of our immediate requirements, we expect that our significant negative cash flow will reduce our cash balances and associated interest income.



     Income Taxes



     We incurred losses in the quarter, resulting in federal and state net operating loss carryforwards which begin to expire in 2018 and 2006, respectively.



     Net Loss



     The foregoing resulted in a net loss for the quarter ended March 31, 2000 of $10.8 million. We expect to continue to incur net losses for at least the year 2000 and 2001.



YEAR ENDED DECEMBER 31, 1999


     Revenue


     Revenue for the year ended December 31, 1999 was $4.9 million, which primarily consisted of approximately $4.1 million billed to our first eHR process management client for work performed before we entered into a long-term contract with this client in December 1999. The balance of our revenue primarily consisted of consulting revenue generated from various clients.


     Cost of Revenue


     Our cost of revenue for the year ended December 31, 1999 was $4.5 million and our gross margin for the same period was 7.4%. We expect gross profit for at least the next twelve months to be negative as we expand capacity and build our infrastructure. We expect to incur a net loss in 2001 and may have negative gross profit for that period depending upon our rate of growth and commensurate expenditures.


     Product Development Expense


     Product development expense for the year ended December 31, 1999 was approximately $368,000 or 7.6% as a percentage of revenue. We did not capitalize any costs in 1999 for internally developed software for research and benchmarking.


     Selling, General and Administrative Expense


     For the year ended December 31, 1999, selling, general and administrative expense was $15.3 million or 314.3% as a percentage of revenue. This amount included a one time charge of approximately $3.3 million related to the issuance of preferred and common stock warrants to BP Amoco. Selling, general and administrative expense in 1999 also included a charge of approximately $1.2 million in connection with the cost of common stock warrants issued in exchange for consulting and recruiting services.



     Depreciation and amortization included in selling, general and administrative expense was approximately $743,000. Amortization of intangibles associated with the acquisition of certain assets of Gunn

Partners was approximately $357,000. Also included was the amortization of deferred compensation of approximately $279,000.


     Interest Income, Net


     Interest income, net for the year ended December 31, 1999 was approximately $263,000, which consisted primarily of interest income of approximately $334,000 generated from short-term investments raised from private equity placements, offset in part by interest expense of approximately $71,000 associated with Gunn Partners acquisition debt and capitalized leases.


     Income Taxes


     We incurred losses in 1999, resulting in federal and state net operating loss carryforwards which expire beginning in 2018 and 2006, respectively.


     Net Loss


     The foregoing resulted in a net loss for the year ended December 31, 1999 of $15.0 million. We expect to continue to incur net losses for at least the years 2000 and 2001.



YEAR ENDED DECEMBER 31, 1998



     We were formed in October 1998, and did not enter into our first process management contract until December 1999. During 1998, we hired our Chief Executive Officer and one other employee. Selling, general and administrative expense for 1998 consisted primarily of the salary and benefits for these two employees. Due to the early stage of our company during the year ended December 31, 1998, our operating results for this period do not bear any significant relationship to our operating results for the year ended December 31, 1999.


QUARTERLY RESULTS OF OPERATIONS


     The following tables present unaudited quarterly results of operations, in dollar amounts and as a percentage of revenue, for the last six quarters. This information has been derived from our unaudited consolidated financial statements and has been prepared by us on a basis consistent with our audited consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the information for the periods presented.


                                                                   THREE MONTHS ENDED
                                   -----------------------------------------------------------------------------------
                                   DECEMBER 31,   MARCH 31,    JUNE 30,     SEPTEMBER 30,   DECEMBER 31,    MARCH 31,
                                       1998         1999         1999           1999            1999          2000
                                   ------------   ---------   -----------   -------------   ------------   -----------
                                                                       (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue..........................     $  --         $  --      $     213      $  2,031        $ 2,613       $  5,577
Cost of revenue..................        --            --            213         2,031          2,254          5,750
                                      -----         -----      ---------      --------        -------       --------
Gross profit.....................        --            --             --            --            359           (173)

Expenses:
  Product development............        --            --             54           106            208            804
  Selling, general and
    administrative...............       187           516          2,661         3,543          8,548         10,569
                                      -----         -----      ---------      --------        -------       --------
    Total expenses...............       187           516          2,715         3,649          8,756         11,373
                                      -----         -----      ---------      --------        -------       --------
Loss from operations.............      (187)         (516)        (2,715)       (3,649)        (8,397)       (11,546)
Interest income, net.............         3             6             62            67            129            792
                                      -----         -----      ---------      --------        -------       --------
Net loss.........................     $(184)        $(510)     $  (2,653)     $ (3,582)       $(8,268)      $(10,754)
                                      =====         =====      =========      ========        =======       ========
AS A PERCENTAGE OF REVENUE:
Revenue..........................                                  100.0%        100.0%         100.0%         100.0%
Cost of revenue..................                                  100.0         100.0           86.2          103.1
                                                               ---------      --------        -------       --------
Gross profit.....................                                     --            --           13.8           (3.1)

Expenses:
  Product development............                                   25.4           5.2            8.0           14.4
  Selling, general and
    administrative...............                                1,249.3         174.5          327.1          189.5
                                                               ---------      --------        -------       --------
    Total expenses...............                                1,274.7         179.7          335.1          203.9
                                                               ---------      --------        -------       --------
Loss from operations.............                               (1,274.7)       (179.7)        (321.3)        (207.0)
Interest income, net.............                                   29.1           3.3            4.9           14.2
                                                               ---------      --------        -------       --------
Net loss.........................                               (1,245.6)%      (176.4)%       (316.4)%       (192.8)%
                                                               =========      ========        =======       ========



     In the quarter ended March 31, 2000, we earned approximately $3.2 million from our three process management clients and the remainder primarily from consulting services rendered to various clients. In the quarter ended December 31, 1999, we acquired the business of Gunn Partners, signed a multi-year contract with BP Amoco and entered into two three-year service agreements with Pactiv Corporation and Tenneco Automotive. In addition to these agreements, we purchased certain assets for an aggregate purchase price of approximately $3.5 million. In the quarter ended December 31, 1999, we recorded approximately $2.6 million of revenue, primarily for pre-contract work performed for BP Amoco and consulting services rendered to various clients by Gunn Partners. Selling, general and administrative expense in the fourth quarter of 1999 included a charge in the amount of approximately $3.3 million, related to the issuance of preferred and common stock warrants issued to BP Amoco.



     Our quarterly operating results have fluctuated in the past and may continue to fluctuate in the future based on a number of factors, not all of which are in our control. These factors include our ability to complete the development of our web-enabled process management solution, to recruit personnel to support our current business and related infrastructure and to expand our sales and marketing capabilities. Accordingly, our results of operations for any future quarter or quarters are not necessarily indicative of our historical results. See "Risk Factors -- Our quarterly revenues and operating results are volatile and may cause the price of our stock to decline."


LIQUIDITY AND CAPITAL RESOURCES

     Since our inception in October 1998, we have financed our operations primarily with equity contributions including private placements of approximately $1.0 million in 1998, $55.1 million in 1999, and $64.0 million in 2000, and to a lesser extent, by cash generated from operations. Net cash used in operating activities was $7.6 million in the year ended December 31, 1999 and $11.2 million for the three months ended March 31, 2000. Operating cash was used primarily for sales and marketing activities, third party consulting fees in support of our pursuit of business and the development of corporate infrastructure. Cash used in investing activities was $9.6 million in 1999 and $3.6 million in the three months ended March 31, 2000. Approximately $4.4 million in 1999 and $3.6 million in the three months ended March 31, 2000, first quarter of 2000 was spent to purchase computer and related equipment and office furnishings. Included in 1999 was $3.5 million spent to purchase assets used internally by a client and now used to support that client as well as other clients. In 1999, we also spent $5.0 million in cash and incurred $10.0 million of debt in connection with our acquisition of most of the assets of Gunn Partners. The aggregate purchase price was allocated to costs incurred in connection with assembling a work force, Gunn Partners' client list, the name "Gunn Partners", the non-compete covenant, the research database and an immaterial amount of equipment which were assigned lives ranging from one to five years. We expect to generate negative operating cash flow for the foreseeable future as we continue to incur losses from operations. We expect to increase our investments in property and equipment to support the expansion and renovation of our existing client service center, the development of our client service center in Glasgow, Scotland and the expansion and renovation of our other facilities, and to purchase related computer and other equipment necessary to support our client contracts and growth. We expect to spend at least $12.0 to
15.0 million in 2000 and again in 2001 on capital expenditures, which will be amortized over three to five years. In addition, we expect to spend at least $4.0 million to $6.0 million in both years for research and development, which we believe will not qualify for capitalization and amortization. From time to time, in the ordinary course of business, we expect to evaluate potential acquisitions of related businesses, assets, services or technologies. At this time, however, we do not have any present understandings, commitments, or agreements with respect to any material acquisition.



     We believe that the net proceeds from this offering and cash on hand will be sufficient to satisfy our working capital requirements for at least the next twelve months. Regardless of whether additional funds are actually required, we may seek to raise funds from equity or debt financing. We may not be able raise additional funds on acceptable terms, if at all.


RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. We adopted SOP 98-1 on January 1, 1999. The adoption of SOP 98-1 did not have a material effect on our consolidated financial position or results of operations.

     In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-Up Activities. We adopted SOP 98-5 on January 1, 1999, which requires costs of start-up activities and organization costs to be expensed as incurred. The adoption of SOP 98-5 did not have a material effect on our consolidated financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income (loss) depending on whether a derivative is designed as part of a hedge transaction and, if so, the type of hedge transaction involved. We do not expect that adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operations as we do not currently hold any derivative financial instruments.

YEAR 2000 COMPLIANCE

     We have assessed the impact that the year 2000 problem may have on our operations. We have identified the following three areas of our business that may be affected:

     Internal Infrastructure. We began implementing our internal systems infrastructure to support our corporate operations in early 1999. Our initial internal infrastructure was designed to be year 2000 compliant, and we did not use any legacy systems that required year 2000 testing or remediation. In general, we purchased and installed only those servers, workstations, software packages and peripheral devices that were certified to be year 2000 compliant by their manufacturer. In addition to our design precautions, we also conducted year 2000 compliance testing throughout the fall of 1999. We performed the final tests in mid-December 1999, and as of the date of this prospectus, we have not experienced any year 2000 related failures or internal systems downtime as a result of the century date change.

     Client Delivery Infrastructure. We are continuing to build the systems infrastructure for our eHR solution and client service centers. Similar to our corporate infrastructure, we are designing and implementing our client delivery systems using new systems, without any legacy systems that required remediation or year 2000 testing. We plan to purchase and install only those servers, networks, workstations, software packages and peripheral devices that were certified to be year 2000 compliant by their manufacturer. Prior to using any part of our client delivery infrastructure for a client, we intend to conduct acceptance testing, which includes testing for year 2000 compliance. To date, we have not begun supporting client operations on this infrastructure, and accordingly, have no history upon which to assess the success or failure of these efforts.

     Client Contract Obligations. Our clients currently retain responsibility to make their existing client applications systems, interfaces, data files and data transmissions year 2000 compliant. Under our current process management contracts, we are not bound contractually to remediate our clients' systems, nor are we required to correct errors or deficiencies in our operations that are caused by our clients' non-compliant systems. Nonetheless, we do include in our due diligence exercises, and in our analysis of our clients' current systems and operations an inspection of our clients' year 2000 systems compliance. While we alert our clients if we detect an issue with year 2000 compliance, our clients remain responsible for any year 2000 issues.

     To date, we have not experienced any operational problems with respect to year 2000 compliance issues. We currently do not have any contingency plans to address this issue, but we do not believe the cost of any remedial action will have a material adverse effect on our business or results of operations.

GUNN PARTNERS


     Since its founding in 1991, Gunn Partners has provided business process improvement consulting services primarily to Global 500 corporations in North America and Europe. In November 1999, we purchased the business of Gunn Partners and hired most of its employees. The operating results of Gunn Partners for the years ended December 31, 1997 and 1998 and the first 11 months of 1999 are as follows:



                                                        YEAR ENDED          JANUARY 1,
                                                       DECEMBER 31,        1999 THROUGH
                                                     -----------------     NOVEMBER 22,
                                                      1997      1998           1999
                                                     ------    -------     ------------
                                                               (IN THOUSANDS)
Net revenue........................................  $8,783    $13,168       $10,388
Expenses...........................................   8,784     13,155        10,380
                                                     ------    -------       -------
Profit (loss) from operations......................      (1)        13             8
Interest income, net...............................       1         22            17
                                                     ------    -------       -------
Net income.........................................  $   --    $    35       $    25
                                                     ======    =======       =======


     Revenue is derived primarily from providing consulting services generally under short-term engagements and secondarily from selling research studies and conducting workshops and seminars.

Revenue is recognized when the services are rendered. Reimbursed expenses are not included in revenue. In the year ended December 31, 1998 net revenue was approximately $13.2 million, which represented an increase of approximately $4.4 million or 49.9% over the prior year. Net revenue decreased $2.8 million to $10.4 million for the period ended November 22, 1999 as compared to the prior full year.



     Expenses consist primarily of salary and benefits of consulting, research and support personnel, unreimbursed travel expenses and third parties hired to assist in consulting and research projects. Expenses of approximately $13.2 million in the year ended December 31, 1998 increased by approximately $4.4 million or 49.7% over the prior year primarily from the increase in staffing to support the expansion of the business and higher compensation per individual consultant. Expenses decreased $2.8 million to $10.4 million for the period ended November 22, 1999, as compared to the prior year.



     Gunn Partners operated as an S corporation and did not incur federal income taxes because profits, if any, were either paid to the employee owners as compensation or distributed to the owners. State income tax expense historically has been immaterial.


     Our current and future business operations are not comparable to the operations of Gunn Partners.


     We purchased the business and hired most of the employees of Gunn Partners primarily for the skills of their consultants and researchers, access to client base and use of the research database. Although we will continue to offer consulting and research services, it is not the primary focus of our business and we expect that it will become a declining percentage of total revenue.

                                    BUSINESS

OVERVIEW


     Exult is the first company to offer comprehensive management of human resources departments for Global 500 corporations. We call our service "eHR" because we will use our own software, state-of-the-art information technology capabilities, and Internet or web-enabled communications to transform our clients' HR departments into proactive, global, knowledge-based organizations focused on strategy and policy rather than transactions and administration. A key component of our eHR solution is "myHR," our web-based system for linking our clients and their employees together. myHR will act as a portal through which our clients' employees, managers and annuitants can access their HR information systems, and as a browser that can navigate through those systems to find information and process transactions. myHR is designed to eliminate the numerous organizational, transactional and communication barriers that exist in large corporations, provide comprehensive data, information and decision support, and facilitate our clients' business processes and interactive communication 24 hours a day, seven days a week, regardless of business unit or location. Our eHR solution also leverages resources and achieves economies of scale through our HR best practices expertise, expert HR process consulting and research capabilities, and shared client service centers, which handle our clients' HR transaction, production and call center requirements. Our objective is to become the leading provider of comprehensive HR process management solutions that enable large, multinational corporations to reduce their HR costs and increase the productivity of their human capital.


INDUSTRY BACKGROUND


     THE CURRENT STATE OF HUMAN RESOURCES DEPARTMENTS IN THE GLOBAL
500. Traditional human resources departments within large, multinational corporations often struggle with the challenges of managing HR processes across many departments spanning multiple countries. According to the Global 500 List for the Year 2000 published by Fortune Magazine, Global 500 corporations employed more than 37 million people in 1999, an increase of 19% compared to 1998. An employee base of this magnitude presents logistical complexities, and the human resources function in a typical Global 500 corporation is complicated by multiple human resources groups for different business units within the corporation and the lack of central information repositories and coordinated communications infrastructures. As a result, the HR processes of large, multinational corporations often are redundant and inefficient. In addition, the large number of third party vendors used by a human resources department to handle discrete functions makes management of the process challenging. By necessity, HR departments predominantly have focused on administrative functions and typically have neither the time nor the resources to devote to strategic planning. At the same time, many of these HR departments are facing a dramatic reduction in resources, and cost cutting efforts primarily have focused on reducing staff, rather than reengineering service delivery.



     THE EMERGENCE OF HR PROCESS OUTSOURCING. Many large corporations have begun to outsource discrete, non-core functions of their operations, such as payroll and benefits administration, in order to address the problems found in traditional human resources departments. According to Dataquest, the worldwide HR outsourcing market is projected to grow from approximately $26.2 billion in 1999 to approximately $76.4 billion in 2004. However, the market for comprehensive HR outsourcing is relatively new. Dataquest estimates the market for integrated, multi-process HR outsourcing will grow from over $900 million in 1999 to more than $12 billion by 2003 in the U.S. alone. Outsourcing a large portion of the HR organization of a large multinational corporation can be extremely difficult due to the size of the organization and the multiplicity of divisions and third party vendors. Also, in order to manage an entire HR organization effectively, the provider must have significant expertise in analyzing, providing and managing HR best practices. HR best practices refer to those HR policies, procedures, operations and technologies that yield superior performance as measured by productivity, cost, quality and service metrics.



     EXPANSION OF THE INTERNET. The Internet makes our comprehensive service delivery model possible by facilitating interactive communications among large groups of individuals in multiple geographic locations. The Hunter Group estimates that by using the functionality of the Internet to move HR delivery to a largely self-service mode, organizations can achieve annual cost reductions of approximately 25% to 30%. To date, however, HR organizations have not fully utilized the Internet because they have not broadly implemented any mechanism for effectively centralizing and organizing the large amount of information and electronic transmissions generated by processes within the HR organization. Accordingly, the Internet's use in HR departments has been largely limited to one-on-one e-mail communications or process-specific internal networks.



OUR STRATEGY



     We believe that our eHR solution, together with our comprehensive consulting services, will enable us to assume broad responsibility for management of our clients' human resources people, processes, technologies and third party vendors, and to deliver our clients increased human capital productivity at reduced cost. The following are the key elements of our strategy:



     - LEVERAGE TECHNOLOGY AND THE INTERNET FOR ENHANCED HR PERFORMANCE. Using the Internet, emerging technologies and myHR, we are designing and building an integrated eHR infrastructure to connect all of the various people, processes, technologies and third party vendors involved in an HR organization and to provide a comprehensive central repository of company and employee data that our clients will be able to easily access, evaluate and use in order to further their strategic business objectives. We plan to use our eHR infrastructure to implement, measure, monitor and consistently apply best practices throughout clients' HR operations. Employee access to this infrastructure through the myHR portal should enhance communication and efficiency throughout our clients' global organization.



     - ESTABLISH MYHR AS AN INTEGRAL TOOL IN THE WORKPLACE. We expect myHR to become the workplace home page for our clients' employees. Through this portal, employees will be able to access personnel information, employee productivity tools, and the Internet and communicate freely with other people throughout the organization. myHR will enable employees to perform both HR and non-HR tasks and will encourage employees to become more self-sufficient in handling many day-to-day HR functions, ranging from changing benefits coverage online to staffing a project. In addition, employers will be able to customize myHR to disseminate company information to their employees to foster a specific corporate culture, track company performance and promote long-term goals within the company.



     - ESTABLISH LONG-TERM CLIENT RELATIONSHIPS. We pursue long-term contracts with our clients to manage their HR processes and implement HR best practices by successfully reengineering and redesigning our clients' HR departments and incorporating them into our infrastructure. We believe contracts of multi-year duration allow a more complete transformation of our clients' HR organizations which further demonstrates our mutual commitment and shared goals. The long-term nature of our contracts helps us to provide greater visibility of future revenue streams and better information for determining future investment decisions.



     - UTILIZE AND LEVERAGE SHARED RESOURCES ACROSS OUR CLIENT BASE. Through our shared client service centers, we plan to share personnel and technological, physical and third party resources across our client base. Each service center facility will handle multiple clients and utilize automated processes and technology to provide efficient client service and achieve economies of scale. Our centers of expertise, which consist of a team of HR experts spanning a broad spectrum of HR disciplines, provide our experts, analysts, consultants, service representatives, operators and other HR personnel a breadth of knowledge and experience that will aid in the development and dissemination of HR best practices. We anticipate that our centers of expertise will also refine our processes based on experience gained with multiple clients and incorporate evolving best practices into our eHR solution so that our clients receive the benefit of the best and most current thinking across all HR processes and systems. In addition, we believe our HR expertise and experience with the multitude of third party vendors providing discrete human resources services will allow us to identify and include in our processes those third party vendors who offer the greatest value as measured by performance and cost. We plan to leverage our shared service centers, centers of expertise, and centralized vendor management to deliver improved service levels and cost savings.



     - PROVIDE EXPERT CONSULTING SERVICES. Through our Gunn Partners unit, we offer expertise in the provision of consulting and research services to major corporations in many aspects of human resources processes and management. Gunn Partners generates revenue through its own consulting and research activities, provides strategic assistance in structuring our client relationships, assists in cross-marketing, and provides us with a service offering for potential clients that are not yet ready for our full eHR solution.



     - ATTRACT AND RETAIN LEADING HR TALENT. We historically have been successful in recruiting leading HR experts to our company because HR is our core business and not merely a support function. In recognition of our unique position in the industry, we have also attracted renowned theorists and practitioners within the fields of HR and information technology to serve on our Exult Advisory Council. We offer employees and advisors access to state-of-the-art HR technologies and resources, cutting edge projects and processes, and enhanced career opportunities. We are committed to hiring the highest quality HR and technical personnel in order to implement HR best practices.



     - FACILITATE STRATEGIC DECISION MAKING. Our eHR solution seeks to automate many aspects of the HR process in order to relieve our clients' HR personnel from the tedious and often purely administrative and transactional aspects of the HR function. In addition to managing the HR process, we provide our clients with enhanced information and analytical tools and access on an ongoing basis to leading consultants and strategists. This model enables our clients' personnel to function as business strategists, working to maximize workforce effectiveness.



     - FOCUS ON GLOBAL 500 CORPORATIONS. Global 500 corporations generally have operations spread across multiple business units and spanning a multitude of countries. We believe the magnitude and complexity of these corporations and their resulting HR needs make them ideal candidates for our comprehensive, web-enabled eHR process management solution.



THE EHR SOLUTION



     We believe that our eHR solution simplifies and standardizes our clients' HR practices and procedures, and delivers improved management information and employee communications at significant cost savings. Transition and transformation of clients' HR management functions to eHR involves several stages of strategic consultation and analysis, web-enablement and management of shared resources.


     STRATEGIC CONSULTATION AND ANALYSIS


     To enhance efficiencies and implement HR best practices, we will perform a thorough assessment of our clients' HR processes and identify those processes that need to be redesigned or eliminated altogether, as well as those processes that are currently working well. Through our consulting and research unit, Gunn Partners, we have conducted comparative studies to analyze the HR administration and payroll practices of more than 150 companies, many of which are Global 500 corporations. We also intend to use data from third parties such as the Saratoga Institute, McKinsey & Company and the Corporate Leadership Council in order to ensure the accuracy and objectivity of our information and analysis. From our internal studies and the data provided by third party specialist firms, we have created a large database from which we can benchmark the performance of our clients' current operations and set specific targets for service quality improvement and cost reduction. By comparing the various processes implemented by many large, multinational corporations, we believe we have identified those practices that yield the greatest value by providing superior performance at a reasonable cost. We collaborate with our clients to design and redesign HR processes to increase their productivity, service and quality, while reducing overall HR costs. We then rely on our transition and change management specialists to manage the transformation of our clients' existing systems to our operational infrastructure.

     WEB-ENABLEMENT AND MYHR


     By applying the Internet, emerging technologies and myHR to HR processes, we plan to enhance the relationship and communications between an employer and its employees, and help manage the vast amount of data generated and transferred in Global 500 HR departments. Our eHR solution will integrate state-of-the-art technology and various software applications and business processes from the client's own internal information and communications systems to compile and centralize a wealth of HR information. Our browser interface, myHR, will enable our clients and their employees to access that information easily and efficiently and to use that information in new ways. We expect myHR to become the employee's workplace home page and the personal portal for the direct management of work experiences. Through this portal, employees will be able to access personnel information, employee productivity tools and the Internet, and communicate freely with other people throughout the organization. myHR will enable employees to perform both HR and other work-related tasks and will encourage employees to become more self-sufficient in handling many day-to-day HR functions, ranging from changing benefits online to staffing a project. The myHR home page will be customized for the specific employer and can be further personalized by the employee in order to enhance its functionality.



     When an employee first logs on to his or her computer, a myHR screen will appear. From this screen, the employee will be able to access a variety of HR-related information 24 hours a day, seven days a week from the office or home. For example, the employee will have secure access to his or her personnel information kept by the company, such as pay, benefits and individual performance evaluations. In addition, the employee will be able to accomplish many HR tasks online, such as adding a dependent to a health plan or changing an insurance beneficiary without filling out any paperwork or needlessly involving HR intermediaries. If the employee needs personalized assistance or has questions, the employee can access an HR representative online by linking to an interactive "chat box" from the myHR home page, or by phone or fax. The employee also will be able to use myHR to access more general HR information and resources, such as internal job postings, training and relocation and repatriation policies and procedures. Finally, myHR will be designed to link seamlessly to other non-HR functions and databases within the company, such as e-mail, budgets and sales surveys, and the employee's own personal information, such as "to do" lists, contact information and his or her calendar, as well as external resources via the Internet. We believe myHR has the potential to transform the employee's perception of the HR function, create new bonds between employer and employee, and promote employee self-service to manage many aspects of an employee's professional and personal lives.


     From the employer's perspective, we believe myHR will further the strategic goals and tactical needs of the company, aid in the development, application and dissemination of HR best practices and promote efficiencies within HR and throughout the company, thereby reducing costs and improving employee productivity. We believe myHR will make the process of HR administration substantially more efficient by removing the need for intermediaries in many daily HR functions. In addition, we believe employers will have a greater assurance that the data collected through myHR will be reliable and consistent because it is entered directly by the employee, automatically confirmed by a rules-based editing system and reviewed by the employee during subsequent sessions. We believe myHR also will help employers and their managers deploy human resources more efficiently and effectively by giving them real-time information about the company's human capital. For example, managers will be able to use myHR to staff projects by researching an employee database with skill levels, availability and other pertinent information. myHR will also help standardize the employer's practices and policies throughout the company and across business divisions and geographic locations. Finally, myHR will serve as the vehicle by which employers will be able to disseminate company information, such as announcements targeting a particular segment of employees, and employees will be able to access general information about the company, such as stock performance and news bulletins. We expect this feature will facilitate the employer's creation and dissemination of a specific corporate culture.

     MANAGEMENT OF SHARED RESOURCES

     Once we have identified the appropriate HR practices and processes for our clients, we will supervise the implementation of our comprehensive eHR solution, which includes capitalizing on our shared resources. These shared resources include our client service centers, centers of expertise, third party vendors, and systems and applications. By leveraging shared resources, we plan to facilitate the delivery of HR best practices while achieving economies of scale, which we believe will enable us to deliver improved HR services at a reduced cost.


     - CLIENT SERVICE CENTERS. We plan to manage our clients' transaction, production and call center requirements from our client service centers. These centers will serve multiple clients and are responsible for all administrative and transactional HR activities. They will contain customer service representatives, production operations staff for functions such as payroll processing, benefits administration, training administration, and IT support and maintenance. These client service centers will also contain systems and technology, such as call/case management systems, imaging and workflow, and HR application software and databases. Employees will be able to communicate with the client service centers online through myHR or by phone or fax. We currently operate one client service center near Houston, Texas and are in the process of establishing another client service center in Glasgow, Scotland. We expect to add additional client service centers as our business grows and we anticipate that these client service centers will allow us to realize economies of scale and scope by leveraging the functionality, staff and technology of centralized processes and services across many business units for multiple clients. We also expect to be able to realize additional efficiencies by locating these centers in areas that have competitive labor and real estate costs and offer access to a large pool of qualified employees.



     - CENTERS OF EXPERTISE. Our HR centers of expertise consist of individuals with in-depth expertise in specific HR processes. As a group, their role is to continuously understand and address the needs of our clients and their employees, and to introduce improved HR processes and procedures, in each of the five major categories of HR processes. This group currently consists of a small number of individuals and is expected to expand significantly. These individuals will work from a variety of locations throughout the world, including the client service centers, client sites and home offices. These individuals will be linked together and accessible to clients through the Internet and myHR and also by more conventional modes of communication. These subject matter experts will be responsible for analyzing trends, conducting benchmarking and best practices assessments, developing appropriate metrics for HR service delivery, designing and developing HR programs, policies and services, and ensuring the web enablement of all of our products. Through our centers of expertise, we plan to leverage our HR expertise and knowledge of industry best practices in each specific HR function across multiple lines of business and across multiple clients. In addition, our experts within this group regularly will monitor each HR function using HR industry metrics and employee cost benchmarks to ensure that best practices are continually being applied and improved.



     - THIRD PARTY VENDORS. As part of our eHR solution, we consider whether certain discrete HR services, such as pension management and relocation administration, can be more effectively and efficiently handled by third party vendors. If the client is already outsourcing services, we evaluate the providers they currently are using and recommend changes as necessary. At the time we become responsible for a client's HR organization, we will assume and administer the third party contracts and manage the relationships with these third party vendors. We will continuously evaluate the level of service being provided by the third parties and change vendors or provide the service directly as appropriate. We believe our familiarity and experience with HR best practices and with the market for third party HR vendors puts us in a unique position to be able to evaluate whether the services being provided by a third party meet the needs of a given client and comply with HR best practices. In addition, we believe we will be able to negotiate better service levels and greater cost savings on behalf of our clients for the delivery of these services than an individual client would be able to attain on its own because of the large volume of business we expect to manage.

     - SYSTEMS AND APPLICATIONS. We will manage the existing human resources information technology systems and applications on behalf of our clients until they can be migrated to a combination of our client service centers and subcontracted IT infrastructure hosting centers. We plan to manage all of the essential back-end systems, such as HR application management, in order to provide full service accountability and control. Application server management and hosting will be provided by our IT infrastructure partners and backed-up by their sophisticated disaster backup and recovery systems.


SERVICES


     Our eHR solution will provide a full spectrum of web-enabled process management services that address and streamline the five major categories of HR processes. We plan to manage HR functions and third party vendors in all of these processes to provide a comprehensive solution.


-----------------------------------------------------------------------------------
 GLOBAL HR CATEGORIES       PROCESS MANAGEMENT SERVICES
-----------------------------------------------------------------------------------

 Organization and           - Organization Development
 People Development         - Training
                            - Employee Development
                            - Performance Management
                            - Policy and Legal Compliance
-----------------------------------------------------------------------------------
 Total Compensation         - Compensation
                            - Benefits
                            - Payroll
-----------------------------------------------------------------------------------
 Workforce Services         - HR Strategy
                            - Labor Relations and Employee Relations
                            - Third Party Vendor Sourcing and Management
                            - Employee Communications
-----------------------------------------------------------------------------------
 Employee Data Management   - Employee Data and Records Management
                            - HR Information Technology and Information Services
                            - Employee and Manager Self Service -- myHR
-----------------------------------------------------------------------------------
 Workforce Planning         - Recruiting, Resourcing and Staffing
                            - Expatriate Administration
                            - Domestic Relocation
-----------------------------------------------------------------------------------


     ORGANIZATION AND PEOPLE DEVELOPMENT. We seek to develop and implement organizational strategies and process improvement initiatives. We will develop models to establish performance goals for the organization and provide the tools needed to assess employee or group performance against those goals. We will develop training strategies, assess training needs, develop courses and related materials, coordinate logistics, and deliver training and post-training assessments and follow-up. We also intend to review and address compliance with HR-related legal requirements such as equal employment opportunities, as well as many aspects of governmental reporting requirements.



     TOTAL COMPENSATION. We seek to provide a broad range of services, including the design, development, administration and communication of compensation and benefits programs. We will provide timely and accurate processing of our clients' payroll, and manage their deferred compensation, stock options, long-term performance, defined benefit and health and welfare plans and other benefit programs.



     WORKFORCE SERVICES. We will assist our clients in developing and implementing their long-term HR strategy with frequent input concerning HR best practices from our consulting unit and our centers of expertise. We help our clients in their efforts to promote and maintain effective relationships with all of their employees. We work with our clients to retain a productive and committed workforce.



     EMPLOYEE DATA MANAGEMENT. Our integrated, web-enabled technology will allow us to capture, track, modify and report large amounts of employee-related data. We plan to develop human resources information system strategies and policies and manage our clients' technical infrastructure, including maintenance of organization codes, administration of position management and employee indicative data.


     WORKFORCE PLANNING. We plan to establish resources and workforce strategies that help effectively deploy and measure human capital. We will develop candidate pools, assess and select candidates, and manage recruiting and other staffing functions. We will establish and administer expatriate and domestic relocation policies and programs, address and manage the special needs of the expatriate and domestic relocation populations, and handle the repatriation of employees.


GUNN PARTNERS ACQUISITION



     In November 1999, we acquired the business of Gunn Partners, Inc., a business process improvement consulting and research company with operations in the United States and Europe. Gunn Partners has been consulting with corporations in the Global 500 since 1991 on administrative staff functions, such as human resources and finance and accounting, as well as procurement, information technology, customer service, real estate and facilities, and environmental health and safety. Gunn Partners now operates as our consulting unit, assisting our clients in the benchmarking, baselining, design, transition and transformation of HR and affinity processes, while continuing to provide its full range of services to its existing clients. During the last two years, Gunn Partners provided consulting services to some of the largest companies in the Global 500, including Bank of America, British Telecom, General Motors, Hewlett-Packard, Lockheed Martin, Pfizer, Royal Dutch Shell, and Xerox. We plan to have Gunn Partners continue to refine and implement HR best practices and to develop prospects for our comprehensive eHR solution.



     The research arm of Gunn Partners has completed more than 30 major research studies in staff functions such as human resources, finance and procurement. These studies span fifteen major administrative processes, such as payroll, benefits, compensation, billing and accounts payable. Gunn Partners' research organization currently has over 200 clients, which includes recognized industry practice leaders and Global 500 corporations from a broad cross-section of industries. These collaborative research studies typically last for five to eight months and use a number of tools and techniques, including qualitative and quantitative benchmarking, studies of current business practices, and customer service surveys, as well as site visits and face-to-face working sessions with practice leaders. Gunn Partners has also conducted over 50 best practices events where Global 500 administrative leaders discuss and outline best practice solutions to important challenges facing their own organizations through conferences, workshops, forums and study missions. Over 800 organizations have attended these events over the past seven years.


MAJOR CLIENTS


     BP AMOCO. In December 1999, we entered into a seven year Framework Agreement with BP Amoco p.l.c., a leading international energy and petrochemicals company, to create a comprehensive eHR services organization and provide a broad range of human resources management services to BP Amoco and its affiliates. BP Amoco currently operates in more than 40 countries and has more than 80,000 employees and an equal or greater number of annuitants.


     Our initial contracts under the Framework Agreement cover BP Amoco employees in the United Kingdom and the United States, representing approximately 70% of their total employees and annuitants. We have worked with BP Amoco to identify 18 separate processes involved in BP Amoco's HR organization: training, organization development, HR strategy, labor relations, compliance, expatriate relocation and administration, information services, benefits, compensation, employee relations, vendor administration, payroll, employee development, recruiting, severance, performance management, domestic relocation, and information technology. Each of these processes is divided into component tasks or functions and responsibility for each is allocated either to BP Amoco or to us. In general, we will be responsible for systems design and implementation, routine employee communications, data gathering, processing and retrieval, management reporting, vendor management, and overall administration of related HR functions. BP Amoco will remain responsible for strategic planning, policy decisions, employee relations, legal compliance, and professional resources. Some BP Amoco employees involved in providing the HR services will become our employees. BP Amoco will pay severance costs for BP Amoco employees whose employment terminates as a result of the transition of BP Amoco's HR management processes to our service model.


     We are currently in a transition period during which we are converting BP Amoco's HR management processes in the U.K. and U.S. to our systems and infrastructure step by step according to a detailed transition plan. Among other things, this requires us to integrate IT systems, compile and transfer data, hire or retain additional personnel to handle the workload and make arrangements to assign or administer BP Amoco's contracts with third parties providing discrete services that constitute a part of our integrated service offering. We expect this transition period to last until approximately February 2001.


     After the initial transition period, we are obligated to provide our services to BP Amoco in the U.K. and the U.S. for fixed fees that are generally equal to or less than BP Amoco's historical costs incurred in connection with the services that we are assuming. After we have achieved a negotiated minimum return from provision of our services, we are required to share further savings with BP Amoco in a negotiated gain-sharing arrangement that is intended to motivate us and BP Amoco to maximize efficiency in the provision of our services.


     The Framework Agreement contemplates extending the arrangement beyond the U.K. and the U.S. to unite all of BP Amoco's worldwide operations under one global integrated eHR solution. Under the Framework Agreement, we have a right to provide human resources management services for each country in the world, in addition to the U.S. and the U.K., in which BP Amoco desires to obtain (or extend existing) human resources management services. BP Amoco is not obligated to add additional countries and we must demonstrate our ability to meet their service needs and provide specified cost savings in other countries to expand the arrangement. Adding a country to the arrangement involves advance notification from BP Amoco followed by a detailed due diligence process through which we will work with BP Amoco to identify their HR service needs and costs in that country, and our ability to meet those needs and provide specified cost savings in that country. If our mutual due diligence procedures indicate that we can provide adequate levels of service and achieve specified cost savings for BP Amoco in a particular country, we will enter into a supplemental agreement with the affiliate for that country for an expected term of five years, subject to consent from the relevant BP Amoco affiliate. We expect additional country agreements to involve the same kinds of transition and pricing arrangements as the U.K. and U.S. Country Agreements, although we anticipate completing additional country transitions more quickly based on our initial experiences in the U.K. and the U.S.



     The Framework Agreement will run for seven years and the U.K., U.S. and other Country Agreements will run for a minimum of five years, subject to BP Amoco's right to terminate in the event of our insolvency or material breach or performance failure, or if we are taken over by an entity that is a competitor of BP Amoco or that is financially weaker than we are, or that, through control of Exult, could adversely affect BP Amoco's reputation. In addition, from December 2002, BP Amoco may terminate the Framework Agreement or the U.S. or U.K. or any other Country Agreement upon giving us 12 months' advance notice and by making termination payments designed to defray our costs and give us a specified return on our investment in the contract for the remaining term of the agreement but not to exceed two years. After December 2004 BP Amoco may terminate a Country Agreement at any time upon 12 months' advance notice without the obligation to make such termination payments. Termination of the Framework Agreement causes termination of the U.S. and U.K. agreements and any other Country Agreements that are in effect at that time. We expect to rely upon BP Amoco for the majority of our revenue for at least the next year and possibly in future periods. If BP Amoco were to substantially reduce or stop the use of our services, our reputation and future revenues would be seriously impaired. Short of terminating an entire Country Agreement, BP Amoco may also terminate our rights to provide particular services in a country if we are unable to meet performance standards for those services in that country. All BP Amoco agreements terminate in December 2006 if not renewed by mutual agreement. Any termination involves a winding-down period during which we continue to be paid for providing services while transferring back to BP Amoco or to a new service provider the HR processes for which we have been responsible. Additional country agreements will contain similar termination provisions.


     PACTIV CORPORATION. In January 2000, we entered into a three year agreement with Pactiv Corporation, a leading provider of advanced packaging solutions formerly known as Tenneco Packaging. Pactiv currently operates 86 facilities in 18 countries around the world. Under this agreement, we will assume complete management and accountability for Pactiv's North American payroll and accounts payable processes. As part of this agreement, we recently acquired substantially all of the assets of Pactiv's 71,000 square-foot, state-of-the-art client service center near Houston in The Woodlands, Texas. We plan to use this client service center to provide HR and affinity process management services to Pactiv, Tenneco, BP Amoco and other future clients.


     TENNECO AUTOMOTIVE. In January 2000, we entered into a three year agreement with Tenneco Automotive, a large international manufacturer of ride management control and exhaust systems and products with approximately 24,000 employees worldwide. Under this agreement, we will provide human resources/payroll, and related finance and accounting process outsourcing services and will assume complete management and accountability for Tenneco's North American payroll and accounts payable processes.

SALES AND MARKETING


     Our sales and marketing team targets senior executives of Global 500 corporations. As of March 31, 2000, our sales group consisted of nine professionals, and our marketing group consisted of seven professionals. We employ a team approach to business development whereby our sales team identifies, qualifies and prioritizes prospects, manages the due diligence process and negotiates the commercial agreements necessary to deliver leading HR solutions. Working with colleagues in our centers of expertise, IT delivery, client services centers, strategy and other functional areas, our business development team functions as the overall project manager in crafting our eHR solution on behalf of our clients. Due to the strategic nature of our engagements, we typically interface with the senior business and technical management personnel of our current and potential clients. Our marketing efforts are focused on creating awareness of the comprehensive nature of our eHR solution, establishing Exult as the leader in this new market and building the Exult brand. We use a broad mix of programs to accomplish these goals, including market research, brochures, information pieces published for industry forums, written articles published for industry trade press, public relations activities, marketing programs, advertising, seminars, speaking engagements and web site marketing. The goal of these activities is to promote Exult as the leading provider of comprehensive eHR, and to publicize the advantages of adopting our integrated eHR solution.


COMPETITION

     We believe our primary competitors are large human resource departments within Global 500 corporations because these departments have strong, existing relationships with the senior executives of our target clients. To a lesser extent, we believe we are in competition with third party vendors who typically only address discrete HR processes. These third party vendors include:

     - the consulting divisions of the Big Five accounting firms;

     - companies that provide a select transactional service, such as payroll processing or benefits administration; and

     - other consulting companies that provide consulting for individual projects, such as HR strategy, executive recruiting and executive compensation.

     We currently use many of these leading third party vendors in our comprehensive eHR solution, and expect to continue to use these vendors to provide certain technologies and HR services for our clients.

We do not believe any competitor currently assumes responsibility for all of the human resources processes within a Global 500 HR department.

INTELLECTUAL PROPERTY


     We regard the protection of our trademarks, service marks, copyrights, trade secrets and other intellectual property rights as critical to our future success. We rely on various intellectual property laws and contractual restrictions to protect our proprietary rights in products and services. We currently have pending service mark applications in the United States for the marks EXULT, E-F&A, MYHR, "PROCESS EXCELLENCE, PROVEN RESULTS," and our logo. We have also filed service mark applications for these marks in Australia, Canada, Europe, and Switzerland. We cannot guarantee that we will be able to secure registrations of our marks domestically or in any foreign country. Our inability to register and protect marks could require us to stop using them or to share them with others, which could cause confusion in the marketplace and harm our business.


     In addition, we currently hold various Internet domain names, including "www.exult.net." The acquisition and maintenance of domain names generally is regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business or into which we choose to expand. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights continues to evolve. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our intellectual property and other proprietary rights.

     We also rely on technologies that we license from third parties. These licenses may not continue to be available to us on commercially reasonable terms in the future, if at all. As a result, we may be required to obtain substitute technology of lower quality or at greater cost, which could materially adversely affect our business, results of operations and financial condition.

     As is common with technology companies, from time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to our intellectual property or proprietary information or technologies. Any claims asserting that our products, services, intellectual property, or proprietary information infringe or may infringe proprietary rights of third parties could require significant defense expenditures and, if determined adversely to us, could seriously harm our business, results of operation and financial condition.

EMPLOYEES


     As of March 31, 2000, we employed 204 people, including 30 in service development, 110 in operations and delivery, 16 in sales and marketing, 30 in consulting and research and 18 in general and administrative. All employees other than one are employed on a full time basis. We believe that we maintain good relations with our employees.


LEGAL PROCEEDINGS

     From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, we are not a party to any material legal proceedings.

FACILITIES


     Our corporate headquarters are located in approximately 19,000 square feet of office space in Irvine, California under a three year lease that expires in June 2002. Our lease agreement for this facility requires monthly base rental payments of approximately $77,000. If we grow as quickly as we expect, we will need additional headquarters space before the end of that lease. We also currently lease approximately 71,000 square feet of office space for our shared service center in The Woodlands, Texas under a lease that expires in April 2006, and approximately 31,000 square feet of office space for our shared service center in Glasgow, Scotland under a lease that expires in March 2010, with an optional right of the landlord and us to terminate the lease in March 2005 with 12 months' prior notice. Our monthly base rental payment is approximately $36,000 for our Texas facility and $73,000 for our Scotland facility. We also lease office space for our consultants in Georgia, Massachusetts, New York, United Kingdom and Switzerland.



     The Texas service center is designed to house 350 personnel engaged principally in call center, payroll, and other support activities necessary to meet our service commitments to our current clients. We are currently building out the infrastructure of our Glasgow facility, and when it is operational in mid to late 2000, it will have capacity to house approximately 200 personnel engaged principally in call center, payroll, and other support activities. These centers are designed to handle our existing client demands and will accommodate some incremental growth in our client base, but we must open new client service centers in new geographic locations to handle any significant growth in our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table provides information with respect to our executive officers, key employees and directors as of March 1, 2000:


                   NAME                     AGE                   POSITION(S)
                   ----                     ---                   -----------
James C. Madden, V........................  38     Chief Executive Officer, President and
                                                   Chairman of the Board
Stephen M. Unterberger....................  42     Chief Operating Officer and Executive Vice
                                                   President
Douglas L. Shurtleff......................  53     Chief Financial Officer, Executive Vice
                                                   President and Treasurer
Peter Ackerson............................  53     Vice President, Client Service Centers
Brian W. Copple...........................  39     Vice President, General Counsel and
                                                   Secretary
Scott J. Figge............................  40     Vice President, Business Development
Robert W. Gunn............................  52     Vice President, Executive Client Lead
Mark B. Hodges............................  35     Vice President, Strategy and Marketing
Alan Little...............................  52     Executive Director, Global Client
                                                   Relationships
Barbara A. Coull-Williams.................  47     Vice President, HR Business Processes
Peter Work................................  41     Chief Technology Officer
Rebecca L. Work...........................  45     Chief Information Officer
J. Michael Cline(1).......................  40     Director
Steven A. Denning(1)......................  51     Director
Mark F. Dzialga...........................  35     Director
Michael A. Miles(2).......................  60     Director
John R. Oltman(2).........................  54     Director
A. Michael Spence(1)(2)...................  56     Director


---------------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

     JAMES C. MADDEN, V has been our Chief Executive Officer and President since November 1998 and our Chairman since February 2000. Mr. Madden served as the Corporate Chief Financial Officer at MCI Systemhouse, the outsourcing unit of MCI, from June 1997 to November 1998. From June 1995 to June 1997, Mr. Madden served as the President of the U.S. and Latin American Divisions, and from January 1994 to June 1995, he was the General Manager of MCI Systemhouse's Pacific Region. He first joined MCI Systemhouse in 1993 as Vice President and Managing Director of the Los Angeles office. Prior to joining MCI Systemhouse, Mr. Madden was a Principal at Booz-Allen & Hamilton from 1991 to 1993. Mr. Madden began his career with Andersen Consulting, where he created and led Andersen's first outsourcing practice on the west coast. Mr. Madden received his B.B.A. degree in Finance and B.A. degree in Geology from Southern Methodist University.

     STEPHEN M. UNTERBERGER has been our Executive Vice President, Chief Operating Officer and Secretary since February 1999. Prior to joining Exult, Mr. Unterberger served as the Vice President and Operating Executive of the U.S. Division of MCI Systemhouse from December 1997 to February 1999, and as its Vice President, Western Region from September 1996 to December 1997. From January 1994 to September 1996, Mr. Unterberger managed large consulting and outsourcing engagements for MCI Systemhouse. From September 1988 to January 1994, Mr. Unterberger served with Price Waterhouse in its information technology management consulting practice. Mr. Unterberger has a B.A. degree in Economics from the University of Pennsylvania.

     DOUGLAS L. SHURTLEFF has been our Chief Financial Officer and Executive Vice President since joining Exult in September 1999. From March 1999 to September 1999, Mr. Shurtleff was Chief Financial Officer for National Water & Power, Inc., a business process outsourcing provider of utility billing services to the multi-family apartment industry. From June 1995 to February 1999, Mr. Shurtleff was Senior Vice President and Chief Financial Officer of USCS International, a publicly traded, business outsourcing provider of software and billing services to communications and other large transaction-based businesses. From January 1990 to June 1995, he served as the Vice President of Finance and Administration for Infonet Services Corporation, a provider of public international data communications. Mr. Shurtleff was instrumental in and oversaw the spin-off of Infonet from Computer Sciences Corporation, where he served as the Group Vice President for Finance and Administration from October 1984 to January 1990. Mr. Shurtleff is a certified public accountant and has an M.B.A. degree and a B.S. degree in Accounting from the University of Southern California.

     PETER ACKERSON has been our Vice President, Client Service Centers since joining Exult in September 1999. Prior to joining Exult, Mr. Ackerson served as the Director of Human Resources Services for Sears, Roebuck and Co. from 1967 to 1999. During his 30 year career in human resources, strategic planning and administration, Mr. Ackerson has acquired significant knowledge of both strategic and transactional sides of human resources. He is certified as a Senior Professional in Human Resources by the Human Resources Certification Institute. Mr. Ackerson attended the University of Virginia.


     BRIAN W. COPPLE has served as our Vice President, General Counsel and Secretary since February 2000. Prior to joining Exult, Mr. Copple served as a Senior Vice President and the General Counsel for EPS Solutions Corporation, a provider of outsourced executive search, performance learning and financial services from February 1999 to February 2000. From January 1988 to February 1999, Mr. Copple practiced corporate and securities law with Gibson, Dunn & Crutcher LLP, including as a partner for three years. Mr. Copple has a J.D. degree and an M.B.A. degree from the University of California, Los Angeles and an A.B. degree in Political Science from Stanford University.


     SCOTT J. FIGGE has been our Vice President, Business Development since April 1999. Prior to joining Exult, Scott was the Vice President responsible for U.S. IT outsourcing business development for MCI's outsourcing unit from 1998 to 1999. From 1993 to 1998, he served in various management positions with MCI, including its Vice President of U.S. Strategic National Accounts, Vice President of Western Region Client Delivery and Sales and Managing Director responsible for client delivery and business development. Prior to 1993, Mr. Figge held key leadership roles at EDS, IBM Corporation and Russell Reynolds Associates. Mr. Figge has a B.A. degree in Economics from the University of California at Los Angeles and has an M.B.A. degree in Finance from Northwestern University's Kellogg School of Management.


     ROBERT W. GUNN founded Gunn Partners in 1991 and has served as our Vice President, Executive Client Lead since we acquired Gunn Partners in 1999. Prior to founding Gunn Partners, Mr. Gunn served as a partner at A. T. Kearney from 1981 to 1991 and launched Kearney's Administrative Practice in 1987. From 1978 to 1981, Mr. Gunn served as a consultant with William E. Hill. Mr. Gunn received an M.B.A. degree from the Wharton School of Management at the University of Pennsylvania and his A.B. degree in Political Science from Williams College.


     MARK B. HODGES has been our Vice President, Strategy and Marketing since July 1999. Prior to joining Exult, Mr. Hodges served as the Vice President and Worldwide Director of Dataquest's IT Services Vendor Group, where he authored the first market research report on the business process outsourcing market in 1989. From 1988 to 1989, Mr. Hodges was the Chief Operating Officer for G2R, Inc, a market research and consulting firm which he co-founded. Mr. Hodges has a B.A. degree in Political Science and Economics from the University of California, Berkeley.

     ALAN LITTLE has served as our Executive Director, Global Client Relationships since January 2000. Prior to joining Exult, Mr. Little was a partner with PricewaterhouseCoopers from 1988 to December 1999, where he was responsible for the human resources consulting business, the organization and change management practice and, starting in 1996, HR outsourcing. From 1973 to 1988, Mr. Little was a worldwide partner at Hay Management Consultants, where he served as Chief Executive for Organization and Management Development Business for the New Zealand Board, the Asia-Pacific Board and the

European Board. Mr. Little received a first class honors degree in Psychology from the University of Sheffield, England.

     BARBARA A. COULL-WILLIAMS has been our Vice President, HR Business Processes since joining Exult in May 1999. Prior to joining Exult, Ms. Williams served as the Vice President, Human Resources of Pacific Gas and Electric Company from 1993 to 1995 and from 1997 to 1999, and as its Vice President of Division Operations from 1995 to 1997. Barbara has served on many boards for community business development, community services and the arts. Her latest board membership was with the National Red Cross of the San Francisco Bay area. Ms. Williams has a B.A. degree in Psychology from Skidmore College and an M.S. degree from Cornell University's School of Industrial and Labor Relations.

     PETER WORK has been our Chief Technology Officer since April 1999. Prior to joining Exult, Mr. Work served as the Director of Strategic Technology for the Consumer Products Division of The Walt Disney Company. From 1986 to 1994, Mr. Work served in various positions with Price Waterhouse, most recently as a Senior Manager. Prior to that, Mr. Work was employed by Ramboll & Hanemann, a leading consulting company in Denmark. Mr. Work is the spouse of Rebecca Work, our Chief Information Officer. Mr. Work has a B.S. degree in Electrical Engineering from the Technical University of Denmark, a Master's degree in Operations Science from Princeton University and the Technical University of Denmark, and a Bachelor of Commerce degree in Human Resources and Strategic Planning from Copenhagen Business School.

     REBECCA L. WORK has served as our Chief Information Officer since joining Exult in 1999. Prior to joining Exult, Ms. Work served as the head of Delivery Management for the U.S. Division of MCI Systemhouse from 1994 to 1999. Ms. Work is the spouse of Peter Work, our Chief Technology Officer and has a B.S. degree in Management Information Systems from Colorado State University.

     J. MICHAEL CLINE has been a Director of Exult since 1998 and our Chairman of the Board until February 2000. Since December 1, 1999, Mr. Cline has been the Managing Partner of Accretive Technology Partners, a private investment company focused in business process outsourcing and business to business e-commerce. From 1989 to 1999, Mr. Cline served as a Managing Member of General Atlantic Partners, LLC, a private equity investment firm focused exclusively on Internet and information technology investments on a global basis. From 1986 to 1989, Mr. Cline helped found AMC, a software company which was later sold to Legent Corporation. Prior to AMC, Mr. Cline was an associate at McKinsey & Company. Mr. Cline received an M.B.A. degree from Harvard Business School and a B.S. degree from Cornell University. Mr. Cline currently serves as a director of Manugistics Group, Inc., Brio Technology, Inc. and FirePond, Inc., as well as a number of private technology companies. Mr. Cline is also a Trustee of the Wildlife Conservation Society.

     STEVEN A. DENNING has been a Director of Exult since November 1998 and is currently the Executive Managing Member of General Atlantic Partners, LLC, a private equity investment firm focused exclusively on Internet and information technology investments on a global basis, and has been with General Atlantic since 1980. He received an M.B.A. degree from Stanford Graduate School of Business, an M.S. degree from the Naval Graduate School in Monterey, California and a B.S. from the Georgia Institute of Technology. Mr. Denning is a director of Eclipsys Corporation, GT Interactive Software Corp. and several private information technology companies.

     MARK F. DZIALGA has been a Director of Exult since February, 2000 and is currently a member of General Atlantic Partners, LLC. Mr. Dzialga has been with General Atlantic Partners, LLC since July 1998 and was the co-head of the Merger Technology Group at Goldman, Sachs & Co. from 1990 to 1998. Mr. Dzialga received an M.B.A. degree from the Columbia University School of Business and a B.S. in Accounting from Canisius College. Mr. Dzialga is a director of several private information technology companies.

     MICHAEL A. MILES has been a Director of Exult since December, 1999. He is the former Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc., having served in that position from September 1991 to July 1994. Prior to assuming that position, Mr. Miles was Vice Chairman and a member of the Board of Directors of Philip Morris Companies Inc. and Chairman and Chief Executive

Officer of Kraft General Foods, Inc., positions he held from December 1989. Mr. Miles is also a Special Limited Partner in the investment firm of Forstmann Little & Co. and is the non-executive chairman of Community Health Systems, a hospital management company owned by Forstmann Little & Co. He is also a member of the boards of directors of Dell Computer Corporation, Morgan Stanley Dean Witter, Sears, Roebuck and Co., Time Warner Inc., The Allstate Corporation and Interpublic Group of Companies, Inc.


     JOHN R. OLTMAN has been a Director of Exult since July 1999 and has served as the President of JRO Consulting Inc. since 1995, in which role he serves as director, advisor and investor in leading technology companies and investment firms. Mr. Oltman also currently serves as the Vice-Chairman of Lante Corporation and Chairman of XOR, Inc. and Evolve Software, Inc. Mr. Oltman also serves as a director for Alysis Technologies, Inc., InaCom Corp. and Premier Systems Integrators, Inc. From February 1996 through August 1997, Mr. Oltman served as Chairman and senior member of the Executive Committee of TSW International, a global leader in asset care software and services. From July 1991 to November 1995, Mr. Oltman served as the Chairman and Chief Executive Officer of SHL Systemhouse, a large provider of client/server systems integration and technology outsourcing. Before joining SHL Systemhouse, Mr. Oltman was managing partner for Andersen Consulting's Chicago Consulting Group. From 1967 to 1970, Mr. Oltman was a member of the technical staff at Bell Laboratories. Mr. Oltman received a B.S. degree from the University of Illinois in 1967 and an M.B.A. degree from Northwestern University's Kellogg School of Management in 1970.

     A. MICHAEL SPENCE has been a Director of Exult since July 1999 and served as the Dean of the Graduate School of Business at Stanford University from July 1990 to August 1999. From 1975 to 1990, Mr. Spence served as a Professor of Economics and Business Administration at Harvard University. In 1983, he was named Chairman of the Economics Department and George Gund Professor of Economics and Business Administration. Mr. Spence was awarded the John Kenneth Galbraith Prize for excellence in teaching and the John Bates Clark Medal for a "significant contribution to economic thought and knowledge." From 1984 to 1990, Mr. Spence served as the Dean of the Faculty of Arts and Sciences at Harvard University. From 1973 to 1975, Mr. Spence served as an Associate Professor of Economics at Stanford University. Mr. Spence has a B.A. degree from Princeton University, a B.S. degree and an M.A. degree from Oxford University and a Ph.D. in Economics from Harvard University. Mr. Spence currently serves on the Board of Directors of Siebel Systems, Inc., General Mills, Inc., Nike, Inc., Torstar and eGain Communications Corporation.


EXULT ADVISORY COUNCIL



     We formed the Exult Advisory Council in order to gain exposure to new ideas and market developments, including new standards for HR best practices, recommendations on the efficacy of new service offerings and service delivery approaches, outside review and oversight of client quality assurance programs, a better understanding of market requirements, and increased exposure in the marketplace. The council includes:



     - Naomi Bloom, Managing Partner of Bloom & Wallace, a consulting company focused on HR information technology and HR management systems;



     - Row Henson, Vice President, Human Resources Management Systems for PeopleSoft USA, Inc., a software provider of HR management systems;



     - Dave Ulrich, Professor of Business at the University of Michigan;



     - Jac Fitz-enz, Ph.D., Chairman and founder of the Saratoga Institute, an HR research and benchmarking firm;



     - John T. Phippen, former Chief Information Officer for Mattel, Inc.;



     - Sharron D. Garrett, Senior Vice President and Chief Information Officer for The Walt Disney Company, Inc.;

     - William J. Pade, Director of the high technology group of McKinsey & Company, a management consulting firm;



     - Robert W. Gunn, Vice President, Executive Client Lead for Exult and founder of Gunn Partners; and



     - Patrick F. McNally, former Partner and Regional Managing Director, Andersen Consulting.


     We also intend to have one representative from each of our clients sit on this committee. We believe that the Exult Advisory Council will help ensure our alignment with the leaders in the HR field and our development of HR best practices.

CLASSIFIED BOARD OF DIRECTORS


     Our board of directors is divided into three classes of directors serving staggered three-year terms, with approximately one-third of the board of directors elected each year. The term of our Class 1 directors, Messrs. Dzialga and Miles, will expire at our 2001 annual meeting of stockholders and at each third annual stockholders' meeting thereafter; the term of our Class 2 directors, Messrs. Oltman and Spence, will expire at our 2002 annual meeting of stockholders and at each third annual stockholders' meeting thereafter; and the term of our Class 3 directors, Messrs. Cline, Denning and Madden, will expire at our 2003 annual meeting of stockholders and at each third annual stockholders' meeting thereafter. Directors may be removed only for cause, and the board of directors may fill vacancies or increase the size of the Board of Directors. These provisions deter stockholders from removing incumbent directors and filling these vacancies with their own nominees and make it difficult even for stockholders voting a majority of our shares to change control of the board of directors in less than two years.


COMMITTEES OF THE BOARD


     The board of directors has an audit committee and a compensation committee. The audit committee consists of Messrs. Miles, Oltman and Spence. The audit committee recommends the appointment of our independent public accountants, reviews the scope of the annual audit and other services provided by our auditors, and reviews our auditors' report on our financial statements. The audit committee also reviews our internal accounting controls and our accounting and financial policies in general.



     The compensation committee consists of Messrs. Cline, Denning and Spence. The compensation committee reviews and makes recommendations to the board of directors on matters relating to employee compensation and benefit plans and reviews and approves salaries, benefits, bonuses and equity incentives for all executive officers. The compensation committee also administers our equity incentive and stock option plans.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Before January 2000, we did not have a compensation committee and all decisions regarding executive compensation were made by our board of directors. No interlocking relationship exists between any of our executive officers or any member of our compensation committee and any member of any other company's board of directors or compensation committee.

DIRECTOR COMPENSATION


     Our directors receive no cash remuneration for serving on the board of directors or any board committee. However, directors may be reimbursed for reasonable expenses incurred by them in attending board and committee meetings. Our directors have received an option grant for 25,000 shares upon joining the board of directors and will receive an annual grant of 10,000 option shares thereafter. In addition, each of the directors will receive an option grant for 25,000 shares upon consummation of this offering, with the exception of Mr. Cline who will receive a grant for 50,000 shares at such time. The exercise price for these options will be equal to the initial public offering price. See "-- 1999 Stock Option/ Stock Issuance Plan."

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS


     James C. Madden entered into an employment agreement with us in October 1999 to serve as our Chief Executive Officer. Under this agreement, Mr. Madden's base salary is $450,000 per year, and he is eligible to receive annual bonuses of up to 50% of his base salary, based upon our financial performance as determined by our board of directors. If we terminate Mr. Madden's employment for any reason, other than for cause as defined in the agreement, Mr. Madden will be entitled to receive one year's annual salary and bonus. In addition, if within 18 months following a change of control of Exult, Mr. Madden's level of responsibility is reduced below his current level and duties, his salary or bonus target is reduced, or his primary location of work is greater than 50 miles from Newport Beach, California, then he will be entitled to terminate his employment and receive one year's salary and bonus.



     Stephen M. Unterberger entered into an employment agreement with us in October 1999 to serve as our Vice President and Chief Operating Officer. Under this agreement, Mr. Unterberger's base salary is $400,000 per year and he is eligible to receive annual bonuses of up to 50% of his base salary, based upon our financial performance as determined by our board of directors and Chief Executive Officer. If we terminate Mr. Unterberger's employment for any reason, other than for cause as defined in the agreement, Mr. Unterberger will be entitled to receive one year's annual salary and bonus. In addition, if within 18 months following a change of control of Exult, Mr. Unterberger's level of responsibility is reduced below his current level and duties, or his salary or bonus target is reduced, or his primary location of work is greater than 50 miles from Irvine, California, then he will be entitled to terminate his employment and receive one year's salary and bonus.



     Barbara A. Coull-Williams entered into an employment agreement with us in August 1999 to serve as our Vice President, Human Resource Processes. Ms. Coull-Williams' base salary is $215,000 per year and she is eligible to receive annual bonuses of up to $107,500, based upon our financial performance as determined by our board of directors and Chief Executive Officer, and her achievement of specified management goals. If we terminate Ms. Coull-Williams' employment for any reason other than for cause as defined in the agreement, Ms. Coull-Williams will have the right to receive severance benefits in accordance with our Executive Severance Plan, as described below.



     Scott J. Figge entered into an employment agreement with us in October 1999 to serve as our Vice President, Business Development. Mr. Figge's base salary is $230,000 per year and he is eligible to receive annual bonuses of up to $140,000 based upon our financial performance as determined by our board of directors and Chief Executive Officer. If we terminate Mr. Figge's employment for any reason, other than for cause as defined in the agreement, Mr. Figge will be entitled to receive the greater of his annual salary or severance benefits payable under our Executive Severance Plan, as described below.



     Rebecca L. Work entered into an employment agreement with us in August 1999 to serve as our Vice President and Chief Information Officer. Ms. Work's base salary is $190,000 per year and she is eligible to receive annual bonuses of up to $95,000 based upon our financial performance as determined by our board of directors and Chief Executive Officer, and her achievement of specified management goals. If we terminate Ms. Work's employment for any reason other than for cause as defined in the agreement, Ms. Work will have the right to receive severance benefits in accordance with our Executive Severance Plan, as described below.


     Our Executive Severance Plan provides benefits to covered persons whose employment is involuntarily terminated by us for reasons other than cause, as defined in such plan. The benefits payable range from four weeks to 12 months of salary, depending on a number of factors including the individual's years of service with Exult.

     Pursuant and subject to the terms and conditions of our stock option plans, we have granted and will grant to our named executive officers stock options that will vest over time. We also provide our named executive officers with health and related benefits that are generally made available to our other executives. All named executive officers are at will employees and each of their employment agreements can be terminated at any time by either party.

EXECUTIVE COMPENSATION


     The following table summarizes the compensation earned by and paid to our Chief Executive Officer and our four most highly compensated executive officers other than the CEO for the year ended December 31, 1999. We provide our officers with non-cash group life and health benefits generally available to all salaried employees. These benefits are not included in the table below due to applicable Securities and Exchange Commission rules. No named executive officer received personal benefits or perquisites that exceeded the lesser of $50,000 or 10% of the officer's total annual salary and bonus for 1999.


                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                            ----------------
                                                                                 AWARDS
                                             ANNUAL COMPENSATION            ----------------
                                     ------------------------------------   SHARES OF COMMON
                                                           OTHER ANNUAL     STOCK UNDERLYING    ALL OTHER
                                      SALARY     BONUS    COMPENSATION(1)      OPTIONS(#)      COMPENSATION
                                     --------   -------   ---------------   ----------------   ------------
James C. Madden....................  $504,808   $22,893       $17,206            885,600         $11,161(2)
  Chief Executive Officer,
  President and Chairman of the
  Board
Stephen M. Unterberger.............   323,918    22,989        19,916          2,578,325          16,221(3)
  Chief Operating Officer and
  Executive Vice President
Barbara A. Coull-Williams..........   135,739    39,540        88,956            124,000          97,052(4)
  Vice President, HR Business
  Processes
Scott J. Figge.....................   156,385    63,502         5,771            794,585              --
  Vice President, Business
  Development
Rebecca L. Work....................   132,985    30,133         6,253            147,510           3,262
  Chief Information Officer

-------------------------
(1) Represents amounts reimbursed for the payment of taxes.

(2) Includes life insurance premiums paid by Exult for the named executive officer.

(3) Includes $9,167 for life insurance premiums paid by Exult and $7,054 for relocation expenses.


(4) Includes $97,052 for relocation expenses.


OPTION GRANTS IN LAST FISCAL YEAR


     The following table provides information regarding stock options granted to the named executive officers during 1999. We have not granted any stock appreciation rights. Each option listed in the table below was granted under the 1999 plan.


                                               INDIVIDUAL GRANTS
                          -----------------------------------------------------------
                          NUMBER OF    % OF TOTAL                                          POTENTIAL REALIZABLE VALUE AT
                          SECURITIES    OPTIONS                  MARKET                    ASSUMED ANNUAL RATES OF STOCK
                          UNDERLYING   GRANTED TO   EXERCISE    PRICE ON                PRICE APPRECIATION FOR OPTION TERM
                           OPTIONS     EMPLOYEES    PRICE PER    GRANT     EXPIRATION   -----------------------------------
          NAME             GRANTED      IN 1999       SHARE       DATE        DATE         0%          5%           10%
          ----            ----------   ----------   ---------   --------   ----------   ---------   ---------   -----------
James C. Madden.........    318,450        3.1%       $1.73      $1.73      12/07/04    $     --    $346,470    $  878,022
                            567,150        5.6         1.57       1.57      12/07/09          --     559,984     1,419,109
Stephen M.
  Unterberger...........  2,343,930       23.1         0.11       0.11      05/25/09          --     162,149       410,918
                            234,395        2.3         1.57       1.57      12/07/09          --     231,433       586,497
Barbara A.
  Coull-Williams........    117,195        1.2         0.33       0.65      06/09/09      37,502      85,410       158,909
                              6,805        0.1         0.65       0.65      09/22/09          --       2,782         7,050
Scott J. Figge..........    585,985        5.8         0.33       0.65      06/09/09     187,515     427,055       794,556
                            208,600        2.1         1.57       1.57      12/07/09          --     205,964       521,954
Rebecca L. Work.........    140,635        1.4         0.33       0.65      06/09/09      45,003     102,492       190,692
                              6,875        0.1         0.65       0.65      09/22/09          --       2,810         7,122

     Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise and represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 0%, 5% and 10% assumed annual rates of compounded stock price appreciation from the fair market value on the date of grant are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions.


YEAR-END OPTION HOLDINGS


     The following table provides aggregated stock option information for the named executive officers for the year ended December 31, 1999. There was no public trading market for our common stock as of December 31, 1999. Accordingly, we have calculated these values on the basis of the assumed initial public offering price of $15 per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options. No officers exercised any options during 1999.



  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION HOLDINGS



                                    NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                         UNEXERCISED OPTIONS(#)                IN-THE-MONEY OPTIONS
                                    --------------------------------      ------------------------------
               NAME                 EXERCISABLE       UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
               ----                 ------------      --------------      -----------      -------------
James C. Madden...................     630,840            254,760         $ 8,472,181       $ 3,421,427
Stephen M. Unterberger............   1,013,280          1,565,045          14,960,201        23,088,841
Barbara A. Coull-Williams.........     124,000                 --           1,816,903                --
Scott J. Figge....................     353,185            441,400           5,123,638         6,274,260
Rebecca L. Work...................     147,510                 --           2,063,115                --



     Each option represents the right to purchase one share of common stock. Except to the extent exercisability is limited by the tax requirements pertaining to incentive stock options, all of the options in the foregoing table are immediately exercisable, but are subject to our right to repurchase the shares at their exercise price if the named executive officer ceases to be employed by us. This repurchase right lapses with respect to 25% of the shares on the first anniversary of the date of grant and with respect to the remaining 75% of the shares in equal monthly installments over the following 36 months.


EMPLOYEE BENEFIT PLANS

     1999 STOCK OPTION/STOCK ISSUANCE PLAN


     In May 1999, we adopted the 1999 Stock Option/Stock Issuance Plan. A total of 10,934,005 shares of common stock have been authorized and reserved for issuance under the 1999 plan. As of March 31, 2000, options to purchase an aggregate of 8,167,565 shares were outstanding and 2,232,215 shares were available for option grants. To the extent we cancel, terminate or repurchase any unvested shares of common stock issued under the 1999 plan, these shares will become available for future issuance under this plan.


     The 1999 plan is divided into two separate components: (i) the Discretionary Option Grant Program under which employees, non-employee members of the Board and consultants may be granted options to purchase shares of common stock; and (ii) the Stock Issuance Program under which eligible individuals may purchase shares of common stock at a price not less than 85% of the fair market value at the time of issuance, or be issued shares of common stock as a bonus tied to the performance of services rendered. Both of these programs are administered by the Board of Directors or one or more committees appointed by the Board of Directors. The Board of Directors has complete discretion to determine which eligible individuals will receive option grants or stock issuances under those programs, determine the type, number, vesting requirements and other features and conditions of awards under the 1999 plan, interpret this plan and make all other decisions relating to the operation of the 1999 plan.

     Options may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code, which permits the deferral of taxable income related to the exercise of these options, or nonqualified options which are not entitled to this deferral. Incentive stock options may only be granted to employees and the term of an incentive stock option cannot exceed ten years, except that the term of an incentive stock option granted to a holder of more than 10% of our stock cannot exceed five years. The exercise price of incentive stock options granted under the 1999 plan will in no event be less than 100% of the fair market value of the common stock on the date of grant, except that an incentive stock option granted to a holder of more than 10% of our stock will have an exercise price of no less than 110% of the fair market value on the grant date, and the exercise price for non-statutory stock options will be no less than 85% of the fair market value of the common stock on the grant date. The exercise price for the shares of common stock subject to the option grants made under the 1999 plan may be paid in cash, check or in shares of common stock valued at the fair market value on the exercise date. The option may also be exercised through a cashless exercise method or delivery of a full recourse, interest bearing promissory note.

     Under the 1999 plan, any or all options outstanding under the Discretionary Option Grant Program may be cancelled in return for the grant of new options covering the same or a different number of shares of common stock with an exercise price per share based on the fair market value of the common stock on the new grant date.

     In the event we are acquired by merger or sale of substantially all of our assets, each outstanding option under the Discretionary Option Grant Program not assumed by the successor corporation or otherwise continued in effect will automatically accelerate, and all unvested shares will immediately become vested and exercisable. Also, any outstanding repurchase rights will automatically terminate and these shares will become fully vested, except to the extent our repurchase rights with respect to those shares are assigned to the successor corporation or otherwise prohibited at the time the option was granted or the repurchase right was created. Vesting under outstanding options will automatically accelerate in the event of the termination of the optionee's services within a designated period, not to exceed 18 months, following an acquisition in which those options are assumed or continued in effect. Also, outstanding repurchase rights will automatically lapse and cease to be exercisable in the event the optionee or participant's service is terminated within a designated period, not to exceed 18 months, following the effective date of an acquisition in which those repurchase rights are assigned or otherwise continued.


     A change in control of Exult by acquisition of beneficial ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities or the sale, transfer or other disposition of all or substantially all of our assets will result in each outstanding option accelerating and becoming vested. Also, any outstanding repurchase rights shall automatically terminate and these unvested shares shall become fully vested. However, the shares subject to an outstanding option will not vest on an accelerated basis and the repurchase rights will not terminate if the option is assumed by the successor corporation and our repurchase rights, if any, with respect to the unvested option shares or shares of common stock are concurrently assigned to such successor corporation. In addition, the vesting of the option shares will not accelerate if such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the change of control and provides for subsequent payout in accordance with the same vesting schedule applicable to those option shares.


     The Board of Directors may amend or modify the 1999 plan at any time subject to any required stockholder approval. The 1999 plan will terminate on the earliest of (a) May 24, 2009, (b) the date on which all shares available for issuance under the 1999 plan shall have been issued as fully vested shares, or
(c) the termination of all outstanding options in connection with a change in control or ownership of Exult.

     1999 SPECIAL EXECUTIVE STOCK OPTION PLAN


     Our 1999 Special Executive Stock Option Plan was adopted by our board and our stockholders on November 19, 1999 for grants of stock options to officers and other highly compensated employees. 3,065,995 shares of common stock have been authorized for issuance under the special plan. As of March 31, 2000, options for 3,065,995 shares of our common stock were outstanding under the special plan, no options had been exercised, and no shares remained available for future option grant.


     The special plan is administered by our board of directors. The board in its capacity as plan administrator has the discretionary authority to determine which eligible individuals are to receive option grants under the special plan, the time or times when such option grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

     The special plan includes the following features:

     - The exercise price for each option must be at least 85% of the fair market value of the option shares at the time of the option grant. No option may have a term in excess of ten years, and each option will be subject to earlier termination following the optionee's cessation of service with us.

     - The options may be structured as installment options which become exercisable for vested shares over the optionee's period of service with us. Alternatively, the options may be immediately exercisable for all the option shares, but any shares purchased under such an option may be repurchased by us, at the option exercise price paid per share, in the event the optionee leaves our service before vesting in those shares.

     - The exercise price for the shares of common stock subject to option grants made under our special plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the plan administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

     - The board has the authority to cancel outstanding options under the discretionary option grant program in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

     - The board also has the authority to accelerate the vesting schedule in effect for any shares purchased or purchasable under the granted option and to extend the exercise period during which an option may be exercised following the optionee's cessation of service with us.

     - The special plan includes the following change in control provisions which may result in the accelerated vesting of outstanding option grants:

        - In the event that we are acquired by merger or asset sale, each outstanding option which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the special plan will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

        - The board will have complete discretion to structure one or more options under the plan so those options will vest as to all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of outstanding shares under the plan may be accelerated upon similar terms and conditions.

     - The board will also have the authority to grant options which will immediately vest in the event we are acquired, whether or not those options are assumed by the successor corporation.

     - The board may amend or modify the special plan at any time, subject to any required stockholder approval.


2000 STOCK INCENTIVE PLAN



     The 2000 Stock Incentive Plan will be the successor program to our existing 1999 Stock Option/Stock Issuance Plan. The 2000 Stock Incentive Plan will be adopted by the board in April 2000 and thereafter will be submitted to the stockholders for their approval. Subject to the stockholders' approval, the 2000 Stock Incentive Plan will become effective on the date the purchase agreement for this offering is signed. At that time, all outstanding options under our existing 1999 Stock Option/Stock Issuance Plan and 1999 Special Executive Stock Option Plan will be transferred to the 2000 Stock Incentive Plan, and no further option grants will be made under those plans. The transferred options will continue to be governed by their existing terms, unless our compensation committee decides to extend one or more features of the 2000 Stock Incentive Plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 2000 Stock Incentive Plan.



     Under the 2000 Stock Incentive Plan, 20,000,000 shares of our common stock have been authorized for issuance. This share reserve consists of the shares that will be carried over from our existing 1999 Stock Option/Stock Issuance Plan and 1999 Special Executive Stock Option Plan, including the shares subject to outstanding options thereunder. The share reserve under our 2000 Stock Incentive Plan will automatically increase on the first trading day in January of each year, beginning with calendar year 2001, by an amount equal to 5% of the total number of shares of our common stock outstanding on the last trading day in December in the prior year, but in no event will any such annual increase exceed 10,000,000 shares. In addition, no participant in our 2000 plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 1,000,000 shares of common stock per calendar year.



     Our 2000 Stock Incentive Plan has five separate programs:



     - the discretionary option grant program, under which eligible individuals in our employ may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;



     - the stock issuance program, under which eligible individuals may be issued shares of common stock directly, either through the purchase of such shares at a price not less than their fair market value at the time of issuance, or as a bonus tied to the attainment of performance milestones or the completion of a specified period of service;



     - the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary each year to the acquisition of special below market stock option grants;



     - the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and



     - the director fee option grant program, under which non-employee board members may elect to have all or a portion of their annual retainer fee otherwise payable in cash applied to a special stock option grant.



     The individuals eligible to participate in our 2000 Stock Incentive Plan include our officers and other employees, our board members and any consultants we hire.

     The discretionary option grant and stock issuance programs will be administered by the compensation committee of our board of directors, which we refer to as the plan administrator. This plan administrator will determine which eligible individuals are to receive option grants or stock issuances under these programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The plan administrator will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is put into effect for one or more calendar years.



     Our 2000 Stock Incentive Plan will include the following features:



     - The exercise price for any options granted pursuant to the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the option holder. In addition, the plan administrator may provide financial assistance to one or more option holders in the exercise of their outstanding options by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise. The issue price of shares issued under the stock issuance program may also be paid in cash or shares of our common stock or, with the approval of the plan administrator, through a full-recourse promissory note.



     - The plan administrator will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our existing stock option/stock issuance plan, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.



     - Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock. None of the outstanding options under our existing stock option/stock issuance plan have any stock appreciation rights.



     - The 2000 Stock Incentive Plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:



      -- In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.



      -- The plan administrator will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions.



      -- The plan administrator will also have the authority to grant options which will immediately vest in the event we are acquired, whether or not those options are assumed by the successor corporation.



      -- The plan administrator may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.



      -- The options currently outstanding under our existing stock option/stock issuance plans will immediately vest in the event we are acquired by merger or sale of substantially all our assets, unless those options are assumed by the acquiring entity or our repurchase rights with respect to any unvested shares subject to those options are assigned to such entity. However, a number of those options also contain a special acceleration provision pursuant to which the shares subject to those options will immediately vest upon an involuntary termination of the optionee's employment within 18 months following an acquisition in which the repurchase rights with respect to those shares are assigned to the acquiring entity.



     In the event the plan administrator decides to put the salary investment option grant program into effect for one or more calendar years, each of our executive officers and other highly compensated employees may elect to reduce his or her base salary for the calendar year by an amount not less than $10,000 nor more than $50,000. Each selected individual who makes such an election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount by which the optionee's salary is to be reduced under the program. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect.



     Under the terms of the automatic option grant program, each individual who first becomes a non-employee board member at any time after the effective date of this offering will receive an option grant for 25,000 shares of common stock on the date such individual joins the board. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 10,000 shares of common stock. Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of ten years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each automatic grant and initial grant will vest according to the following schedule: 25% of the options will vest upon the optionee's completion of the one-year period of board service measured from the grant date and the remaining shares subject to the option will vest in equal monthly installments over the following 36 months. The shares subject to each outstanding automatic option grant will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.



     Should the director fee option grant program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the fee election is to be in effect. However, the option will become immediately exercisable for all the option shares upon the optionee's death or disability while serving as a board member.



     Our 2000 Stock Incentive Plan will also have the following features:



     - Outstanding options under the salary investment, automatic option and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.



     - Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant or automatic option grant program, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.



     - The board may amend or modify the 2000 Stock Incentive Plan at any time, subject to any required stockholder approval. The 2000 Stock Incentive Plan will terminate no later than April 30, 2010.



2000 EMPLOYEE STOCK PURCHASE PLAN



     In April 2000, our board of directors and stockholders approved our 2000 Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code. This plan is administered through a series of successive quarterly purchase periods beginning July 1, 2000. US employees who are scheduled to work more than 20 hours per week or more than five calendar months per year may elect to participate by contributing to the plan a portion, not in excess of 10 percent, of their after-tax pay for each pay period during the quarter. We will retain their accumulated contributions until the end of each quarter and then apply them to the purchase of shares of our common stock. The purchase price will be the lesser of the fair market value of the common stock on the first day of the quarter or the fair market value of the common stock on the last day of the quarter, minus a 15 percent discount. Participants may not transfer shares purchased under the plan for at least 180 days after the purchase date. Each participant's quarterly purchases are capped at $6,250 worth of stock. The plan will continue to be in effect for a term of 20 years. The plan administrator may at any time terminate or amend the plan, except as specifically prohibited by law.



     If we are acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be the lesser of the fair market value per share of common stock on the first day of the quarter in which such acquisition occurs or the fair market value per share of common stock immediately prior to such acquisition, minus a 15% discount.



     We also plan to implement stock purchase plans for our employees who live in other countries. The terms of these additional plans will be as close as practicable to the US plan, subject to compliance with local legal requirements. The total number of shares available for purchase under the US plan and any other stock purchase plans we may implement for our employees who reside in other countries will be 2,000,000.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS


     Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as directors, provided that this provision does not eliminate the liability of the directors for the following:



     - breach of the director's duty of loyalty to the corporation or its stockholders;



     - acts or omissions not in good faith or which involve intentional misconduct, or a knowing violation of law;



     - payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law; and



     - any transaction from which the director derived an improper personal benefit.



     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors, officers, employees and agents against expenses incurred in connection with legal actions arising from their service to the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding had no reasonable cause to believe their conduct was unlawful. Our bylaws require us to indemnify our directors and officers to the greatest extent permitted under Delaware law, and we have entered into indemnification agreements with our directors and our executive officers to the same effect. We also maintain directors' and officers' liability insurance.



     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding which may result in a claim for indemnification.


     The Securities and Exchange Commission is of the opinion that indemnification of directors, officers and persons controlling Exult for violations of the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS


     Since our formation in October 1998, there has not been, nor is there any proposed, transaction in which we were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, nominee for election as a director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family or any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation agreements and other agreements and transactions which are described in "Management" and the transactions described below.


GENERAL ATLANTIC PARTNERS


     In November 1998, we sold an aggregate of 25,000 shares of our Series A preferred stock at a purchase price of $40.00 per share to investors affiliated with General Atlantic Partners. In April 1999, we sold an aggregate of 1,660,517 shares of our Series B preferred stock at a purchase price of $5.42 per share to investors affiliated with General Atlantic Partners. Between October 1999 and December 1999, we sold an aggregate of 4,377,432 shares of our Series C preferred stock at a purchase price of $10.28 per share to investors affiliated with General Atlantic Partners. In November 1998, we sold 9,000 shares of our common stock for an aggregate price of $1.00 to GAP Coinvestment Partners, LP. Steven A. Denning, a director of Exult, is the Executive Managing Member of General Atlantic Partners, LLC. Mark Dzialga, a director of Exult, is a member in General Atlantic Partners, LLC. The entities affiliated with General Atlantic Partners consist of GAP Coinvestment Partners, L.P., General Atlantic Partners 54, L.P., General Atlantic Partners 57, L.P., GAP Coinvestment Partners II, L.P. and General Atlantic Partners 60, L.P. Upon conversion of the convertible preferred stock at the closing of this offering, General Atlantic Partners and its affiliates will hold an aggregate of 52,698,745 shares of our common stock.


FOUNDER'S STOCK


     In April 1999, we sold 8,856,000 shares of our common stock for an aggregate purchase price of $39,360 to James Madden, our Chief Executive Officer, President and Chairman of the Board. At the time of the sale, 922,500 of the shares were vested and the remaining 7,933,500 were unvested. The unvested shares vest at the rate of 184,500 shares per month as long as Mr. Madden remains employed by Exult. If Mr. Madden resigns his employment voluntarily or if we terminate his employment with cause, we have the right to repurchase any or all of the shares that have not vested at that time at a price of $.004 per share. If we terminate Mr. Madden's employment without cause, we have the right to repurchase up to half of the shares that have not vested at that time. General Atlantic Partners, LLC will have a right to purchase any unvested shares that we have a right to purchase but do not purchase upon termination of Mr. Madden's employment. As of March 31, 2000, 5,904,000 of Mr. Madden's shares remained unvested. All of the shares will have vested as of December 1, 2002 if Mr. Madden remains employed with us until that time.


BP INTERNATIONAL LIMITED


     We have entered into agreements to provide human resources management services to BP International Limited and two of its affiliates. We estimate the total amount payable to us for the expected duration of these agreements will be approximately $600 million, although the actual amount will vary based upon a number of factors, including failure to extend our services as broadly through the client's organization as we expect, and our client's right to terminate the agreements for convenience beginning in 2002, or at any time for our material breach of significant and repeated performance failures. The actual amount we receive under these agreements may be significantly less than we expect. The agreements are described in "Business -- Major Clients -- BP Amoco."



     In December 1999, we granted BP International Limited warrants to purchase up to 3,339,220 shares of our common stock at an exercise price of $1.57 per share, and warrants to purchase up to 667,844 shares of our Series C preferred stock, convertible into an aggregate of 3,339,220 shares of our common stock, at an initial exercise price of $10.28 per share, increasing daily at an annual rate of 12%, compounded daily, following the date of issuance of the warrant. BP Amoco exercised these warrants effective on April 28, 2000 for an aggregate exercise price of $12,435,255. In February 2000, we sold 385,805 shares of our Series C preferred stock at a price of $10.28 per share to BP International Limited pursuant to pre-emptive rights granted to BP International, and these shares will convert into 1,929,025 shares of common stock upon completion of this offering.


ACQUISITION OF GUNN PARTNERS, INC.

     In November 1999, we acquired certain assets from Gunn Partners, Inc. for an aggregate purchase price of $15.0 million in cash, payable in three installments of $5.0 million. The first installment was paid at the closing date. The final two installments, which remained outstanding at March 1, 2000, are payable in November 2000 and 2001. Robert Gunn, our current Vice President, Executive Client Lead, is a shareholder of Gunn Partners, and will receive approximately $4.0 million of the total proceeds from this acquisition.

OTHER RELATED PARTY TRANSACTIONS


     We have entered into an indemnification agreement with each of our executive officers and directors containing provisions that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Exult and its stockholders. See "Management -- Limitation of Liability and Indemnification."



     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans, if any, between us and our officers, directors and principle stockholders and their affiliates and any transactions between us and any entity with which our officers, directors or principal stockholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors.

                             PRINCIPAL STOCKHOLDERS


     The following table indicates information as of March 31, 2000 regarding the ownership of our common stock by:


     - each person who is known by us to beneficially own more than 850,000 shares of our common stock;

     - each named executive officer;

     - each of our directors; and

     - all of our directors and executive officers as a group.


     The number of shares of common stock beneficially owned and the percentage of shares beneficially owned are based on 78,529,981 shares of common stock deemed outstanding as of March 31, 2000, giving effect to the conversion of all of our preferred stock into common stock upon consummation of this offering, and 92,529,981 shares of common stock outstanding upon consummation of this offering. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable currently or within 60 days following March 31, 2000 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole and voting investment power for all shares shown as beneficially owned by them.



                                                                                 PERCENTAGE OF
                                                                               OUTSTANDING SHARES
                                                               NUMBER OF       BENEFICIALLY OWNED
                                                                 SHARES       --------------------
                                                              BENEFICIALLY    PRIOR TO     AFTER
          NAME AND ADDRESS OF BENEFICIAL OWNERS(1)               OWNED        OFFERING    OFFERING
          ----------------------------------------            ------------    --------    --------
Steven A. Denning(2)........................................   52,708,745       67.1%       57.0%
Mark Dzialga(2).............................................   52,708,745       67.1        57.0
General Atlantic Partners and its affiliates(2).............   52,698,745       67.1        57.0
James C. Madden(3)..........................................    9,562,988       12.1        10.3
BP International Limited....................................    8,607,465       10.1         8.7
DB Capital Investors, L.P.(4)...............................    2,295,160        2.9         2.5
Goldman, Sachs & Co. and its affiliates(5)..................    2,295,160        2.9         2.5
Stephen M. Unterberger(6)...................................    1,950,001        2.4         2.1
Mellon Ventures II, L.P.(7).................................    1,147,580        1.5         1.2
52nd Street Associates(8)...................................      874,240        1.1           *
Scott J. Figge(6)...........................................      647,343          *           *
John R. Oltman(9)...........................................      200,150          *           *
Rebecca L. Work(6)..........................................      157,905          *           *
Barbara A. Coull-Williams(6)................................      124,000          *           *
A. Michael Spence(10).......................................      127,195          *           *
Michael A. Miles(10)........................................      127,195          *           *
J. Michael Cline(6).........................................       10,000          *           *
All officers and directors as a group (17 persons)(11)......   66,867,833       80.3%       68.8%


-------------------------
  *  Less than one percent


 (1) The address for each of the officers and directors is 4 Park Plaza, Suite 1000, Irvine, California. The address for General Atlantic Partners and its affiliates is 3 Pickwick Plaza, Greenwich, Connecticut 06830. The address for BP International Limited is Britannic House, One Finsbury Circus, London England EC2M 7BA.

 (2) Includes 52,698,745 shares held by the following General Atlantic partnerships: 4,191,300 shares held by GAP Coinvestment Partners, L.P.; 31,212,050 shares held by General Atlantic Partners 54, L.P.; 1,205,143 shares held by General Atlantic Partners 57, L.P.; 4,400,887 shares held by GAP Coinvestment Partners II, L.P. and 11,689,365 shares held by General Atlantic Partners 60, L.P. Also includes for each of Messrs. Dzialga and Denning, options to purchase 10,000 shares of common stock which are exercisable within 60 days of March 31, 2000. Each of Messrs. Denning and Dzialga are directors of Exult. Mr. Denning is the Executive Managing Member of General Atlantic Partners, LLC, the general partner of certain of the foregoing General Atlantic partnerships and the managing general partner of certain of the other foregoing General Atlantic partnerships. Mr. Dzialga is a member of General Atlantic Partners, LLC and currently serves as a general partner of a number of General Atlantic partnerships. Each of Messrs. Dzialga and Denning disclaim beneficial ownership of the shares held by the General Atlantic partnerships, except to the extent of their primary interest therein.



 (3) Includes 885,600 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2000.



 (4) These shares are beneficially owned by Deutsche Bank AG, the parent corporation of DB Capital Partners, Inc., which is the general partner of DB Capital Investors, L.P.



 (5) Includes 1,650,474 shares held by GS Capital Partners III, L.P.; 453,735 shares held by GS Capital Partners III Offshore, L.P.; 76,194 shares held by Goldman, Sachs & Co. Verwaltungs GmbH; and 114,757 shares held by Stone Street Fund 2000, L.L.C.



 (6) Consists solely of shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2000.



 (7) These shares are beneficially owned by MVMA, Inc., a Delaware corporation, the general partner of MVMA II, L.P., a Delaware limited partnership, which is the general partner of Mellon Ventures II, L.P.



 (8) These shares are beneficially owned by McKinsey & Company, Inc., the parent corporation of 52nd Street Associates.



 (9) Includes (a) 190,150 shares held by JRO Consulting, Inc., which is affiliated with Mr. Oltman and (b) 10,000 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2000.



(10) Includes 10,000 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2000.



(11) Includes 4,719,748 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our securities and provisions of our certificate of incorporation and bylaws is only a summary. You should also refer to the copies of our certificate and bylaws which have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.


     Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001, and 15,000,000 shares of preferred stock, par value $0.0001.


COMMON STOCK


     At March 31, 2000, and giving effect to the conversion of all outstanding shares of our preferred stock into common stock in connection with this offering, 78,529,980 shares of common stock were outstanding and held of record by approximately 25 holders. Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of common stockholders. Holders of common stock do not have cumulative voting rights. Our board of directors is divided into three classes of directors serving staggered three-year terms, with approximately one-third of the directors elected each year. Holders of shares representing a majority of the voting power of common stock can elect all of the directors eligible for election at any meeting of stockholders. The holders of the remaining shares will not be able to elect any directors. The shares of common stock offered by this prospectus, when issued, will be fully paid and non-assessable and will not be subject to any redemption or sinking fund provisions. Holders of common stock do not have any preemptive, subscription or conversion rights.



     Holders of our common stock are entitled to receive dividends declared by the board of directors out of legally available funds, subject to the rights of preferred stockholders. Since our inception, we have not declared or paid any cash dividends on our common stock. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities, and subject to the prior rights of any holders of outstanding shares of preferred stock.


PREFERRED STOCK


     Upon the closing of this offering, all outstanding shares of our convertible preferred stock will convert into an aggregate of 65,484,785 shares of our common stock. Thereafter, the board of directors is authorized to issue from time to time, without further vote or action by the stockholders, up to an aggregate of 15,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each of these series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of a series. We currently have no present plans to issue any shares of preferred stock, but we believe that the ability to issue preferred stock without the expense and delay of a special stockholders' meeting will provide us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The board of directors could issue preferred stock having voting dividend and liquidation rights superior to those of the common stock, which could adversely affect the voting power of the holders of common stock, including the loss of voting control to others, and delay, defer or prevent a change in control of Exult without further action by the stockholders. This could discourage an acquisition attempt or other transaction which stockholders might believe to be in their best interests or in which they might receive a premium for their stock over the then market price of the stock.


ANTI-TAKEOVER PROVISIONS


     The provisions of our certificate of incorporation and bylaws described below may make it more difficult for third parties to acquire control of Exult, deprive stockholders of the opportunity to realize a premium on the shares of common stock owned by them, and adversely affect the prevailing market price of our stock. Nevertheless, we believe these provisions are beneficial because they may:



     - encourage persons seeking to acquire control of Exult to consult first with the board of directors to negotiate the terms of any proposed business combination or offer, and enhance the ability of the board of directors to negotiate appropriate terms on behalf of stockholders;



     - reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or that is otherwise unfair to our stockholders; and



     - discourage unfair tactics that may be used in proxy fights.



     DELAWARE ANTI-TAKEOVER LAW. We are subject to Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control in attempts with respect to us and, accordingly, may discourage attempts to acquire us.



     BOARD CLASSIFICATION. Under our bylaws, our board of directors is divided into three classes of directors serving staggered three-year terms, with approximately one-third of the directors elected each year. This prevents majority stockholders or persons holding proxies to vote a majority of our shares from changing control of our board of directors in fewer than two annual stockholder meetings.



     FILLING BOARD VACANCIES AND REMOVAL OF DIRECTORS. Subject to the rights of the holders of any outstanding series of preferred stock, our bylaws permit directors but not stockholders to fill board vacancies, including newly created directorships. Under our bylaws and Delaware law, while the board is classified directors may be removed by stockholders only for cause. Furthermore, our certificate of incorporation requires the affirmative vote of holders of two-thirds of the outstanding shares of voting stock to remove a director. These provisions could prevent a stockholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees, and from influencing a change-in-control of Exult through board representation.



     STOCKHOLDER MEETINGS AND VOTING. Our certificate of incorporation prohibits stockholder action by written consent without a meeting. Our bylaws provide that only the board of directors, the Chairman of the Board, the Chief Executive Officer, or the Secretary acting on request of the Chairman or Chief Executive Officer may call special meetings of stockholders. Stockholders may not call special meetings. At regular meetings of stockholders, stockholders may make proposals and nominate directors only if they have complied with the advance notice requirements set forth in our bylaws. These provisions could make it more difficult for stockholders to change the existing board and management or to initiate other actions that are opposed by the board of directors, such as elimination of defensive strategies that have been adopted by the board of directors to address unsolicited takeover bids.



     SUPERMAJORITY VOTE REQUIREMENT. The board may amend our bylaws, but stockholders may not change the provisions of our certificate of incorporation and bylaws described above without a two-thirds vote. These voting requirements give the board substantial flexibility, but make it more difficult for stockholders to control or influence Exult by amending the certificate of incorporation or bylaws and may enable minority stockholders to prevent such amendments. Following the completion of this offering, our present directors and executive officers and their respective affiliates will beneficially own more than two-thirds of our common stock. As a result, these stockholders will have veto power with respect to stockholder actions or approvals for the foreseeable future.

WARRANTS

     In June 1999, we issued two warrants to a consultant to purchase 691,880 shares of our common stock at an exercise price of $1.084 per share and 182,390 shares of our common stock at an exercise price of $2.056 per share. This warrant may be exercised at any time and expires on the earlier of December 31, 2009 and 365 days after the close of our initial public offering.


     In September 1999, we issued warrants to two executive search firms to purchase 46,155 shares of our common stock at an exercise price of $0.65 per share and 47,770 shares of our common stock at an exercise price of $1.57 per share. Twenty-five percent (25%) of the warrant shares vest quarterly from the respective date of each warrant over a one (1) year period. The holder of each warrant may exercise the warrant shares that have vested at any time up to September 22, 2009.


REGISTRATION RIGHTS

     After this offering, holders of 70,369,250 shares of common stock will have registration rights with respect to their shares. Subject to conditions, these holders can require us to register all or part of their shares. In addition, these holders may require us to include their shares in future registration statements that we file and may require us to register their shares on Form S-3. Upon registration, these shares will be freely tradable in the public market without restriction.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offering, we will have 92,529,981 shares of common stock outstanding assuming no exercise of options after March 31, 2000. Of this amount, the 14,000,000 shares offered by this prospectus will be available for immediate sale in the public market as of the date of this prospectus. Following the expiration of 180-day lockup agreements with the representatives of the underwriters or Exult, 36,071,480 shares will be available for sale in the public market, subject in some cases to compliance with the volume and other limitations of Rule 144.



                                      APPROXIMATE NUMBER
           DAYS AFTER THE             OF SHARES ELIGIBLE
      DATE OF THIS PROSPECTUS          FOR FUTURE SALE                   COMMENT
      -----------------------         ------------------   ------------------------------------
Upon effectiveness..................      14,000,000       Freely tradable shares sold in this
                                                           offering
180 days............................      36,071,480       Lock-up released; shares saleable
                                                           under Rule 144, 144(k) or 701
Over 180 days.......................      37,842,160       Restricted securities held for less
                                                           than one year


     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

     - 1% of the then outstanding shares of common stock; or

     - the average weekly trading volume during the four calendar weeks preceding the sale.


A person who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell his or her shares under Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates are always subject to the volume limitations, even after the applicable holding periods have been satisfied.



     We are unable to estimate the number of shares that will be sold under Rule 144 because this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to the offering, there has been no public market for the common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock offered by this prospectus.



     Exult, its directors, executive officers, and significant stockholders have agreed, under the purchase agreement and other agreements that they will not sell any common stock without the prior written consent of Merrill Lynch for a period of 180 days from the date of this prospectus, except that we may, without consent, grant options and sell shares under our stock plans.



     Any employee or consultant who purchased his or her shares under a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. As of March 31, 2000, the holders of vested options to purchase approximately 659,424 shares of common stock will be eligible to exercise their options and sell their shares upon the expiration of the 180-day lockup period, subject to the vesting of those options.



     We intend to file registration statements on Form S-8 under the Securities Act as soon as practicable after the completion of the offering to register all shares of common stock subject to outstanding stock options or reserved for issuance under our 1999 Stock Option/Stock Issuance Plan, our 1999 Special Executive Stock Option Plan, our 2000 Employee Stock Purchase Plan and our 2000 Stock Incentive Plan. This registration will permit the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act, upon completion of the lock-up period described above. Shares registered under the Form S-8 registration statement held by affiliates will be subject to Rule 144 volume limitations. See "Management -- Executive Compensation" and "-- 1999 Stock Option/Stock Issuance Plan."

     In addition, holders of 70,369,250 shares of common stock have registration rights with respect to their shares. Registration of these securities would enable these shares to be freely tradable without restriction under the Securities Act. We also have given, or intend to give, registration rights to our warrant holders with respect to 6,678,440 shares of common stock. See "Risk Factors -- A large number of additional shares may be sold into the public market in the near future. These sales could cause the market price of our common stock to decline significantly, even if our business is doing well."

                                  UNDERWRITING


     We intend to offer the shares in the U.S. and Canada through the U.S. underwriters and elsewhere through the international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., FleetBoston Robertson Stephens Inc. and Salomon Smith Barney Inc. are acting as U.S. representatives of the U.S. underwriters named below. Subject to the terms and conditions described in a U.S. purchase agreement among us and the U.S. underwriters, and concurrently with the sale of 2,100,000 shares to the international managers, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.



                                                                NUMBER
                                                              OF SHARES
                     U.S. UNDERWRITERS                        ----------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Bear, Stearns & Co. Inc.....................................
FleetBoston Robertson Stephens Inc..........................
Salomon Smith Barney Inc....................................
                                                              ----------
             Total..........................................  11,900,000
                                                              ==========



     We have also entered into an international purchase agreement with the international managers for sale of the shares outside the U.S. and Canada for whom Merrill Lynch International, Bear, Stearns International Limited, FleetBoston Robertson Stephens International Limited, and Salomon Brothers International Limited are acting as lead managers. Subject to the terms and conditions in the international purchase agreement, and concurrently with the sale of 11,900,000 shares to the U.S. underwriters pursuant to the U.S. purchase agreement, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase 2,100,000 shares from us. The initial public offering price per share and the total underwriting discount per share are identical under the U.S. purchase agreement and the international purchase agreement.


     The U.S. underwriters and the international managers have agreed to purchase all of the shares sold under the U.S. and international purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the U.S. underwriters and the international managers are conditioned on one another.


     Generally, we have agreed to indemnify each underwriter against liability arising out of any untrue statement contained in the registration statement, any preliminary prospectus or the final prospectus, or the omission of a material fact required to be stated in the registration statement or such prospectus necessary to make the statements in the registration statement or such prospectus not misleading. In addition, we have agreed to indemnify each underwriter against liability arising out of our violations of laws or regulations of foreign jurisdictions where reserved shares have been offered. The underwriters have agreed to indemnify us against liability with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the registration statement, any preliminary prospectus or the final prospectus in reliance upon and in conformity with written information furnished to us by that underwriter through Merrill Lynch expressly for use in the registration statement, such preliminary prospectus or the prospectus. For more detailed information on the terms of indemnification contained in the purchase agreement, please see Exhibit 1.1 to the registration statement.


     The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The U.S. representatives have advised us that the U.S. underwriters propose initially to offer the shares to the public at the initial public price on the cover page of this prospectus and to dealers at that price less a concession not
in excess of $     per share. The U.S. underwriters may allow, and the dealers may reallow, a discount not in excess of $ per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.


     The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.


                                                 PER SHARE    WITHOUT OPTION    WITH OPTION
                                                 ---------    --------------    -----------
Public offering price..........................     $               $               $
Underwriting discount..........................     $               $               $
Proceeds, before expenses, to Exult ...........     $               $               $

     The expenses of the offering, not including the underwriting discount, are
estimated at $          and are payable by us.

OVER-ALLOTMENT OPTION


     We have granted options to the U.S. underwriters to purchase up to 1,785,000 additional shares at the public offering price less the underwriting discount. The U.S. underwriters may exercise these options for 30 days from the date of this prospectus solely to cover any over-allotments. If the U.S. underwriters exercise these options, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that U.S. underwriter's initial amount reflected in the above table.



     We have also granted options to the international managers, exercisable for 30 days from the date of this prospectus, to purchase up to 315,000 additional shares to cover any over-allotments on terms similar to those granted to the U.S. underwriters.


INTERSYNDICATE AGREEMENT

     The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement.

RESERVED SHARES

     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to some of our directors, officers, employees, distributors, dealers, business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

NO SALES OF SIMILAR SECURITIES

     We, our executive officers, directors and all existing stockholders have agreed with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly:

     - offer, pledge, sell or contract to sell any common stock,

     - sell any option or contract to purchase any common stock,

     - purchase any option or contract to sell any common stock,

     - grant any option, right or warrant for the sale of any common stock,

     - lend or otherwise dispose of or transfer any common stock,

     - request or demand that we file a registration statement related to the common stock, or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.


     This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Although Merrill Lynch may consider releasing certain persons from the lockup restrictions due to financial hardship or a similar reason, Merrill Lynch does not anticipate such a release, nor is any such release currently contemplated.


QUOTATION ON THE NASDAQ NATIONAL MARKET

     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us, the U.S. representatives and lead managers. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

     - the valuation multiples of public traded companies that the U.S. representatives and the lead managers believe to be comparable to us,

     - our financial information,

     - the history of, and the prospects for, our company and the industry in which we compete,

     - an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

     - the present state of our development, and

     - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

     An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

     The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

     We expect the shares to be approved for quotation on the Nasdaq National Market under the symbol "EXLT."

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the U.S. representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

     If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the U.S. representatives may reduce that short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

     The U.S. representatives may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representatives purchase shares in the open market to reduce the underwriter's short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction of magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

ELECTRONIC DISTRIBUTION


     Neither the Company nor the Underwriters will rely on third party providers to comply with the prospectus delivery requirements. All purchasers will receive a printed version of the final prospectus.



     Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the website maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch website relating to this offering is not a part of this prospectus.


                                 LEGAL MATTERS


     The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Brobeck, Phleger & Harrison LLP, Irvine, California. As of March 31, 2000, Brobeck, Phleger & Harrison LLP and certain entities or individuals affiliated with Brobeck, Phleger & Harrison LLP beneficially owned 35,852 shares of Series B Preferred Stock and 19,456 shares of Series C Preferred Stock, which shares will convert upon consummation of this offering into an aggregate of 276,540 shares of common stock. Legal matters relating to the sale of common stock in this offering will be passed upon for the underwriters by Latham & Watkins, Los Angeles, California.


                                    EXPERTS

     The consolidated balance sheets of Exult, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from October 29, 1998 (Inception) to December 31, 1998, and for the year ended December 31, 1999 included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

     The balance sheets of Gunn Partners, Inc. as of December 31, 1997 and 1998 and November 22, 1999, and the related statements of operations, retained earnings and cash flows for the years ended December 31, 1997 and 1998 and the period ended November 22, 1999 included in this prospectus and elsewhere in the registration statement, have been audited by Vitale, Caturano and Company, P.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits and schedules. For further information with respect to us and our common stock, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus concerning the contents of any contract or other document referred to are not necessarily complete. Please refer to the copies of these contracts or other documents filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. The registration statement, including its exhibits and schedules, may be inspected without charge at the principal office of the Commission in Washington, D.C. Copies of all or any part of the registration statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. These copies may also be inspected and copied at the Commission's Regional Offices located at:

     - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and

     - 7 World Trade Center, Suite 1300, New York, New York 10048.

     Copies of this material may be obtained at prescribed rates by mail from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Public Accountants....................    F-2
Consolidated Balance Sheets.................................    F-3
Consolidated Statements of Operations.......................    F-4
Consolidated Statements of Stockholders' Equity.............    F-5
Consolidated Statements of Cash Flows.......................    F-6
Notes to Consolidated Financial Statements..................    F-7

FINANCIAL STATEMENTS OF GUNN PARTNERS, INC.
Independent Auditor's Report................................   F-21
Balance Sheets..............................................   F-22
Statements of Income........................................   F-23
Statements of Retained Earnings.............................   F-24
Statements of Cash Flows....................................   F-25
Notes to Financial Statements...............................   F-26
Unaudited Statements of Income (Loss).......................   F-30

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Basis of Presentation.......................................   PF-1
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the year ended December 31, 1999...........   PF-2

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To EXULT, INC.:

     We have audited the accompanying consolidated balance sheets of EXULT, INC. and subsidiaries (a Delaware corporation) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for the period from October 29, 1998 (Inception) to December 31, 1998, and for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of EXULT, INC. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from October 29, 1998 (Inception) to December 31, 1998, and for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Orange County, California
March 3, 2000

                                  EXULT, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                                               PRO FORMA
                                                                                             STOCKHOLDERS'
                                                      DECEMBER 31,                              EQUITY
                                                -------------------------     MARCH 31,        MARCH 31,
                                                  1998           1999            2000            2000
                                                ---------    ------------    ------------    -------------
                                                                             (UNAUDITED)      (UNAUDITED)
                                                                                               (NOTE 7)
Current Assets:
  Cash and cash equivalents...................  $ 850,965    $ 39,199,053    $ 88,701,505
  Investments.................................         --              --       5,000,000
  Accounts receivable.........................         --         824,399       3,432,097
  Prepaid expenses and other current assets...         --         287,132       1,147,080
                                                ---------    ------------    ------------
         Total Current Assets.................    850,965      40,310,584      98,280,682
                                                ---------    ------------    ------------
Property and equipment, net...................         --       4,439,882       7,656,016
Intangibles, net..............................         --      13,603,134      12,541,022
Other assets..................................      3,425         413,631         719,210
                                                ---------    ------------    ------------
         Total Assets.........................  $ 854,390    $ 58,767,231    $119,196,930
                                                =========    ============    ============

                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable............................  $   3,892    $  1,453,593    $  1,684,306
  Accrued liabilities.........................     34,102       2,269,815       8,843,892
  Current portion of long-term obligations....         --       4,629,987       4,631,503
                                                ---------    ------------    ------------
         Total Current Liabilities                 37,994       8,353,395      15,159,701
                                                ---------    ------------    ------------
Long-Term Obligations, net of current
  portion.....................................         --       4,304,219       4,289,084

Commitments and Contingencies

Stockholders' Equity:
  Convertible preferred stock, $0.0001 par
    value;
    Authorized -- 15,000,000 shares; Issued
      and outstanding -- 25,000 at December
      31, 1998, 6,191,212 at December 31,
      1999, 13,462,497 at March 31, 2000
      (unaudited) and 0 pro forma (unaudited),
      including additional paid-in capital....    999,999      58,768,079     122,734,269    $         --
  Common stock, $0.0001 par value;
    Authorized -- 500,000,000 shares; Issued
      and outstanding -- 9,000 at December 31,
      1998, 9,434,300 at December 31, 1999,
      9,705,975 at March 31, 2000 (unaudited)
      and 78,529,981 pro forma (unaudited)....          1             943             970           7,852
    Additional paid-in capital................         --       3,614,806       4,606,404     139,441,803
  Subscriptions receivable....................         --        (100,001)             --              --
  Deferred compensation.......................                   (977,756)     (1,642,627)     (1,642,627)
  Accumulated deficit.........................   (183,604)    (15,196,454)    (25,950,871)    (25,950,871)
                                                ---------    ------------    ------------    ------------
         Total Stockholders' Equity...........    816,396      46,109,617      99,748,145    $111,856,157
                                                ---------    ------------    ------------    ------------
         Total Liabilities and Stockholders'
           Equity.............................  $ 854,390    $ 58,767,231    $119,196,930
                                                =========    ============    ============


   The accompanying notes are an integral part of these consolidated balance sheets.

                                  EXULT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                           OCTOBER 29,
                                               1998
                                           (INCEPTION)                      THREE MONTHS ENDED
                                                TO         YEAR ENDED           MARCH 31,
                                           DECEMBER 31,   DECEMBER 31,   ------------------------
                                               1998           1999         1999          2000
                                           ------------   ------------   ---------   ------------
                                                                               (UNAUDITED)
Revenue..................................   $      --     $  4,857,190   $      --   $  5,577,277
Cost of revenue..........................          --        4,498,384          --      5,750,321
                                            ---------     ------------   ---------   ------------
Gross profit.............................          --          358,806          --       (173,044)
                                            ---------     ------------   ---------   ------------

Expenses:
  Product development....................          --          368,012          --        803,912
  Selling, general and administrative....     187,249       15,267,139     515,538     10,569,634
                                            ---------     ------------   ---------   ------------

     Total expenses......................     187,249       15,635,151     515,538     11,373,546
                                            ---------     ------------   ---------   ------------
Loss from operations.....................    (187,249)     (15,276,345)   (515,538)   (11,546,590)
  Interest income, net...................       3,645          263,495       5,572        792,173
                                            ---------     ------------   ---------   ------------
Net loss.................................   $(183,604)    $(15,012,850)  $(509,966)  $(10,754,417)
                                            =========     ============   =========   ============
Net loss per common share:
  Basic and diluted......................   $ (140.48)    $      (2.17)  $  (56.66)  $      (1.14)

Weighted average number of common shares
  outstanding:
  Basic and diluted......................       1,307        6,906,334       9,000      9,434,300

Pro forma (note 7):
  Net loss per common share:
     Basic and diluted (unaudited).......                 $      (0.20)              $      (0.14)
  Weighted average number of common
     shares outstanding:
     Basic and diluted (unaudited).......                   75,998,174                 78,258,306


  The accompanying notes are an integral part of these consolidated financial statements.

                                  EXULT, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                         CONVERTIBLE
                                                       PREFERRED STOCK                        COMMON STOCK
                                                  -------------------------   --------------------------------------------
                                                                                                 ADDITIONAL
                                                                PREFERRED                         PAID-IN       DEFERRED
                                                    SHARES        STOCK        SHARES     PAR     CAPITAL     COMPENSATION
                                                  ----------   ------------   ---------   ----   ----------   ------------
INCEPTION, October 29, 1998
  Issuance of common stock for cash.............          --   $         --       9,000   $  1   $       --   $        --
  Issuance of Series A convertible preferred
    stock for cash..............................      25,000        999,999          --     --           --            --
  Net loss......................................          --             --          --     --           --            --
                                                  ----------   ------------   ---------   ----   ----------   -----------
BALANCE, December 31, 1998......................      25,000        999,999       9,000      1           --            --
  Issuance of preferred stock:
    Series B....................................   1,696,369      9,194,320          --     --           --            --
    Series C....................................   4,469,843     45,950,001          --     --           --            --
  Issuance of common stock for cash.............          --             --   8,856,000    885       38,476            --
  Issuance of common stock for services and
    subscription................................          --             --     306,750     31      199,970            --
  Common stock issued upon exercise of stock
    options.....................................          --             --     262,550     26      196,539            --
  Issuance of Series C preferred stock and
    common stock warrants for service
    contract....................................          --      2,623,759          --     --      692,821            --
  Issuance of common stock warrants for
    services....................................          --             --          --     --    1,230,000            --
  Deferred compensation related to the issuance
    of common stock.............................          --             --          --     --      921,000      (921,000)
  Deferred compensation related to stock options
    granted.....................................          --             --          --     --      336,000      (336,000)
  Amortization of deferred compensation.........          --             --          --     --           --       279,244
  Net loss......................................          --             --          --     --           --            --
                                                  ----------   ------------   ---------   ----   ----------   -----------
BALANCE, December 31, 1999......................   6,191,212     58,768,079   9,434,300    943    3,614,806      (977,756)
  Common stock issued upon exercise of stock
    options.....................................          --             --     271,675     27      198,598            --
  Issuance of preferred stock:
    Series C....................................     385,805      3,966,117          --     --           --            --
    Series D....................................   6,885,480     60,000,073          --     --           --            --
  Payment of subscription receivable............          --             --          --     --           --            --
  Deferred compensation related to stock options
    granted.....................................          --             --          --     --      793,000      (793,000)
  Amortization of deferred compensation.........          --             --          --     --           --       128,129
  Net loss......................................          --             --          --     --           --            --
                                                  ----------   ------------   ---------   ----   ----------   -----------
BALANCE, March 31, 2000 (unaudited).............  13,462,497   $122,734,269   9,705,975   $970   $4,606,404   $(1,642,627)
                                                  ==========   ============   =========   ====   ==========   ===========


                                                                                     TOTAL
                                                  ACCUMULATED    SUBSCRIPTIONS   STOCKHOLDER'S
                                                    DEFICIT       RECEIVABLE        EQUITY
                                                  ------------   -------------   -------------
INCEPTION, October 29, 1998
  Issuance of common stock for cash.............  $         --   $         --    $          1
  Issuance of Series A convertible preferred
    stock for cash..............................            --             --         999,999
  Net loss......................................      (183,604)            --        (183,604)
                                                  ------------   ------------    ------------
BALANCE, December 31, 1998......................      (183,604)            --         816,396
  Issuance of preferred stock:
    Series B....................................            --             --       9,194,320
    Series C....................................            --             --      45,950,001
  Issuance of common stock for cash.............            --             --          39,361
  Issuance of common stock for services and
    subscription................................            --       (100,001)        100,000
  Common stock issued upon exercise of stock
    options.....................................            --             --         196,565
  Issuance of Series C preferred stock and
    common stock warrants for service
    contract....................................            --             --       3,316,580
  Issuance of common stock warrants for
    services....................................            --             --       1,230,000
  Deferred compensation related to the issuance
    of common stock.............................            --             --              --
  Deferred compensation related to stock options
    granted.....................................            --             --              --
  Amortization of deferred compensation.........            --             --         279,244
  Net loss......................................   (15,012,850)            --     (15,012,850)
                                                  ------------   ------------    ------------
BALANCE, December 31, 1999......................   (15,196,454)      (100,001)     46,109,617
  Common stock issued upon exercise of stock
    options.....................................            --             --         198,625
  Issuance of preferred stock:
    Series C....................................            --             --       3,966,117
    Series D....................................            --             --      60,000,073
  Payment of subscription receivable............            --        100,001         100,001
  Deferred compensation related to stock options
    granted.....................................            --             --              --
  Amortization of deferred compensation.........            --             --         128,129
  Net loss......................................   (10,754,417)            --     (10,754,417)
                                                  ------------   ------------    ------------
BALANCE, March 31, 2000 (unaudited).............  $(25,950,871)  $         --    $ 99,748,145
                                                  ============   ============    ============



  The accompanying notes are an integral part of these consolidated financial statements.

                                  EXULT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                OCTOBER 29,
                                                                   1998                            THREE MONTHS ENDED
                                                              (INCEPTION) TO      YEAR ENDED           MARCH 31,
                                                               DECEMBER 31,      DECEMBER 31,   ------------------------
                                                                   1998              1999         1999          2000
                                                              ---------------    ------------   ---------   ------------
                                                                                                      (UNAUDITED)
Cash Flows From Operating Activities:
  Net loss..................................................    $ (183,604)      $(15,012,850)  $(509,966)  $(10,754,417)
  Adjustments to reconcile net loss to net cash used in
    operating activities --
    Depreciation and amortization...........................            --            743,358         598      1,540,231
    Charge for warrants.....................................            --          4,546,580          --             --
  Changes in operating assets and liabilities --
    Investments.............................................            --                 --          --     (5,000,000)
    Accounts receivable.....................................            --           (824,399)         --     (2,607,698)
    Prepaid expenses and other current assets...............            --           (287,132)    (15,945)      (859,948)
    Other assets............................................        (3,425)          (410,206)       (500)      (305,579)
    Accounts payable........................................         3,892          1,449,701     127,536        230,713
    Accrued liabilities.....................................        34,102          2,235,713        (508)     6,574,077
                                                                ----------       ------------   ---------   ------------
        Net cash used in operating activities...............      (149,035)        (7,559,235)   (398,785)   (11,182,621)
                                                                ----------       ------------   ---------   ------------
Cash Flows From Investing Activities:
  Purchase of property and equipment........................            --         (4,363,267)    (10,766)    (3,566,124)
  Cash paid in acquisition..................................            --         (5,209,657)         --             --
                                                                ----------       ------------   ---------   ------------
        Net cash used in investing activities...............            --         (9,572,924)    (10,766)    (3,566,124)
                                                                ----------       ------------   ---------   ------------
Cash Flows From Financing Activities:
  Proceeds from issuance of preferred stock.................       999,999         55,144,321          --     63,966,190
  Proceeds from issuance of common stock....................             1            335,926          --             --
  Payment of subscription receivable........................            --                 --          --        100,001
  Exercise of stock options.................................            --                 --          --        198,625
  Payments on capital lease obligation......................            --                 --          --        (13,619)
                                                                ----------       ------------   ---------   ------------
        Net cash provided by financing activities...........     1,000,000         55,480,247          --     64,251,197
                                                                ----------       ------------   ---------   ------------
Net increase in cash and cash equivalents...................       850,965         38,348,088    (409,551)    49,502,452
Cash and cash equivalents, beginning of period..............            --            850,965     850,965     39,199,053
                                                                ----------       ------------   ---------   ------------
Cash and cash equivalents, end of period....................    $  850,965       $ 39,199,053   $ 441,414   $ 88,701,505
                                                                ==========       ============   =========   ============
Supplemental Cash Flow Information:
  Cash paid during the period for:
    Interest................................................    $       --       $      4,615   $      --   $      6,234
                                                                ==========       ============   =========   ============
    Income taxes............................................    $       --       $        800   $      --   $        453
                                                                ==========       ============   =========   ============
Summary of non-cash investing and financing activities:
  Common stock issued on subscriptions......................    $       --       $    100,001   $      --   $         --
                                                                ==========       ============   =========   ============
  Preferred and common stock warrants issued in connection
    with a service contract.................................    $       --       $  3,316,580   $      --   $         --
                                                                ==========       ============   =========   ============
  Common stock warrants issued for services.................    $       --       $  1,230,000   $      --   $         --
                                                                ==========       ============   =========   ============
  Acquisition of equipment through capital lease............    $       --       $    138,650   $      --   $         --
                                                                ==========       ============   =========   ============
Details of Acquisition:
  November 1999 -- Acquired intangibles and fixed assets of
    Gunn Partners, Inc.
  The following table outlines those assets and intangibles
    acquired and cash paid:
    Fair value of assets and intangibles acquired...........    $       --       $ 14,005,213   $      --   $         --
    Less: Present value of note issued......................            --         (8,795,556)  $      --   $         --
                                                                ----------       ------------   ---------   ------------
    Cash paid in acquisition of intangible assets...........    $       --       $  5,209,657   $      --   $         --
                                                                ==========       ============   =========   ============


  The accompanying notes are an integral part of these consolidated financial statements.

                                  EXULT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   (DATA AS OF AND FOR THE THREE MONTHS ENDED


                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


 1. DESCRIPTION OF BUSINESS

     Organization

     Exult, Inc. and subsidiaries ("Exult" or the "Company") designs, implements, and manages comprehensive web-enabled human resources processes, generally under long-term contracts. In addition, the Company provides research and consulting services for measuring and improving the efficiency of human capital productivity and human resource, finance and accounting processes.

     Exult (formerly BPO-US, Inc.) was incorporated in the State of Delaware on October 29, 1998. The Company began marketing its services in 1999. In August 1999, the Company changed its name to Exult, Inc.

     In November 1999, the Company formed two subsidiaries. Exult, Ltd. was formed in the United Kingdom to establish operations in that country. Exult Equity Partners, Inc. was formed for the purpose of acquiring most of the assets of Gunn Partners, Inc., a consulting and research firm specializing in human resources and accounting process measurement and improvement.

     In December 1999, the Company entered into multi-year agreements with three companies to provide services commencing in January 2000.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RISK FACTORS

     Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimated amounts.

     Cash Equivalents

     The Company considers all highly liquid temporary cash investments with an initial maturity of three months or less to be cash equivalents. In the year presented the carrying amount of cash equivalents approximates fair value because of the short maturity period of these investments.


     Investments



     As of March 31, 2000, the Company had approximately $5,000,000 invested in certificates of deposit which bear interest at 5.87 percent and mature on January 4, 2001.



     Accounts Receivable



     As of March 31, 2000, approximately $1,778,000 of unbilled receivables was included in accounts receivable. Unbilled receivables consists of net amounts earned in the course of providing services to clients which have not been billed due to the timing in which the Company prepares, records and sends bills to its clients.


     Property and Equipment

     Property and equipment is stated at cost. Depreciation and amortization of property and equipment are recorded using the double declining balance method over the estimated useful life of the assets. When

                                  EXULT, INC.

                   (DATA AS OF AND FOR THE THREE MONTHS ENDED


                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed and any gain or loss is reflected in the results of operations.

     Maintenance, repairs and minor renewals are charged directly to expense as incurred. Significant additions and improvements to property and equipment are capitalized.


     Software Development



     In accordance with Statement of Position ("SOP") 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, the Company expenses all costs associated with the development or purchase of internal use software other than those incurred during the application development stage. Costs related to application development are capitalized and amortized over the estimated useful life of the software, which ranges from three to five years. The Company adopted SOP 98-1 on January 1, 1999. Prior to 1999, the Company did not engage in the development of software. Expenditures subsequent to January 1, 1999, have been in connection with the conceptual formulation, design and testing of various alternatives and have been expensed as incurred as they pertain to research and development activity.



     Intangibles, net



     Intangible assets consist of the portion of the purchase price of businesses acquired in excess of the fair value of identifiable net tangible assets acquired. Amortization is computed using the straight-line method over the estimated useful lives of the assets.



     Long-Lived Assets



     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, the Company assesses the recoverability of its long-lived assets on an annual basis or whenever adverse events or changes in circumstances of business climate indicate that expected undiscounted future cash flows related to such long-lived assets may not be sufficient to support the net book value of such assets. If undiscounted cash flows are not sufficient to support the recorded assets, an impairment is recognized to reduce the carrying value of the long-lived assets to the estimated fair value. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Additionally, in conjunction with the review for impairment, the remaining estimated lives of certain of the Company's long-lived assets are assessed. As of December 31, 1999 and March 31, 2000, the Company has not recognized any impairment of long-lived assets.


     Revenue Recognition


     The Company recognizes revenue at the time services are performed, either on a fee-for-service or per diem basis. Fee-for-service contracts are generally structured so that the Company receives a fee that is no greater than the client's historical cost of operating the functions assumed by the Company. Should the Company's cost of operating such functions be less than the client's historical cost, fee for service contracts typically provide for the Company to share the cost savings with clients at a predetermined ratio. The amount of savings to be shared with clients is determined on a periodic basis in accordance with the terms of the applicable contracts. In cases where the Company anticipates that, based upon the amount of costs incurred and estimated future costs to be incurred, amounts will be due to clients, revenue is recorded net

                                  EXULT, INC.

                   (DATA AS OF AND FOR THE THREE MONTHS ENDED


                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


of such amounts. For per diem contracts, revenue is recognized based on contracted billing rates times actual hours worked.

     In the course of acquiring new clients, the Company performs significant due diligence work. In certain cases, the Company may receive a guarantee that its clients will pay or reimburse the Company for work performed in the due diligence phase whether or not a contract is consummated. The Company records these amounts as revenue and the corresponding direct costs as costs of revenue or due diligence costs are incurred.


     Concentration and Other Outsourcing Risk Factors



     During the year ended December 31, 1999, approximately 84 percent of the Company's revenue was generated from its largest client. The Company currently has only three process management clients. If the largest client were to substantially reduce or stop using the Company's services, future revenues would be seriously impaired. The Company's largest client is the first client for whom the Company is assuming responsibility for management of functions in all of the human resource processes. This contract is still at a very early stage. As such, management believes that the Company's ability to secure future clients and revenues will be largely dependent upon managing and administering this client's human resource processes effectively and efficiently, and achieving service levels and cost savings specified in the contract. Although this contract is not scheduled to expire until December 2004, the client may terminate the contract prior to that date for significant nonperformance by the Company; for any reason after December 2002, with twelve months prior written notice; or in the event there is a change in control of the Company, as defined.



     During the three months ended March 31, 2000, two of the Company's clients accounted for approximately 19 percent and 20 percent of the Company's revenue.



     The Company has and plans to continue to enter into fixed-price or relatively fixed priced process management contracts. These contracts typically are structured so that the Company receives fixed amounts that are generally equal to or less than the client's historical costs incurred in connection with the services the Company is assuming. After the Company has achieved a negotiated minimum cost reduction, the Company is required to share further savings with its clients in a negotiated gain sharing arrangement. If the Company miscalculates the resources or time needed to perform under these contracts or is not able to perform human resource management more cost effectively than its clients, the costs of providing services could exceed the fixed amount the Company would receive. If that occurs, the Company would lose money on the contract. The contracts also contain certain minimum service level requirements that must be met. The Company currently depends on third parties to provide a number of specialized human resource services to the clients, such as recruiting and relocation services. If the Company and its third-party vendors are not able to meet these requirements, the clients can assess penalties against the Company in accordance with the terms of the contracts. The assessment of any penalties could adversely affect future operating results.



     Income Taxes


     The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rules and laws that are expected to be in effect when the differences are expected to be recovered. Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. In addition, a valuation allowance has been provided for deferred tax assets when it is more likely than not that all or some portion of the deferred tax asset will not be realized.

                                  EXULT, INC.

                   (DATA AS OF AND FOR THE THREE MONTHS ENDED


                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


     Loss Per Share


     Basic earnings per share is computed using the weighted-average number of common stock outstanding during the period. Diluted earnings per share is computed using the weighted average number of common stock and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation as their effect is antidilutive.


     Comprehensive Income (Loss)


     As of October 29, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income (loss) and its components in the financial statements. Components of comprehensive income (loss) include amounts that, under SFAS No. 130, are included in comprehensive income (loss) but are excluded from net income (loss). There were no significant differences between the Company's net loss and comprehensive loss.


     Stock-Based Compensation


     The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for employee stock options rather than the alternative fair value accounting allowed by SFAS No. 123, Accounting for Stock Based Compensation. APB No. 25 provides that compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of stock options granted. Companies that continue to follow APB No. 25 are required to provide pro forma disclosure of the impact of applying the fair value method of SFAS No. 123. This method recognizes the fair value of stock options granted at the date of grant in earnings over the vesting period of the options.


     Foreign Currency Translation

     The functional currency of the Company's foreign subsidiary is the local currency. Assets and liabilities of subsidiaries with international operations are translated into U.S. dollars at year-end exchange rates, and revenues and expenses are translated at average exchange rates prevailing as they occur. Translation adjustments, if material, are included in accumulated other comprehensive income (loss), a separate component of stockholders' equity. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved, which are immaterial, are included in the consolidated statements of operations. The Company has not entered into any foreign currency exchange contracts or other derivative financial instruments.

     Segment Information

     The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Management has determined that the Company operates in only one business segment.


     Unaudited Interim Financial Information



     The accompanying financial information for the three months ended March 31, 1999 and 2000, is unaudited. In the opinion of management, this information has been prepared on substantially the same basis as the annual consolidated financial statements and contains all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such dates and for such periods.

                                  EXULT, INC.

                   (DATA AS OF AND FOR THE THREE MONTHS ENDED


                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


     Recent Accounting Pronouncements


     In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 was adopted by the Company on January 1, 1999, and requires costs of start-up activities and organization costs to be expensed as incurred. Adoption did not have a material effect on the Company's consolidated financial position or results of operations.


     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income (loss) depending on whether a derivative is designed as part of a hedge transaction and, if so, the type of hedge transaction involved. The Company does not expect that adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operations as the Company does not currently hold any derivative financial instruments.


     On December 3, 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition, to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. While SAB No. 101 provides a framework by which to recognize revenue in the financial statements, the Company believes that adherence to this SAB will not have a material impact on the Company's financial statements.


 3. BUSINESS ACQUISITION


     On November 22, 1999, the Company entered into an agreement to purchase all the assets and business, except for cash, accounts receivable, and unbilled work-in-progress of Gunn Partners Inc. ("Gunn"), for an aggregate purchase price of approximately $14,000,000. The purchase price was allocated to various intangible intellectual properties and fixed assets.


     The unaudited pro forma combined consolidated financial information, as though the acquisition had occurred on January 1, 1999, would have resulted in operating results as follows:

                                                                   YEAR ENDED
                                                                DECEMBER 31, 1999
                                                                -----------------
Revenue.....................................................        $ 15,245
Net loss....................................................        $(18,891)
Basic and diluted weighted average net loss per common
  share.....................................................        $  (0.25)

     The pro forma net loss includes $3,903,000 in amortization of purchased intangibles for the year ended December 31, 1999. This unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated results of operations in future periods or the results that would have actually been realized.

                                  EXULT, INC.

                   (DATA AS OF AND FOR THE THREE MONTHS ENDED


                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


 4.  DETAIL OF SELECTED BALANCE SHEET ACCOUNTS


     Accounts Receivable



     Accounts receivable consists of the following:



                                                             DECEMBER 31,     MARCH 31,
                                                                 1999           2000
                                                             ------------    -----------
                                                                             (UNAUDITED)
Billed...................................................      $824,399      $1,654,236
Unbilled.................................................            --       1,777,861
                                                               --------      ----------
                                                               $824,399      $3,432,097
                                                               ========      ==========


     Property and Equipment


     Property and equipment consists of the following:



                                                               DECEMBER 31,     MARCH 31,
                                               USEFUL LIFE         1999           2000
                                               ------------    ------------    -----------
                                                                               (UNAUDITED)
Furniture and fixtures.......................    5 years        $1,598,854     $1,715,540
Computers and equipment......................  3 to 5 years      1,541,957      3,316,016
Leasehold improvements.......................   Lease term         988,291      1,014,617
Construction-in-progress.....................                      417,602      2,066,654
                                                                ----------     ----------
                                                                 4,546,704      8,112,827
Less: Accumulated depreciation and
  amortization...............................                     (106,822)      (456,811)
                                                                ----------     ----------
Property and equipment, net..................                   $4,439,882     $7,656,016
                                                                ==========     ==========


     Accrued Liabilities


     Accrued liabilities consists of the following:



                                                       DECEMBER 31,
                                                   ---------------------     MARCH 31,
                                                    1998         1999          2000
                                                   -------    ----------    -----------
                                                                            (UNAUDITED)
Accrued employee compensation benefits and
  related costs..................................  $    --    $1,173,912    $3,516,546
Accrued professional services....................       --       500,673     2,380,150
Other accrued liabilities........................   34,102       595,230     2,947,196
                                                   -------    ----------    ----------
Accrued liabilities..............................  $34,102    $2,269,815    $8,843,892
                                                   =======    ==========    ==========


 5. COMMITMENTS AND CONTINGENCIES

     Lease Obligations


     The Company leases space in the building it uses as its main office under noncancellable operating lease agreements, which expire between July 1, 2002 and May 10, 2003. As part of an asset purchase, several single person office leases with varying expiration dates were assumed by the Company. The Company assumed a building lease in Houston in association with the Pactiv asset purchase, housing processing and shared service center staff. A furniture and equipment leasing facility was contracted in November 1999 and is accounted for as a capitalized lease.

                                  EXULT, INC.

                   (DATA AS OF AND FOR THE THREE MONTHS ENDED


                     MARCH 31, 1999 AND 2000 IS UNAUDITED)



     Future minimum rental commitments under leases, including those leases entered into subsequent to December 31, 1999, are as follows:



                                                              CAPITAL      OPERATING
                                                               LEASE        LEASES
                                                              --------    -----------
2000........................................................  $ 59,562    $ 2,726,282
2001........................................................    59,562      3,003,137
2002........................................................    49,635      2,849,580
2003........................................................        --      2,084,184
2004........................................................        --      1,830,460
Thereafter..................................................        --      1,344,990
                                                              --------    -----------
Future minimum lease payments...............................   168,759    $13,838,633
                                                                          ===========
Less: Interest portion......................................    30,109
                                                              --------
Present value of minimum lease payments.....................   138,650
Less: Current portion.......................................    42,831
                                                              --------
                                                              $ 95,819
                                                              ========



     Capital lease amounts are shown in current and long-term obligations in the accompanying consolidated balance sheets. Rental expense for the periods ended December 31, 1998 and 1999, and March 31, 2000, were $6,165, $272,099, and
$440,486, respectively.


     Service Agreement


     On December 7, 1999, the Company entered into a seven-year Framework Agreement with BP Amoco p.l.c. ("BP Amoco") to create a comprehensive human resource services organization and provide a broad range of human resources management services to BP Amoco and its affiliates. On the same date, the Company entered into two five-year contracts under the Framework Agreement, a U.S. Country Agreement and a United Kingdom Country Agreement. Under these country agreements, the Company will assume management of BP Amoco's human resources operations in the United States and the United Kingdom. In addition, the Company has the right to provide human resources management services in other countries in which BP Amoco desires to obtain such services, if the Company can demonstrate its ability to meet their service needs and provide specified cost savings.



     The terms of the Framework contract require the Company to maintain a letter of credit against certain contingencies for the first four years of the contract. The Company provided an irrevocable two-year letter of credit from a financial institution in the amount of $5,000,000. The Company achieved net equity of $75,000,000 in February 2000, resulting in the elimination of its obligation to provide letters of credit as previously required by the BP Amoco agreement.


     Effective January 1, 2000, the Company entered into two service agreements with Pactiv Corporation and Tenneco Automotive Inc. to provide information technology and other finance support services for three years which are subject to certain renewal provisions. In addition to these agreements the Company purchased certain assets on December 20, 1999, including equipment and licenses for an aggregate purchase price of approximately $3,500,000.

     Employment Agreements

     The Company entered into employment agreements with key management personnel. These agreements provide for a defined level of compensation and additional compensation in the form of

                                  EXULT, INC.

                   (DATA AS OF AND FOR THE THREE MONTHS ENDED


                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


bonuses based on performance. The agreements also provide for severance benefits in the event of termination without cause or a change in control, as defined by the consolidation or merger of the Company in which fifty percent of the outstanding shares of the Company's stock are exchanged for cash, securities or other property.

     Bonus Plan


     The Company has an annual incentive plan program (the "Incentive Plan") for key management personnel. The Incentive Plan provides bonuses based upon the achievement of various targets, both financial and non-financial as well as the participants' contributions to the Company. The Company expensed approximately $1,041,000 and $1,527,000 under the Incentive Plan in the year ended 1999 and the period ended March 31, 2000, respectively, approximately $597,000 and $2,044,000 of which was included in accrued liabilities as of December 31, 1999 and March 31, 2000, respectively.


 6. NOTE PAYABLE

     In connection with the Company's purchase of Gunn's assets, the Company issued a note payable in the amount of $10,000,000. This note is due in two equal installments of $5,000,000 to be paid in November 2000 and November 2001. As the note is non-interest bearing, the Company has imputed interest at 9% annually.

 7. STOCKHOLDERS' EQUITY

     Preferred Stock


     The Company was originally authorized to issue 50,000 shares of preferred stock at $0.01 par value per share. On November 25, 1998, the Company filed a Certificate of the Powers, Designations, Preferences and Rights of the series A convertible preferred stock, par value $0.01 per share, designating 25,000 shares of the Company's preferred stock as series A convertible preferred stock. On April 27, 1999, December 20, 1999, and February 9, 2000, the Company amended and restated its certificate of incorporation to authorize the issuance of 5,000,000, 15,000,000, and 15,000,000 shares of preferred stock, respectively, at $0.0001 par value per share. At December 31, 1999, 25,000 shares were designated as series A convertible preferred stock, 1,696,369 shares as series B convertible preferred stock, and 5,500,000 shares as series C convertible preferred stock. As of December 31, 1999, the Company had 7,778,631 shares of authorized but unissued preferred stock which remain undesignated. On February 9, 2000, the third amended and restated certificate of incorporation designated 7,650,533 shares as series D convertible preferred stock.



     In the event of liquidation, the series A, series B, series C and series D preferred stock rank senior to all classes of common stock and each other class or series of capital stock created hereafter. The series A, series B, series C and series D preferred stock have certain liquidation preferences as defined in the February 9, 2000 Certificate of Incorporation as amended and restated.


     Common Stock

     The Company was originally authorized to issue 300,000 shares of common stock at $0.01 par value per share. On April 27, 1999, December 20, 1999, and February 9, 2000, the Company amended and restated its certificate of incorporation to authorize the issuance of 25,000,000, 40,000,000, and 500,000,000 shares of common stock, respectively, at $0.0001 par value per share.

                                  EXULT, INC.

                   (DATA AS OF AND FOR THE THREE MONTHS ENDED


                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


     Certain preferred stockholders and common stockholders have registration rights associated with their stock.

     Capital Transactions

     On November 9, 1998, the Company issued 9,000 shares of common stock, par value $0.0001 for total consideration of $1.


     On November 25, 1998, the Company issued 25,000, upon conversion the equivalent of 22,500,000 common, shares of series A convertible preferred stock in a private placement with institutional investors for total consideration of approximately $1,000,000.



     On April 1, 1999, the Company issued 8,856,000 shares of common stock, par value of $0.0001 per share, to a key employee for total consideration of approximately $39,000 based upon an estimated fair value of approximately $0.0044 per share. The Company estimated the fair value as of November 1998, when his employment and the stock purchase was negotiated, based on recent cash sales to third parties, adjusting the valuation for differences in rights associated with each class of stock. Of the 8,856,000 shares, 922,500 shares were immediately vested with the balance vesting in 43 equal monthly installments. If the holder's employment terminates for cause or voluntarily no further shares vest. If the holder's employment terminates for any reason other than cause, including death or disability, 50 percent of all unvested shares will vest. Following termination of employment, the Company has the right to repurchase any or all unvested shares at their original purchase price. Subsequent to the lapse of the Company's repurchase right, the series A institutional investors have a right to purchase the remaining unvested shares.



     On April 27, 1999, the Company issued 1,696,369 shares of series B convertible preferred stock in a private placement with institutional investors for total consideration of approximately $9,194,000. Each share of series B convertible preferred stock is convertible into five shares of common stock. The Company has reserved 8,481,845 shares of common stock for the conversion. If at any time within 24 months the Company enters into a customer contract or consummates an acquisition, then the Company shall have the right to require the institutional investor to provide additional capital to the Company on one or more occasions in denominations of $10 million up to an additional equity capital not to exceed $40 million. This call right shall be exercisable by the Company by delivering written notice of the exercise to the investor.



     On June 6, 1999, the Company issued 306,750 shares of common stock to a consultant in connection with services rendered valued at approximately $100,000 and for a subscription receivable of $100,001. The subscription receivable was paid in the first quarter of 2000.



     On July 29, 1999 and on October 12, 1999, the Company issued 70,320 and 46,875 shares of common stock, respectively, to a director for the exercise of non-statutory stock options for total consideration of $45,708 and $30,469, respectively. The shares are subject to repurchase under the terms of the 1999 Stock Option/Stock Issuance Plan.



     On October 22, 1999, the Company issued 1,478,600, upon conversion the equivalent of 7,393,000 common, shares of series C convertible preferred stock in a private placement with institutional investors for total consideration of approximately $15,200,000. Each share of series C convertible preferred stock is convertible into five shares of common stock. The Company has reserved 7,393,000 shares of common stock for the conversion.

                                  EXULT, INC.

                   (DATA AS OF AND FOR THE THREE MONTHS ENDED


                     MARCH 31, 1999 AND 2000 IS UNAUDITED)



     On November 17, 1999 the Company issued 58,364, upon conversion the equivalent of 291,820, shares of series C convertible preferred stock in a private placement with institutional investors for total consideration of approximately $600,000. Each share of series C convertible preferred stock is convertible into five shares of common stock. The Company has reserved 291,820 shares of common stock for the conversion.



     On December 15, 1999, the Company issued 117,195 shares of common stock to a director for the exercise of non-statutory stock options for total consideration of $76,177. The shares are subject to repurchase under the terms of the 1999 Stock Option/Stock Issuance Plan.



     On December 21, 1999, the Company issued 28,160 shares of common stock to an officer for the exercise of non-statutory stock options for total consideration of $44,211. The shares are subject to repurchase under the terms of the 1999 Stock Option/Stock Issuance Plan.



     On December 22, 1999 the Company issued 2,932,879[, upon conversion the equivalent of 14,664,395 common,] shares of series C convertible preferred stock in a private placement with institutional investors for total consideration of approximately $30,150,000. Each share of series C convertible preferred stock is convertible into five shares of common stock. The Company has reserved 14,664,395 shares of common stock for the conversion. Pursuant to this agreement, the call facility included in the April 27, 1999 stock purchase agreement was terminated in its entirety.



     On February 7, 2000, BP Amoco, subject to the terms of a stockholders agreement which contains certain preemptive and anti-dilution provisions, exercised its right to purchase 385,805 shares of series C preferred stock for total consideration of approximately $3,966,000.



     On February 10, 2000 the Company issued 6,885,480 shares of series D convertible preferred stock in a private placement with institutional investors for total consideration of approximately $60,000,000. Each share of series D convertible preferred stock is convertible into one share of common stock.



     During the period ended March 31, 2000, employees of the Company exercised their stock options to purchase 271,675 shares of common stock for total consideration of approximately $199,000.


     Stock Split


     On April 26, 1999, the Board of Directors declared a 180-for-1 stock split on all common stock and preferred stock then outstanding. Further, on January 31, 2000, the Board of Directors declared a 5-for-1 split on all common stock then outstanding. All common share and per share data have been retroactively restated to give effect to these splits.


     Common Stock and Stock Option Deferred Compensation


     The Company recorded aggregate deferred compensation for common stock and stock options issued of approximately $978,000 and $1,643,000 for the year ended December 31, 1999, and for the period ended March 31, 2000, respectively. The amounts recorded represent the difference between the grant price and the deemed fair value of the Company's common stock at the date of grant. Deferred common stock and stock option compensation is amortized to expense using the straight-line method over the forty-eight month vesting period.


     Unaudited Pro Forma Stockholders' Equity and Loss Per Share


     Concurrent with the consummation of an initial public offering of the Company's common stock as defined in the Company's certificate of incorporation, all existing series A, series B, series C, and series D

                                  EXULT, INC.

                   (DATA AS OF AND FOR THE THREE MONTHS ENDED


                     MARCH 31, 1999 AND 2000 IS UNAUDITED)



preferred stock will automatically convert into common stock at the rate of 900 shares of common stock for each share of Series A preferred stock, five shares of common stock for each share of Series B and Series C preferred stock, and one share of common stock for each share of Series D preferred stock.



     The unaudited pro forma stockholders' equity at December 31, 1999, and the unaudited pro forma net loss per share and weighted average number of common shares outstanding for the year ended December 31, 1999, reflects the Gunn acquisition, the issuance of 385,805 shares of Series C preferred stock and 6,885,480 shares of Series D preferred stock, the exercise of warrants to purchase an aggregate of 3,339,220 shares of common stock and 667,844 shares of Series C preferred stock, the conversion of all outstanding preferred stock into 65,484,785 shares of common stock, and the exercise of options to purchase 271,675 shares of common stock.



     The unaudited pro forma stockholders' equity at March 31, 2000, and the unaudited pro forma net loss per share and weighted average number of common shares outstanding for the period ended March 31, 2000, reflects the exercise of warrants to purchase an aggregate of 3,339,220 shares of common stock and 667,844 shares of Series C preferred stock and the conversion of all outstanding preferred stock into 65,484,785 shares of common stock.



 8. STOCK OPTIONS AND WARRANTS


     1999 Stock Option/Stock Issuance Plan


     In May 1999, the Company adopted the 1999 Stock Option/Stock Issuance Plan (the "Plan"). The Plan is comprised of two separate equity programs: (i) the Discretionary Option Grant Program, under which eligible persons may, at the discretion of the Plan administrator, be granted options to purchase shares of common stock, and (ii) the Stock Issuance Program under which eligible persons may, at the discretion of the Plan administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Company. Under the terms of the Plan, the maximum aggregate number and type of shares available pursuant to stock grants and exercise of stock options under the Plan is 10,934,005 shares of common stock. Upon the expiration, termination for any reason, or cancellation of unexercised non-qualified or incentive stock options, the shares of common stock subject thereto will again be available for issuance under the terms of the Plan. Upon any change in the outstanding common stock without the Company's receipt of consideration, appropriate adjustments shall be made to the maximum number and/or class of securities issuable and the number and/or class of securities and the exercise price per share in effect under each outstanding option.



     Eligible participants in the Plan are employees, non-employee members of the board of directors of the Company, non-employee members of the board of directors of any parent or subsidiary, and consultants and other advisors who provide services to the Company, or any parent or subsidiary. The Plan is administered by the compensation committee of the Company's board of directors.



     The options may be issued as "Incentive Stock Options" (as defined by the Internal Revenue Code of 1986) or as nonqualified options. Options under the Plan are granted at prices not less than 85 percent of the fair market value at the date of option grant and can become exercisable in installments ranging up to 10 years from the date of grant. If the optionee is a 10 percent stockholder, the exercise price shall not be less than 110 percent of the fair market value at the date of option grant. As of December 31, 1999 the non-qualified stock options and incentive stock options are immediately exercisable by the optionee. Upon exercise, and subject to Internal Revenue Service limitations for incentive stock options, the option shares are initially unvested and subject to repurchase by the Company upon termination of employment or services, at the option exercise price per share. The optionee shall acquire a vested interest in, and the

                                  EXULT, INC.

                   (DATA AS OF AND FOR THE THREE MONTHS ENDED


                     MARCH 31, 1999 AND 2000 IS UNAUDITED)



Company's repurchase right shall lapse, 25 percent of the optionee's shares upon completion of one year of service from the date of grant, and the remainder vest either on an annual basis or on a monthly basis over the 36-month period measured from the first anniversary of the grant date. At December 31, 1999, there were 262,550 shares subject to repurchase.


     1999 Special Executive Stock Option Plan


     On November 19, 1999, the Company adopted the Special Executive Stock Option Plan (the "Executive Plan"). Participation in the Executive Plan is limited to officers and other highly compensated employees. As of March 31, 2000, options to purchase 3,065,995 common shares were outstanding under this plan. No additional options may be granted under this plan.


     The Executive Plan provides that the exercise price for all options must be at least 85% of the fair market of the option shares at the time of the option grant. Furthermore, no option may have a term in excess of ten years, and each option will be subject to early termination following the optionee's cessation of services with the Company.


     The Executive Plan also provides that the exercise price for the shares of common stock subject to option grants may be paid in cash or in shares of common stock valued at fair market value on the exercise date. Options vest over a period determined by the Company's board of directors.



     The following is a summary of transactions relating to the above plans:



                                                                        THREE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31, 1999           MARCH 31, 2000
                                   -----------------------------   -----------------------------
                                                WEIGHTED AVERAGE                WEIGHTED AVERAGE
                                     SHARES      EXERCISE PRICE      SHARES      EXERCISE PRICE
                                   ----------   ----------------   ----------   ----------------
                                                                            (UNAUDITED)
Options outstanding at beginning
  of period......................          --        $   --        10,145,360        $0.932
  Granted........................  10,407,910         0.927         1,499,955         8.166
  Exercised......................    (262,550)        0.748          (271,675)        0.720
  Canceled.......................          --            --          (140,080)        1.457
                                   ----------        ------        ----------        ------
Options outstanding at end of the
  period.........................  10,145,360        $0.932        11,233,560        $1.790
                                   ==========        ======        ==========        ======
Options exercisable at end of
  period.........................  10,145,360        $0.932        11,233,560        $1.790



     The following table shows pro forma net loss as if the fair value method had been used to account for stock-based compensation expense:



                                                  DECEMBER 31,     MARCH 31,
                                                      1999            2000
                                                  ------------    ------------
                                                                  (UNAUDITED)
Net loss, as reported...........................  $(15,012,850)   $(10,754,417)
Pro forma adjustment............................      (242,939)       (561,626)
                                                  ------------    ------------
Pro forma net loss..............................  $(15,255,789)   $(11,316,043)
                                                  ============    ============

                                  EXULT, INC.

                   (DATA AS OF AND FOR THE THREE MONTHS ENDED


                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


     The following outlines the significant assumptions used to calculate the fair value information presented utilizing the Black-Scholes approach with ratable amortization as of December 31, 1999:

Risk-free interest rate.....................................  5.63% to 6.18%
Expected life...............................................       4.00
Expected volatility.........................................      77.70%
Expected dividends..........................................        --
Weighted average fair value of options granted..............      $0.928


     At December 31, 1999, and at March 31, 2000, the Company has reserved 14,000,000 shares of common stock for issuance under the Plan.


     Warrants


     In June 1999, the Company became obligated to issue warrants exercisable for 691,880 and 182,390 shares of common stock at an exercise price of approximately $1.08 and $2.06 per share as consideration for consulting services performed. In connection therewith, the Company recorded expenses of $750,000 and $375,000, respectively, which was deemed to be the fair market value of the services performed.



     In September 1999, the Company became obligated to issue warrants exercisable for 47,770 and 46,155 shares of common stock at an exercise price of approximately $1.57 and $0.65 per share as consideration for consulting services performed. In connection therewith, the Company recorded expenses of $75,000 and $30,000, respectively, which was deemed to be the fair market value of the services performed.



     On December 7, 1999, the Company issued a common stock warrant and a series C preferred warrant to BP Amoco. The common stock warrant has a five-year term and is exercisable for 3,339,220 shares of common stock at an exercise price of $1.57 per share. The series C preferred warrant has a one year term and is exercisable for 667,844, the equivalent of 3,339,220 common, shares at an exercise price of $10.28 which increases at an annual rate of 12 percent compounded daily over the term of the warrant. The value of these warrants is approximately $3,317,000 and was expensed. The value of these warrants was determined using the Black-Scholes options pricing model with the following assumptions: risk free interest rate of 5.82%; expected life of 5 years; weighted average volatility of 77.70% and weighted average dividend yield of 0.00%.


 9. INCOME TAXES


     The Company did not record a tax provision at December 31, 1998 and 1999, and March 31, 2000, as it had incurred only operating losses as of these dates.



     The components of the Company's net deferred income tax assets are as follows:



                                                            DECEMBER 31,     MARCH 31,
                                                                1999           2000
                                                            ------------    -----------
Net operating loss carryforwards..........................  $ 4,826,143     $ 7,167,134
Gross deferred tax assets.................................    1,107,062       2,486,028
                                                            -----------     -----------
                                                              5,933,205       9,653,162
Less: Valuation allowance.................................   (5,933,205)     (9,653,162)
                                                            -----------     -----------
  Net deferred tax assets.................................  $        --     $        --
                                                            ===========     ===========

                                  EXULT, INC.

                   (DATA AS OF AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)

     A full valuation allowance is provided because of the uncertainty of realizing the deferred tax assets.


     At December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $4,826,143, expiring in years 2018 and 2006, respectively. At March 31, 2000, the Company had federal and state net operating loss carryforwards of approximately $7,167,134, expiring in years 2018 and 2006, respectively. The realization of future tax benefits from utilization of the net operating loss carryforwards may be subject to certain limitations as a result of ownership changes that have occurred and may occur in the future.


10. LOSS PER SHARE

     The following is the calculation for net loss per share:


                                             OCTOBER 29,
                                                 1998                         THREE MONTHS
                                            (INCEPTION) TO     YEAR ENDED        ENDED
                                             DECEMBER 31,     DECEMBER 31,     MARCH 31,
                                                 1998             1999            2000
                                            --------------    ------------    ------------
                                                                              (UNAUDITED)
Basic:

  Net loss................................    $(183,604)      $(15,012,850)   $(10,754,417)
                                              ---------       ------------    ------------
  Weighted average common shares..........        1,307          6,906,334       9,434,300
                                              ---------       ------------    ------------
  Net loss per common share...............    $ (140.48)      $      (2.17)   $      (1.14)
                                              =========       ============    ============
Diluted:
  Net loss................................    $(183,604)      $(15,012,850)   $(10,754,417)
  Weighted average common shares..........        1,307          6,906,334       9,434,300
  Stock options adjustment................           --                 --              --
  Convertible preferred stock.............           --                 --              --
                                              ---------       ------------    ------------
  Average common shares outstanding.......        1,307          6,906,334       9,434,300
                                              ---------       ------------    ------------
  Net loss per common share...............    $ (140.48)      $      (2.17)   $      (1.14)
                                              =========       ============    ============



     At December 31, 1998 and 1999, and March 31, 2000, respectively, options to purchase 0, 10,145,360, and 11,233,560 shares of common stock, warrants to purchase common stock or to purchase preferred stock convertible into common stock of 0, 7,646,635, and 7,646,635 shares of common stock, as well as preferred shares convertible into 22,500,000, 53,331,060, and 62,145,565 shares of common stock were not included in the computation of diluted earnings per share as the effect would be antidilutive.



11. SUBSEQUENT EVENTS



     In April 2000, the Company adopted the 2000 Employee Stock Purchase Plan (the "2000 Stock Purchase Plan"). Under the 2000 Stock Purchase Plan, employees may elect to participate by contributing to the plan or portion, not in excess of 10 percent, of their after-tax pay for each pay period during the quarter. The stock purchase price will be the lesser of the fair market value of the common stock on the first day of the quarter or the fair market value of the common stock on the last day of the quarter, minus a 15 percent discount. The total number of shares available for purchase under the 2000 Stock Purchase Plan may not exceed 2,000,000 shares.



     In April 2000, the Company announced its intention to adopt the 2000 Stock Incentive Plan. This plan is intended to be the successor program to the existing 1999 plans. Under the 2000 Stock Incentive Plan, employees may elect to participate by contributing to the plan under the terms of five separate programs. The total number of shares available for purchase under the 2000 Stock Incentive Plan may not exceed 20,000,000 shares. The Company anticipates that the 2000 Stock Incentive Plan will be adopted by the board of directors in April 2000, and thereafter will be submitted to the stockholders for their approval.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Gunn Partners, Inc.
Boston, Massachusetts

     We have audited the accompanying balance sheets of Gunn Partners, Inc. as of December 31, 1997 and 1998 and as of November 22, 1999, and the related statements of income, retained earnings, and cash flows for the years ended December 31, 1997 and 1998 and for the period from January 1, 1999 through November 22, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gunn Partners, Inc., as of December 31, 1997 and 1998, and as of November 22, 1999, the results of its operations and its cash flows for the years ended December 31, 1997 and 1998 and for the period from January 1, 1999 through November 22, 1999, the period January 1, 1999 through November 22, 1999, and the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

                                        /s/  VITALE, CATURANO AND COMPANY, P.C.

                                        March 16, 2000
                                        Boston, Massachusetts

                              GUNN PARTNERS, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                  DECEMBER 31,
                                                     ---------------------------------------    NOVEMBER 22,
                                                        1996           1997          1998           1999
                                                     -----------    ----------    ----------    ------------
                                                     (UNAUDITED)
Current assets:
  Cash.............................................  $  200,931     $  187,202    $  444,021     $  794,751
  Accounts receivable, net of allowance for
    doubtful accounts of $75,000 in 1996
    (unaudited), 1997, 1998 and November 22,
    1999...........................................   1,260,672      1,810,213     1,670,185      2,275,280
  Work-in-process..................................          --             --            --             --
  Due from employees...............................      44,156         40,644         2,900         16,900
                                                     ----------     ----------    ----------     ----------
         Total current assets......................   1,505,759      2,038,059     2,117,106      3,086,931
                                                     ----------     ----------    ----------     ----------
Property and equipment, at cost:
  Computer equipment...............................     214,524        225,983       218,480        188,811
  Computer software................................      46,850         66,592        78,016         79,042
  Furniture and fixtures...........................      22,631         22,631        22,418         23,750
                                                     ----------     ----------    ----------     ----------
                                                        284,005        315,206       318,914        291,603
  Less -- accumulated depreciation.................     127,884        144,085       194,705        166,107
                                                     ----------     ----------    ----------     ----------
         Net property and equipment................     156,121        171,121       124,209        125,496
                                                     ----------     ----------    ----------     ----------
Other assets:
  Organization costs, net of accumulated
    amortization of $1,425 in 1996 (unaudited).....          75             --            --
  Deposits.........................................      12,238         12,709         9,743         15,759
                                                     ----------     ----------    ----------     ----------
         Total other assets........................      12,313         12,709         9,743         15,759
                                                     ----------     ----------    ----------     ----------
                                                     $1,674,193     $2,221,889    $2,251,058     $3,228,186
                                                     ==========     ==========    ==========     ==========

                                    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................  $  217,759     $  222,213    $  291,802     $  580,044
  Accrued and withheld liabilities.................      83,548        256,630       166,262        371,387
  Accrued retirement plan contribution.............     472,515        294,312       577,401        537,601
  Advances from shareholder........................          --        170,000            --             --
                                                     ----------     ----------    ----------     ----------
         Total current liabilities.................     773,822        943,155     1,035,465      1,489,032
                                                     ----------     ----------    ----------     ----------
Noncurrent liabilities:
  Deferred compensation payable....................     874,471      1,252,834     1,189,693      1,713,254
                                                     ----------     ----------    ----------     ----------
         Total noncurrent liabilities..............     874,471      1,252,834     1,189,693      1,713,254
                                                     ----------     ----------    ----------     ----------
Shareholders' equity:
  Common stock, $.01 par value, 3,000 shares
    authorized, 900 shares issued, 600 shares
    outstanding....................................           9              9             9              9
  Additional paid-in capital.......................      39,991         39,991        39,991         39,991
  Retained earnings................................          --             --            --             --
                                                     ----------     ----------    ----------     ----------
                                                         40,000         40,000        40,000         40,000
  Less -- 300 shares of treasury stock, at cost....      14,100         14,100        14,100         14,100
                                                     ----------     ----------    ----------     ----------
         Total shareholders' equity................      25,900         25,900        25,900         25,900
                                                     ----------     ----------    ----------     ----------
                                                     $1,674,193     $2,221,889    $2,251,058     $3,228,186
                                                     ==========     ==========    ==========     ==========

                            See accompanying notes.

                              GUNN PARTNERS, INC.

                              STATEMENTS OF INCOME

                                                                                       JANUARY 1,
                                                                                          1999
                                                       YEARS ENDED DECEMBER 31,         THROUGH
                                                      --------------------------      NOVEMBER 22,
                                                         1997           1998              1999
                                                      -----------    -----------      ------------
Net Revenue.......................................    $ 8,783,365    $13,167,608      $10,388,296
Cost of revenue...................................      4,213,129      4,196,555        3,671,841
                                                      -----------    -----------      -----------
          Gross Profit............................      4,570,236      8,971,053        6,716,455
General and administrative expenses...............      4,570,833      8,952,462        6,704,566
                                                      -----------    -----------      -----------
          Income (loss) from operations...........           (597)        18,591           11,889
                                                      -----------    -----------      -----------
Other income (expense):
  Interest income.................................          3,277         31,352           17,059
  Interest expense................................         (2,680)        (8,657)              --
                                                      -----------    -----------      -----------
                                                              597         22,695           17,059
                                                      -----------    -----------      -----------
          Net income..............................    $        --    $    41,286      $    28,948
                                                      ===========    ===========      ===========
Proforma adjustment to reflect C Corporation
  income taxes
  Income before income taxes......................    $        --    $    41,286      $    28,948
  Proforma C Corporation income taxes.............             --          6,193            4,342
                                                      -----------    -----------      -----------
          Proforma net income.....................    $        --    $    35,093      $    24,606
                                                      ===========    ===========      ===========
Net income per common share:
Basic and diluted.................................    $        --    $     58.49      $     41.01
                                                      ===========    ===========      ===========
Weighted average common shares outstanding:
Basic and diluted.................................            600            600              600
                                                      ===========    ===========      ===========

                            See accompanying notes.

                              GUNN PARTNERS, INC.

                        STATEMENTS OF RETAINED EARNINGS

                                                                 YEARS ENDED        JANUARY 1,
                                                                 DECEMBER 31,      1999 THROUGH
                                                              ------------------   NOVEMBER 22,
                                                                1997      1998         1999
                                                              --------   -------   ------------
Retained earnings, beginning of period......................  $     --   $    --     $     --
Net income..................................................        --    41,286       28,948
Shareholder distributions...................................        --   (41,286)     (28,948)
                                                              --------   -------     --------
Retained earnings, end of period............................  $     --   $    --     $     --
                                                              ========   =======     ========

                            See accompanying notes.

                              GUNN PARTNERS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                    JANUARY 1, 1999
                                                        YEARS ENDED DECEMBER 31,        THROUGH
                                                        ------------------------     NOVEMBER 22,
                                                           1997          1998            1999
                                                        ----------    ----------    ---------------
Cash flows from operating activities:
  Net income........................................    $      --     $  41,286        $  28,948
  Adjustment to reconcile net income to cash
     provided by (used in) operating activities
     Depreciation and amortization..................       82,465        79,856           39,076
     Loss on disposal of equipment..................       27,692         9,169           19,651
                                                        ---------     ---------        ---------
  Cash provided by operating activities before
     changes in assets and liabilities..............      110,157       130,311           87,675
     Changes in assets and liabilities:
     (Increase) decrease in:
       Accounts receivable..........................     (549,541)      140,028         (605,095)
       Deposits.....................................         (471)        2,966           (6,016)
     Increase (decrease) in:
       Accounts payable.............................        4,454        69,589          288,242
       Accrued and withheld liabilities.............      173,082       (90,368)         205,125
       Accrued retirement plan contribution.........     (178,203)      283,089          (39,800)
       Deferred compensation payable................      378,363       (63,141)         523,561
                                                        ---------     ---------        ---------
       Net cash provided by (used in) operating
          activities................................      (62,159)      472,474          453,692
                                                        ---------     ---------        ---------
Cash flows from investing activities:
  Proceeds from sale of equipment...................           --         2,000               --
  Acquisition of property and equipment.............     (125,082)      (44,113)         (60,014)
  Collections on advances to employees..............        3,512        37,744               --
  Advances to employees.............................           --            --          (14,000)
                                                        ---------     ---------        ---------
          Net cash used in investing activities.....     (121,570)       (4,369)         (74,014)
                                                        ---------     ---------        ---------
Cash flows from financing activities:
  Advances from shareholder.........................      170,000            --               --
  Payment of shareholder loan.......................           --      (170,000)              --
  Shareholder distributions.........................           --       (41,286)         (28,948)
                                                        ---------     ---------        ---------
          Net cash provided by (used in) financing
            activities..............................      170,000      (211,286)         (28,948)
                                                        ---------     ---------        ---------
Net increase (decrease) in cash.....................      (13,729)      256,819          350,730
Cash, beginning of period...........................      200,931       187,202          444,021
                                                        ---------     ---------        ---------
Cash, end of period.................................    $ 187,202     $ 444,021        $ 794,751
                                                        =========     =========        =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
     Interest.......................................    $   2,680     $   8,657        $      --
                                                        =========     =========        =========

                            See accompanying notes.

                              GUNN PARTNERS, INC.

                         NOTES TO FINANCIAL STATEMENTS

 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business

     The Company is a consulting and research firm specializing in human resources and accounting process measurement and improvement. The Company has a client base located primarily in North America and Europe. The Company grants credit to its customers and consequently, the Company's ability to collect is affected by fluctuations in the economy of each country in which the Company conducts business.

     Basis of Presentation

     These financial statements reflect the Company's financial position, results of operations, and cash flows as of December 31, 1997 and 1998, and November 22, 1999, and for the years ended December 31, 1997 and 1998, and for the period ended November 22, 1999, but prior to the sale of the Company's operating assets as described in Note 7.

     Revenue Recognition

     Revenue, net of reimbursable expenses, is recognized in the period in which the services are provided and are billable.

     Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Accounts Receivable

     An allowance for doubtful accounts is provided based upon management's estimated amount of uncollectible accounts receivable. As of December 31, 1997 and 1998, and November 22, 1999, the allowance for doubtful accounts was $75,000.

     Work-in-Process

     Work-in-process represents revenues for services which are not yet billable. Work-in-process is fully reserved since management is uncertain of the amount that is billable in the future. Fully reserved work-in-process as of December 31, 1997 and 1998, and November 22, 1999, invoiced in the subsequent period was approximately $0, $200,000 and $70,000, respectively.

     Property and Equipment

     The Company records property and equipment at cost and depreciates the assets using accelerated and straight-line methods over the estimated useful lives as follows:

Computer equipment..........................................     5 years
Computer software...........................................     3 years
Furniture and fixtures......................................  5-10 years

     Expenditures for maintenance, repairs and minor renewals are charged to operations as incurred, and expenditures for betterments and major renewals are charged to the property and equipment accounts.

     Foreign Currency Transactions

     Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than U.S. dollars are included in the results of operations as incurred.

                              GUNN PARTNERS, INC.

     Income Taxes

     The Company, with the consent of its shareholders, elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company does not pay federal income taxes. Instead, the shareholders are liable for individual federal income taxes on the Company's taxable income. For state income tax purposes, the Company is liable for state corporate income taxes. The state income tax expense for the years ended December 31, 1997 and 1998, and for the period from January 1, 1999 through November 22, 1999, were immaterial.

     Earnings Per Share

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which requires companies with complex capital structures or common stock equivalents to present both basic and diluted earnings per share ("EPS") on the face of the statement of income. Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants as previously prescribed by Accounting Principles Board Opinion No. 15, "Earnings Per Share."

     Fair Value of Financial Instruments

     SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," requires the disclosure of the fair value of financial instruments, including assets and liabilities recognized in the balance sheet. Cash accounts receivable, due from employees, deposits, accounts payable, and accrued liabilities are reflected in the financial statements at cost, which approximates fair value because of the short-term maturity of those instruments.

     Comprehensive Income

     The Company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period of non-owner sources. The Company's comprehensive net income has not varied from the Company's reported net income by a material amount.

     Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. As issued, SFAS No. 133 is effective for all fiscal years beginning after June 15, 1999, with earlier application encouraged. In May 1999, the FASB delayed the effective date of SFAS No. 133 for one year, to fiscal years beginning after June 15, 2000. The Company does not currently nor does it intend in the future to use derivative instruments and therefore does not expect that the adoption of SFAS No. 133 will have any impact on its financial position or results of operations.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                              GUNN PARTNERS, INC.

     Concentration of Credit Risk

     The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

2. RETIREMENT PLANS

     The Company has a defined contribution profit sharing 401(k) plan and a defined contribution money purchase pension plan covering substantially all of its employees. Profit sharing contributions to the plan are determined annually by the Board of Directors subject to certain limitations. The money purchase pension plan provides for contributions equal to 5% of qualifying compensation. For the years ended December 31, 1997 and 1998, and for the period from January 1, 1999 through November 22, 1999, total employer contributions under these retirement plans were $294,312, $585,051, and $537,601, respectively.

3. ADVANCES FROM SHAREHOLDER

     During the year ended December 31, 1997, a shareholder advanced the Company $170,000 which was payable on demand with interest at the prime rate plus 2%. During the year ended December 31, 1998, the advances from shareholder were repaid in full.

4.  DEFERRED COMPENSATION

     During the year ended December 31, 1992, the Company entered into an unfunded, nonqualified deferred compensation agreement with several key employees. Under the agreement, the Company is required to maintain a deferred compensation account for each participant. Such amounts are payable upon the death, permanent disability, or the termination of employment of a participant, as well as the dissolution or liquidation of the corporation. Under the plan, increases and decreases in deferred compensation are based on changes in the net book value of the Company determined annually. For the years ended December 31, 1997 and 1998, and for the period from January 1, 1999, through November 22, 1999, deferred compensation was increased (reduced) by $378,364, $(63,141), and $523,561, respectively.

5.  CONTINGENCIES AND COMMITMENTS

     The Company leases facilities, under operating lease agreements, in several locations throughout the United States and Europe. In addition, the Company leases certain equipment under operating lease agreements. At November 22, 1999, prior to the acquisition for the Company by Exult, Inc., the future minimum lease payments for the years ending December 31 are as follows:

2000........................................................  $230,000
2001........................................................   131,000
2002........................................................    41,000
2003........................................................    13,000
                                                              --------
                                                              $415,000
                                                              ========

                              GUNN PARTNERS, INC.

6.  ACCRUED AND WITHHELD LIABILITIES

     Accrued and withheld liabilities at December 31, 1997 and 1998, and November 22, 1999, consisted of the following:

                                                          DECEMBER 31,
                                                       -------------------   NOVEMBER 22,
                                                         1997       1998         1999
                                                       --------   --------   ------------
Accrued payroll and withholdings.....................  $256,630   $127,337     $358,747
Other................................................        --     38,925       12,640
                                                       --------   --------     --------
Total accrued and withheld liabilities...............  $256,630   $166,262     $371,387
                                                       ========   ========     ========

7.  SUBSEQUENT EVENTS

     On November 22, 1999, the Company sold substantially all of its operating assets to Exult, Inc. The Company continues in existence to collect its accounts receivable and pay its accounts payable outstanding on the date of closing. Effective November 23, 1999, the Company no longer provided substantial services to clients and is winding up its affairs.

                              GUNN PARTNERS, INC.


                     UNAUDITED STATEMENTS OF INCOME (LOSS)



                                                                 YEARS ENDED DECEMBER 31,
                                                                --------------------------
                                                                   1995            1996
                                                                ----------      ----------
Net revenue.................................................    $7,961,303      $7,867,161
Cost of revenue.............................................     3,147,585       3,135,039
                                                                ----------      ----------
          Gross profit......................................     4,813,718       4,732,122
General and administrative expenses.........................     4,887,136       4,715,762
                                                                ----------      ----------
          Income (loss) from operations.....................       (73,418)         16,360
                                                                ----------      ----------
Other income (expense):
  Interest income...........................................         6,343           4,002
  Interest expense..........................................       (18,509)         (6,862)
                                                                ----------      ----------
                                                                   (12,166)         (2,860)
                                                                ----------      ----------
          Net income (loss)                                     $  (85,584)     $   13,500
                                                                ==========      ==========

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

     In the opinion of our management, all adjustments necessary to fairly present this pro forma information have been made. The Unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in conjunction with, the historical financial statements of Exult and Gunn (collectively, the "Company"), and the respective notes to such financial statements presented elsewhere in this Prospectus. The pro forma information is based upon the tentative allocations of purchase price for the acquisition of Gunn and may not be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of the Company's future results. The final allocation of purchase price is not expected to differ materially from the tentative allocation or to have a material impact on results of operations or financial position. Purchase accounting is based upon preliminary asset valuations, which are subject to change. Furthermore, post-closing adjustments, if any, are not expected to have a material impact on results of operations or financial position.


     The Unaudited Pro Forma Condensed Combined Financial Statements of Operations for the year ended December 31, 1999, is presented as if Exult had completed as of January 1, 1999, the acquisition of Gunn, the issuance of 385,805 shares of Series C preferred stock and 6,885,480 shares of Series D preferred stock, the exercise of warrants to purchase an aggregate of 3,339,220 shares of common stock and 667,844 shares of Series C preferred stock, the conversion of all outstanding preferred stock into 65,484,785 shares of common stock, and the exercise of options to purchase 271,675 shares of common stock.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                           YEAR ENDED DECEMBER 31, 1999
                                            ----------------------------------------------------------
                                                           GUNN PARTNERS     PRO FORMA      PRO FORMA
                                            EXULT, INC.       INC.(a)       ADJUSTMENTS      COMBINED
                                            -----------    -------------    -----------     ----------
Revenue...................................   $  4,857         $10,388         $    --       $   15,245
Cost of revenue...........................      4,498           3,672              --            8,170
                                             --------         -------         -------       ----------
Gross profit..............................        359           6,716              --            7,075
                                             --------         -------         -------       ----------
Expenses:
  Product development.....................        368              --              --              368
  Selling, general and administrative.....     15,267           6,708           3,903(b)        25,878
                                             --------         -------         -------       ----------
     Total expenses.......................     15,635           6,708           3,903           26,246
                                             --------         -------         -------       ----------
     Loss from operations.................    (15,276)              8          (3,903)         (19,171)
                                             --------         -------         -------       ----------
Interest income, net......................        263              17              --              280
                                             --------         -------         -------       ----------
     Net loss.............................   $(15,013)        $    25         $(3,903)      $  (18,891)
                                             ========         =======         =======       ==========
Net loss per common share:
  Basic and diluted.......................                                                  $    (0.25)

Weighted average common shares
  outstanding:
  Basic and diluted(c)....................                                                  75,998,174

-------------------------
(a) Gunn was acquired by Exult on November 22, 1999, in a purchase-type transaction for approximately $14.0 million. The results of operations of Gunn will be included in our consolidated results commencing upon the date of acquisition. This presentation shows the pro forma effects of the operations of Gunn as if the acquisition occurred on January 1, 1999. The results of operations for Exult from October 29, 1998, (Inception) through December 31, 1998, are immaterial to the operating results of Gunn for the year ended December 31, 1998.

(b) Represents the amortization of $3.9 million that would have been recorded on intangible assets for the period from January 1, 1999 through November 22, 1999, the date of acquisition. Intangibles are amortized on a straight-line basis over a period of one to five years. No other significant fair value purchase price adjustments were recorded in conjunction with the acquisition of Gunn.


(c) Reflects the acquisition of Gunn, the issuance of 385,805 shares of Series C preferred stock and 6,885,480 shares of Series D preferred stock, the exercise of warrants to purchase an aggregate of 3,339,220 shares of common stock and 667,844 shares of Series C preferred stock, the conversion of all outstanding preferred stock into 65,484,785 shares of common stock, and the exercise of options to purchase 271,675 shares of common stock.

[Cover Art]



                                  [EXULT LOGO]


                       PROCESS EXCELLENCE, PROVEN RESULTS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THROUGH AND INCLUDING             , 2000 (THE 25TH DAY AFTER THE DATE OF
THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                               14,000,000 SHARES


                                  [EXULT LOGO]

                                  COMMON STOCK

                               -----------------
                                   PROSPECTUS
                               -----------------

                              MERRILL LYNCH & CO.
                            BEAR, STEARNS & CO. INC.
                               ROBERTSON STEPHENS
                              SALOMON SMITH BARNEY

                                           , 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION,

                  PRELIMINARY PROSPECTUS DATED APRIL 25, 2000


PROSPECTUS


                               14,000,000 SHARES


                                  [EXULT LOGO]

                                  COMMON STOCK
                             ----------------------


       This is Exult, Inc.'s initial public offering of common stock. We are offering 14,000,000 shares. The international managers are offering 2,100,000 shares outside the U.S. and Canada and the U.S. underwriters are offering 11,900,000 shares in the U.S. and Canada.



       Currently, no public market exists for our stock. We expect the initial public offering price to be between $14 and $16 per share. After the pricing of the offering, we expect that the shares will be quoted on the Nasdaq National Market under the symbol "EXLT."



       INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                             ----------------------


                                               PER SHARE           TOTAL
                                               ---------           -----
Public offering price........................      $                 $
Underwriting discount........................      $                 $
Proceeds, before expenses, to Exult..........      $                 $



       The international managers may also purchase up to an additional 315,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an additional 1,785,000 shares at the public offering price, less the underwriting discount.


       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The shares will be ready for delivery on or about             , 2000.

                             ----------------------

MERRILL LYNCH INTERNATIONAL
          BEAR, STEARNS INTERNATIONAL LIMITED
                     ROBERTSON STEPHENS INTERNATIONAL
                               SALOMON SMITH BARNEY INTERNATIONAL

                             ----------------------

                  THE DATE OF THIS PROSPECTUS IS             , 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                               14,000,000 SHARES



                                  [EXULT LOGO]


                                  COMMON STOCK

                               -----------------
                                   PROSPECTUS
                               -----------------

                          MERRILL LYNCH INTERNATIONAL
                      BEAR, STEARNS INTERNATIONAL LIMITED
                        ROBERTSON STEPHENS INTERNATIONAL
                       SALOMON SMITH BARNEY INTERNATIONAL

                                           , 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  UNDERWRITING


     We intend to offer the shares outside the U.S. and Canada through the international managers and in the U.S. and Canada through the U.S. underwriters. Merrill Lynch International, Bear, Stearns International Limited, FleetBoston Robertson International Limited and Salomon Brothers International Limited are acting as lead managers for the international managers named below. Subject to the terms and conditions described in an international purchase agreement among us and the international managers, and concurrently with the sale of 11,900,000 shares to the U.S. underwriters, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us, the number of shares listed opposite their names below.



                                                               NUMBER
                                                              OF SHARES
INTERNATIONAL MANAGERS                                        ---------
Merrill Lynch International.................................
Bear, Stearns International Limited.........................
FleetBoston Robertson Stephens International Limited........
Salomon Brothers International Limited......................
                                                              ---------
             Total..........................................  2,100,000
                                                              =========



     We have also entered into a U.S. purchase agreement with the U.S. underwriters for sale of the shares in the U.S. and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., FleetBoston Robertson Stephens Inc. and Salomon Smith Barney Inc. are acting as U.S. representatives. Subject to the terms and conditions in the U.S. purchase agreement, and concurrently with the sale of 2,100,000 shares to the international managers pursuant to the international purchase agreement, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase 11,900,000 shares from us. The initial public offering price per share and the total underwriting discount per share are identical under the international purchase agreement and the U.S. purchase agreement.


     The international managers and the U.S. underwriters have agreed to purchase all of the shares sold under the international and U.S. purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the international managers and the U.S. underwriters are conditioned on one another.


     Generally, we have agreed to indemnify each underwriter against liability arising out of any untrue statement contained in the registration statement, any preliminary prospectus or the final prospectus, or the omission of a material fact required to be stated in the registration statement or such prospectus necessary to make the statements in the registration statement or such prospectus not misleading. In addition, we have agreed to indemnify each underwriter against liability arising out of our violations of laws or regulations of foreign jurisdictions where reserved shares have been offered. The underwriters have agreed to indemnify us against liability with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the registration statement, any preliminary prospectus or the final prospectus in reliance upon and in conformity with written information furnished to us by that underwriter through Merrill Lynch expressly for use in the registration statement, such preliminary prospectus or the prospectus. For more detailed information on the terms of indemnification contained in the purchase agreement, please see Exhibit 1.1 to the registration statement.


     The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The lead managers have advised us that the international managers propose initially to offer the shares to the public at the initial public offering price listed on the cover page of this prospectus, and to dealers at that price less a
concession not in excess of $          per share. The international managers may
allow, and the dealers may reallow, a discount not in excess of $          per
share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The following table shows the public offering price, underwriting discount and proceeds before expenses to Exult. The information assumes either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                                 PER SHARE    WITHOUT OPTION    WITH OPTION
                                                 ---------    --------------    -----------
Public offering price..........................     $               $               $
Underwriting discount..........................     $               $               $
Proceeds, before expenses, to Exult............     $               $               $

     The expenses of the offering, not including the underwriting discount, are
estimated at $          and are payable by us.

OVER-ALLOTMENT OPTION


     We have granted options to the international managers to purchase up to 315,000 additional shares at the public offering price less the underwriting discount. The international managers may exercise these options for 30 days from the date of this prospectus solely to cover any over-allotments. If the international managers exercise these options, each international manager will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that international manager's initial amount reflected in the above table.



     We have also granted options to the U.S. underwriters, exercisable for 30 days from the date of this prospectus, to purchase up to 1,785,000 additional shares to cover any over-allotments on terms similar to those granted to the international managers.


INTERSYNDICATE AGREEMENT

     The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international managers and the U.S. underwriters may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement.

RESERVED SHARES

     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to some of our directors, officers, employees, distributors, dealers, business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

NO SALES OF SIMILAR SECURITIES

     We and our executive officers and directors and all existing stockholders have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly

     - offer, pledge, sell, or contract to sell any common stock,

     - sell any option or contract to purchase any common stock,

     - purchase any option or contract to sell any common stock,

     - grant any option, right or warrant for the sale of any common stock,

     - lend or otherwise dispose of or transfer any common stock,

     - request or demand that we file a registration statement related to the common stock, or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.


     This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Although Merrill Lynch may consider releasing certain persons from the lockup restrictions due to financial hardship or a similar reason, Merrill Lynch does not anticipate such a release nor is any such release currently contemplated.


QUOTATION ON THE NASDAQ NATIONAL MARKET


     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the U.S. representatives and lead managers. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are


     - the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us,

     -  our financial information,

     - the history of, and the prospects for, our company and the industry in which we compete,

     - an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

     -  the present state of our development, and

     - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

     An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

     The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.


     We expect the shares to be approved for quotation on the Nasdaq National Market under the symbol "EXLT."

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the U.S. representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

     If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the U.S. representatives may reduce that short position by purchasing shares in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

     The U.S. representatives may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representatives purchase shares in the open market to reduce the underwriter's short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.


ELECTRONIC DISTRIBUTION



     Neither the Company nor the Underwriters will rely on third party providers to comply with the prospectus delivery requirements. All purchasers will receive a printed version of the final prospectus.



     Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the website maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch website relating to this offering is not a part of this prospectus.


UK SELLING RESTRICTIONS

     Each international manager has agreed that

     - it has not offered or sold and will not offer or sell any shares of common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom; and

     - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of common stock to a person who is of a kind described in
       Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

NO PUBLIC OFFERING OUTSIDE THE UNITED STATES

     No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to our company or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

     Purchasers of the shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC and NASD registration fees. All of the expenses below will be paid by us.


                            ITEM
                            ----
SEC Registration fee........................................  $   68,007
NASD filing fee.............................................      26,260
Nasdaq National Market listing fee..........................      95,000
Blue sky fees and expenses..................................           *
Printing and engraving expenses.............................           *
Legal fees and expenses.....................................           *
Accounting fees and expenses................................           *
Transfer Agent and Registrar fees...........................           *
Miscellaneous...............................................           *
                                                              ----------
  Total.....................................................  $1,300,000
                                                              ==========


---------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Under Section 145 of the Delaware General Corporation Law, we may indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our bylaws (Exhibit 3.4 to this registration statement) require us to indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.



     Our certificate of incorporation (Exhibit 3.2 to this registration statement) provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemption's that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.



     In addition, we have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in our bylaws. These agreements will, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of Exult or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request. We intend to obtain directors' and officers' liability insurance in connection with this offering.


     The purchase agreement (Exhibit 1.1 to this registration statement) provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of all sales of our securities since our formation in October 1998. None of these sales was registered under the Securities Act of 1933, as amended.

          (1) On November 11, 1998, we issued 9,000 shares of common stock to GAP Coinvestment Partners, L.P. for $1.

          (2) On November 25, 1998, we sold an aggregate of 25,000 shares of Series A Preferred Stock to General Atlantic Partners 54, L.P. and GAP Coinvestment Partners, L.P. for an aggregate purchase price of $1,000,000. Each share of Series A Preferred Stock will be converted into 900 shares of common stock upon the closing of this offering, giving effect to our stock splits effective April 26, 1999 and February 9, 2000.

          (3) On April 1, 1999, we sold 8,856,000 shares of common stock to James C. Madden for $39,360.

          (4) On April 27, 1999, we sold an aggregate of 1,696,369 shares of Series B Preferred Stock to General Atlantic Partners 54, L.P., GAP Coinvestment Partners II, L.P. and Brobeck, Phleger & Harrison LLP for an aggregate purchase price of $9,194,319. Each share of Series B Preferred Stock will convert into five shares of common stock upon the closing of this offering, giving effect to our stock split effective February 9, 2000.


          (5) On June 6, 1999, we sold 306,750 shares of common stock to Ramsey Beirne Investment Pool II, Inc. for $100,001 in cash and services valued at $100,000.



          (6) On September 22, 1999, we issued a warrant to McKinsey & Company, Inc. to purchase 691,880 shares of common stock at an exercise price of $1.084 per share and a warrant to purchase 182,390 shares of common stock at an exercise price of $2.056 per share.


          (7) On September 22, 1999, we issued a warrant to SpencerStuart to purchase 47,770 shares of common stock at an exercise price of $1.57 per share. We also issued another warrant to BridgeGate, LLC to purchase 46,155 shares of common stock at an exercise price of $0.65 per share.

          (8) On October 22, 1999, we sold an aggregate of 1,478,600 shares of Series C Preferred Stock to GAP Coinvestment Partners II, L.P., General Atlantic Partners 54, L.P., Brobeck, Phleger & Harrison LLP and Bruce R. Hallet for an aggregate purchase price of $15,200,000. Each share of Series C Preferred Stock will be converted into five shares of common stock upon the closing of this offering, giving effect to our stock split effective February 9, 2000.

          (9) On November 12, 1999, we sold an aggregate of 58,364 shares of Series C Preferred Stock to William Pade and New Millennium Capital Partners, LLC for an aggregate purchase price of $599,982. Each share of Series C Preferred Stock will be converted into five shares of common stock upon the closing of this offering.

          (10) On December 7, 1999, we issued a warrant to BP International Limited to purchase 3,339,220 shares of common stock at an exercise price of $1.57 per share.


          (11) On December 7, 1999, we issued a warrant to BP International Limited to purchase 667,844 shares of Series C Preferred Stock at an initial exercise price of $10.28 per share increasing daily at an annual rate of 12%, compounded daily, following the date of issuance of the warrant. Each share of Series C Preferred Stock will be converted into five shares of common stock upon the closing of this offering. BP Amoco exercised these warrants and the warrants referred to in item 10 above effective on April 28, 2000 for an aggregate exercise price of $12,435,255.



          (12) On December 23, 1999, we sold an aggregate of 2,932,879 shares of Series C Preferred Stock to General Atlantic Partners 60, L.P., GAP Coinvestment Partners II, L.P. and JRO Consulting, Inc. for an aggregate purchase price of $30,149,995. Each share of Series C Preferred Stock will be converted into five shares of common stock upon the closing of this offering.


          (13) On February 7, 2000, we sold 385,805 shares of Series C Preferred Stock to BP International Limited for $3,966,075. Each share of Series C Preferred Stock will be converted into five shares of common stock upon the closing of this offering.

          (14) On February 10, 2000, we sold an aggregate of 6,885,480 shares of Series D Preferred Stock to 12 accredited investors for an aggregate purchase price of approximately $60,000,000. Each share of Series D Preferred Stock will be converted into one share of common stock upon the closing of this offering.


          (15) Since August 1999, we issued an aggregate of 266,340 shares of common stock to J. Michael Spence, JRO Consulting, Inc. and Douglas Shurtleff for an aggregate purchase price of $202,593.50 upon the exercise of stock options.



          (16) Since May 1999, we have granted stock options to purchase an aggregate of 8,701,790 shares of common stock under individual stock option agreements and the 1999 Stock Option/Stock Issuance Plan to eligible officers, directors, consultants and employees as described in the prospectus.



          (17) Since November 1999, we have granted stock options to purchase an aggregate of 3,065,995 shares of common stock under individual stock option agreements and the 1999 Special Executive Option Plan to eligible officers and other highly compensated employees as described in the prospectus.


     The offer and sale of securities in the above transactions did not involve any public offering and were exempt from registration under the Securities Act by virtue of Section 4(2) or Rule 701 thereof, or Regulation D. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following Exhibits are attached hereto and incorporated herein by reference.


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 1.1*      Form of Underwriting Agreement.
 2.1**     Asset Purchase Agreement by and among Exult, Inc., Gunn
           Partners Inc., the shareholders of Gunn Partners, Inc. and
           Michael Gibson dated as of November 22, 1999.
 2.2       Asset Purchase Agreement dated as of December 20, 1999 among
           Pactiv Corporation, Pactiv Business Services, Inc. and
           Exult, Inc.
 3.1*      Fourth Amended and Restated Certificate of Incorporation of
           Exult, Inc.
 3.2*      Amended and Restated Bylaws of Exult, Inc.
 4.1*      See Exhibits 3.1 and 3.2 for provisions of the Exult, Inc.'s
           Certificate of Incorporation and Bylaws defining the rights of holders of Exult, Inc.'s common stock.
 4.2*      Specimen common stock certificate.
 5.1*      Opinion of Brobeck, Phleger and Harrison LLP.
10.1.1**   Registrant's 1999 Stock Option/Stock Issuance Plan.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.1.2**   Form of Notice of Grant of Stock Option.
10.1.3**   Form of Stock Option Agreement.
10.1.4**   Form of Addendum to Stock Option Agreement.
10.1.5**   Form of Stock Purchase Agreement.
10.1.6**   Form of Addendum to Stock Purchase Agreement.
10.1.7**   Form of Stock Issuance Agreement.
10.1.8**   Form of Addendum to Stock Issuance Agreement.
10.2.1**   Registrant's 1999 Special Executive Stock Option/Stock
           Issuance Plan.
10.2.2**   Form of Notice of Grant of Stock Option.
10.2.3**   Form of Stock Option Agreement.
10.2.4**   Form of Addendum to Stock Option Agreement.
10.2.5**   Form of Stock Purchase Agreement.
10.2.6**   Form of Addendum to Stock Purchase Agreement.
10.2.7**   Form of Stock Issuance Agreement.
10.2.8**   Form of Addendum to Stock Issuance Agreement.
10.3**     Form of Directors' and Officers' Indemnification Agreement.
10.4       Founder Stock Purchase Agreement by and among BPO-US, Inc.,
           James Madden and General Atlantic Partners, LLC dated April
           1, 1999.
10.5.1**   Amended and Restated Registration Rights Agreement among
           Exult, Inc. and the Stockholders identified therein dated
           December 23, 1999.
10.5.2**   Amendment No. 1 to Amended and Restated Registration Rights
           Agreement among Exult and the Stockholders identified
           therein dated February 10, 2000.
10.6.1     Office Space Lease between The Irvine Company and BPO-US,
           Inc. dated as of June 28, 1999.
10.6.2     First Amendment to Office Space Lease between The Irvine
           Company and Exult, Inc. dated February 29, 2000.
10.7.1     Lease Agreement Venture Technology Center VI Building, The
           Woodlands, Montgomery County, Texas between The Woodlands
           Corporation and Tenneco Business Services Inc. dated August
           15, 1995.
10.7.2     Assignment and Assumption of Lease between Pactiv Business
           Services Inc. (formerly known as Tenneco Business Services
           Inc.) and Exult, Inc. dated as of January 1, 2000.
10.8+**    Framework Agreement dated December 7, 1999 by and between
           the Company and BP Amoco p.l.c.
10.9+**    US Country Agreement dated December 7, 1999 by and between the Company and BP America, Inc.
10.10+**   UK Country Agreement dated December 7, 1999 by and between
           Exult Limited and BP International Limited.
10.11.1    Executive Employment Agreement dated as of October 1, 1999 by and between Exult, Inc. and James C. Madden.
10.11.2    Memorandum dated February 29, 2000 regarding compensation.
10.12.1    Executive Employment Agreement dated as of October 1, 1999 by and between Exult, Inc. and Stephen M. Unterberger.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.12.2    Memorandum dated February 29, 2000 regarding compensation.
10.13      Executive Employment Agreement dated as of August 25, 1999 by and between Exult, Inc. and Barbara A. Coull-Williams.
10.14      Executive Employment Agreement dated as of October 1, 1999 by and between Exult, Inc. and Scott J. Figge.
10.15      Executive Employment Agreement dated as of August 25, 1999 by and between Exult, Inc. and Rebecca L. Work.
10.16      Registrant's 2000 Employee Stock Purchase Plan.
10.17      Lease among Scottish Mutual Assurance plc and Exult Limited and Exult, Inc.
10.18*     Registrant's 2000 Stock Incentive Plan.
21.1**     Subsidiaries of Exult, Inc.
23.1*      Consent of Brobeck, Phleger & Harrison LLP (Included in
           Exhibit 5.1 hereto).
23.2       Consent of Arthur Andersen LLP.
23.3       Consent of Vitale, Caturano and Company, P.C.
24.1**     Power of Attorney (Included on signature pages hereto).
27.1       Financial Data Schedule.


---------------

*   To be filed by amendment.



**  Previously filed.



+ Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Exult pursuant to the foregoing provisions, or otherwise, Exult has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Exult of expenses incurred or paid by a director, officer or controlling person of Exult in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Exult will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Exult pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.